Exhibit 2.1

EXECUTION VERSION

_________________________

ASSET PURCHASE AGREEMENT

_________________________

among

BARCLAYS BANK PLC,

 BARCLAYS CAPITAL REAL ESTATE INC.,

  OCWEN LOAN SERVICING, LLC,

and

(solely with respect to Sections 5.06, 5.24, 8.03, 8.06 and 9.02)

OCWEN FINANCIAL CORPORATION

Dated as of May 28, 2010

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		Page
ARTICLE X

GENERAL PROVISIONS

Section 10.01.	Expenses	95
Section 10.02.	Notices	95
Section 10.03.	Public Announcements	97
Section 10.04.	Severability	97
Section 10.05.	Entire Agreement	97
Section 10.06.	Assignment	97
Section 10.07.	Amendment	97
Section 10.08.	Waiver	97
Section 10.09.	No Third Party Beneficiaries	98
Section 10.10.	Governing Law	98
Section 10.11.	Waiver of Jury Trial	98
Section 10.12.	Specific Performance	98
Section 10.13.	Currency	99
Section 10.14.	Joint Drafting	99
Section 10.15.	Counterparts	99

Schedules

Disclosure Schedule
Purchaser Disclosure Schedule
Schedule 2.07(a)(i)
Schedule 2.07(a)(ii)
Schedule 2.10
Schedule 2.11
Schedule 5.18
Schedule 5.18(a)(ii)
Schedule 5.18(d)
Schedule 5.18(e)
Schedule 5.18(f)
Schedule 5.18(g)
Schedule 5.23

Exhibits

Exhibit 1.01(a)	Form of Assignment of Intellectual Property Agreement
Exhibit 1.01(b)	Form of Assignment and Assumption of Lease Agreement
Exhibit 1.01(c)(i)	Form of Bill of Sale
Exhibit 1.01(c)(ii)	Form of Assignment and Assumption Agreement
Exhibit 1.01(d)	Information on March 31 Data Tape
Exhibit 1.01(e)	Form of Servicing Agreement
Exhibit 1.01(f)	Commitment Letter
Exhibit 5.20	Terms and Conditions of Transition Services Agreement

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ASSET PURCHASE AGREEMENT, dated as of May 28, 2010, among BARCLAYS BANK PLC, a corporation organized under the laws of England and Wales (the “Parent”), BARCLAYS CAPITAL REAL ESTATE INC., a corporation organized under the laws of the State of Delaware (“BCRE” and, together with the Parent, the “Sellers”), OCWEN LOAN SERVICING, LLC, a limited liability company organized under the laws of Delaware (the “Purchaser”), and, solely with respect to Sections 5.06, 5.24, 8.03, 8.06 and 9.02, OCWEN FINANCIAL CORPORATION, a corporation organized under the laws of the State of Florida (the “Purchaser Parent”).

RECITALS

WHEREAS, the Sellers are engaged in, inter alia, the business of Servicing and owning Servicing Interests with respect to non-prime mortgage loans from, inter alia, offices located in Raleigh, North Carolina and North Highlands, California (the “Business”);

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Purchased Assets (as defined below), and in connection therewith, the Purchaser is willing to assume the Assumed Liabilities (as defined below) relating thereto, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties (and/or their Affiliates) have entered into the Commitment Letter (as defined below), the Fee Letter (as defined in the Commitment Letter) and the Engagement Letter (as defined in the Commitment Letter).

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement including the Recitals hereto:

“2010 Bonuses” has the meaning set forth in Section 6.01(b).

“2010 Compensation Plan” has the meaning set forth in Section 6.01(b).

“ABS Notes” has the meaning set forth in Schedule 2.11(a)(i).

“Accountant” has the meaning set forth in Section 2.08(c).

“Acquired Accounts Receivables” means all the accrued interest and other accounts receivable of the Sellers (other than any Servicer Advance Receivable) to the extent relating to the Purchased Assets or the Assumed Liabilities. As of the date hereof, Acquired Accounts Receivables include those accounts receivable set forth in Section 1.01(i) of the Disclosure Schedule.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Procedures” has the meaning set forth in Schedule 5.18.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agency” means FHA, VA, GNMA, FNMA, FHLMC, HUD or any State Agency, as applicable.

“Aggregate Consideration” means an amount equal to (1) the sum of (A) the Purchase Price plus (B) the Estimated Servicer Advance Purchase Price (as it may be adjusted pursuant to Section 2.08), less (2) the Special Adjustment.

“Agreed Upon Procedures” has the meaning set forth in Section 1.01(a) of the Disclosure Schedule.

“Agreement” or “this Agreement” means this Asset Purchase Agreement, dated as of the date hereof, among the parties hereto (including the Exhibits, Schedules and the Disclosure Schedule), and all amendments hereto made in accordance with the provisions of Section 10.07.

“Allocated Taxes” means all Taxes assumed by or allocated to the Sellers pursuant to this Agreement, including Sections 5.09 and 5.11.

“Alternative Financing” has the meaning set forth in Section 5.06(a).

“Ancillary Agreements” means, collectively, the Assignment of Intellectual Property Agreement, the Assignment and Assumption of Lease Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Form of Servicing Agreement, the Servicing Advance Financing Agreements, the Secured Loan Facility Agreements and the Transition Services Agreement, in each case, to be entered into at the Closing between the Purchaser and/or its Affiliates, on the one hand, and the Sellers and/or their Affiliates, on the other hand, and all agreements, documents and instruments ancillary thereto.

“Ancillary Income” means any and all income, revenue, fees, expenses, charges or other monies that a Seller is entitled to receive, collect or retain as Servicer pursuant to the Servicing Agreements (other than Servicing Fees and Late Fees), including fees payable to a Seller under HAMP, fees and charges for dishonored checks (insufficient funds fees), pay-off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against Mortgagors to the extent payable to either of the Sellers, as Servicer, under the terms of the Servicing Agreements.

“Applicable Requirements” means, as of the time of reference, with respect to the Mortgage Loans and the Servicing Interests, all of the following: (a) all contractual obligations of either of the Sellers under the Mortgage Loan Documents, the applicable Servicing Agreements or the applicable Underlying Documents to which either of the Sellers is a party or by which either of the Sellers is bound or for which either of the Sellers is responsible as Servicer, (b) those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as each Mortgage Loan serviced under the related Servicing Agreement in the jurisdiction where the related Mortgaged Property is located, (c) the SPA, and (d) all Laws and Governmental Orders binding upon either of the Sellers as Servicer.

“Assignment and Assumption Agreement” means the form of Assignment and Assumption Agreement to be executed by the Sellers and the Purchaser at the Closing, substantially in the form of Exhibit 1.01(c)(ii) attached hereto.

“Assignment and Assumption of Lease Agreement” means the Assignment and Assumption of Lease Agreement to be executed by BCRE and the Purchaser at the Closing with respect to each parcel of Leased Real Property, substantially in the form of Exhibit 1.01(b) attached hereto.

“Assignment of Intellectual Property Agreement” means the Intellectual Property Assignment Agreement to be executed by the Sellers and the Purchaser at the Closing, substantially in the form of Exhibit 1.01(a) attached hereto.

“Assumed Contracts” means each contract and agreement to which either of the Sellers is a party to the extent relating primarily to the Business and set forth in Section 3.12(b) of the Disclosure Schedule, other than the Servicing Agreements, the Underlying Documents and the Excluded Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Audited Carve-Out Financials” means the Carve-Out Financials and the PWC Report.

“BCRE” has the meaning set forth in the Preamble.

“Bill of Sale” means the form of Bill of Sale to be executed by the Sellers at the Closing, substantially in the form of Exhibit 1.01(c)(i) attached hereto.

“Bonuses Paid Amount” has the meaning set forth in Section 6.01(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Sacramento, California or New York, New York.

“Calculation Time” means 12:01 A.M. New York time on the Closing Date.

“Carve-Out Financials” means the carve-out balance sheets, statements of income, statements of cash flow and statements of changes in equity of the Business in accordance with GAAP, SEC Regulation S-X and SEC SAB Topic 1B.1.

“Cash” means all cash and cash equivalents held by or on behalf of the Sellers in connection with the Business as of the Calculation Time, as well as all cash held in any account of the Sellers used as a reserve for covering checks that have been returned for insufficient funds, but does not include cash or cash equivalents held by or on behalf of the Sellers in any custodial, trust, escrow or related accounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Claim Notice” has the meaning set forth in Section 8.05(a).

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements.

“Clawback Event” has the meaning set forth in Section 2.09(a).

“Clawback (1) Event” has the meaning set forth in Section 2.09(a).

“Clawback (2) Event” has the meaning set forth in Section 2.09(a).

“Clawback Payment” has the meaning set forth in Section 2.09(d).

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning set forth in Section 2.04.

“Closing Data Tape” has the meaning set forth in Section 3.20(b).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Platform Purchase Price” means the Platform Purchase Price determined by the Purchaser pursuant to and in accordance with Section 2.08(a) and set forth in the Proposed Closing Date Acquisition Statement.

“Closing Date Securitization Mortgage Loan UPB” means the Securitization Mortgage Loan UPB determined by the Purchaser pursuant to and in accordance with Section 2.08(a) and set forth in the Proposed Closing Date Acquisition Statement.

“Closing Date Servicer Advance Purchase Price” means the Servicer Advance Purchase Price determined by the Purchaser pursuant to and in accordance with Section 2.08(a) and set forth in the Proposed Closing Date Acquisition Statement.

“Closing Date Servicing Interests Purchase Price” means the sum of (i) the product of (A) the Closing Date Securitization Mortgage Loan UPB multiplied by (B) the Securitization Loan Servicing Interests Multiple plus (ii) the product of (A) the Closing Date Whole Mortgage Loan UPB multiplied by (B) the Whole Loan Contracts Multiple.

“Closing Date Shortfall Amount” means the Shortfall Amount determined by the Purchaser pursuant to and in accordance with Section 2.08(a) and set forth in the Proposed Closing Date Acquisition Statement.

“Closing Date Whole Mortgage Loan UPB” means the Whole Mortgage Loan UPB determined by the Purchaser pursuant to and in accordance with Section 2.08(a) and set forth in the Proposed Closing Date Acquisition Statement.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” means the Commitment Letter (including all exhibits thereto), dated as the date hereof, from the Parent to the Purchaser Parent and the Purchaser, which is attached hereto as Exhibit 1.01(f).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 6, 2009, between the Parent and the Purchaser.

“Consents” has the meaning set forth in Section 5.18(a).

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conversion Plan” has the meaning set forth in Section 5.13(a).

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes, but does not include any Income Tax.

“Copyrights” means published and unpublished works of authorship, the copyrights therein (including databases and other compilations of information) and all registrations and applications for registration thereof, and all renewals, extensions, restorations and reversions thereof, throughout the world.

“Custodial Account” means (a) each trust account maintained by a Seller, as Servicer, pursuant to the Servicing Agreements, for the benefit of the applicable trustee and/or the applicable noteholders or certificateholders and (b) any amounts deposited or maintained therein.

“Custodial Account Funded Advances” means, at any time, the aggregate amount of Servicer Advances of delinquent principal and interest payments on Mortgage Loans required under the related Servicing Agreements (whether defined as “P&I Advances,” “Monthly Advances,” “Delinquency Advances” or otherwise in the related Servicing Agreements), which the Servicer has either funded or reimbursed using funds on deposit in the related Custodial Account that were held for distribution on a future distribution date, less all amounts paid by the Servicer into such Custodial Accounts to reimburse such Custodial Accounts for amounts used to fund or reimburse such Servicer Advances.

“Custodial File” means, with respect to any Mortgage Loan, all of the documents that must be maintained on file with a document custodian or trustee under Applicable Requirements with respect to such Mortgage Loan.

“Data Base” means the information contained in the electronic servicing software systems used by the Sellers in connection with Servicing the Mortgage Loans.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement. Information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to other sections of this Agreement or the Disclosure Schedule only to the extent such disclosure would be reasonably apparent in light of the substance of the disclosure made or to the extent there is a specific cross reference; provided that the mere inclusion of an item on the Disclosure Schedule as an exception to one or more representations shall not be considered an admission by the Sellers that such item (or any non-disclosed item or information of comparable significance or greater significance) represents a material exception or material fact, event or circumstance or that such item has had or is expected to have a Material Adverse Effect.

“Due Period” means each “Due Period” under and as defined in the applicable Servicing Agreement or, to the extent not defined therein, the period during which collections with respect to each Mortgage Loan are made and allocated for a distribution by the trust to the certificateholders and other Persons entitled to receive such amounts.

“Earnout Servicing Agreements” has the meaning set forth on Schedule 5.18(a)(ii).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, employee health, life or other welfare benefit plan, employment agreement, severance arrangement or policy, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, life or accident benefits (including any voluntary employee benefits association (as defined in §501(c)(9) of the Code) providing for the same or other benefits) or other arrangement, whether or not terminated, whether or not in writing or oral and whether or not subject to ERISA.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), charge, lease, encumbrance, servient easement, reversion or reverter.

“Environment” means surface waters, groundwaters, soil, land, surface or subsurface strata, ambient air and natural resources.

“Environmental Claims” means any Claims relating to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to environmental health or safety or the Environment.

“Environmental Laws” means all Laws and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, concerning the protection of the Environment or human health, environmental health or safety, pollution, the restoration of natural resources, exposure to Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

“Environmental Permits” means all Permits and identification numbers required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” means the interest-bearing account established pursuant to the Escrow Agreement and into which the Holdback Amount shall be deposited.

“Escrow Agent” means the nationally recognized bank or trust company agreed upon mutually and reasonably by the parties to be the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be executed by the Sellers, the Purchaser and the Escrow Agent at the Closing.

“Escrow Funds” means, at any given time, the amount in the Escrow Account at such time.

“Estimated Bonus Amount” has the meaning set forth in Section 6.01(b).

“Estimated Closing Date Acquisition Statement” means the statement that shall set forth the Estimated Securitization Mortgage Loan UPB, the Estimated Whole Mortgage Loan UPB, the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price, the Estimated Servicer Advance Purchase Price and the Estimated Shortfall Amount, in each case as determined in accordance with Section 2.07.

“Estimated Platform Purchase Price” means the Platform Purchase Price estimated pursuant to and in accordance with Section 2.07 hereof and set forth in the Estimated Closing Date Acquisition Statement.

“Estimated Securitization Mortgage Loan UPB” means the Securitization Mortgage Loan UPB estimated pursuant to and in accordance with Section 2.07 hereof and set forth in the Estimated Closing Date Acquisition Statement.

“Estimated Servicer Advance Purchase Price” means the Servicer Advance Purchase Price estimated pursuant to and in accordance with Section 2.07 hereof and set forth in the Estimated Closing Date Acquisition Statement.

“Estimated Servicing Interests Purchase Price” means the sum of (i) the product of (A) the Estimated Securitization Mortgage Loan UPB multiplied by (B) the Securitization Loan Servicing Interests Multiple plus (ii) the product of (A) the Estimated Whole Mortgage Loan UPB multiplied by (B) the Whole Loan Contracts Multiple.

“Estimated Shortfall Amount” means the Shortfall Amount estimated pursuant to and in accordance with Section 2.07 and set forth in the Estimated Closing Date Acquisition Statement.

“Estimated Whole Mortgage Loan UPB” means the Whole Mortgage Loan UPB estimated pursuant to and in accordance with Section 2.07 hereof and set forth in the Estimated Closing Date Acquisition Statement.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Contracts” means the contracts and agreements set forth in Section 1.01(b) of the Disclosure Schedule.

“Excluded IT Platform” means the computer systems, networks, hardware, Software, databases, Internet websites and equipment set forth in Section 1.01(c) of the Disclosure Schedule.

“Excluded Leased Real Property” means the real property leased by either Seller, as tenant, as set forth in Section 1.01(d) of the Disclosure Schedule, together with, to the extent leased by either Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of either Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Excluded Personal Property” means the personal property set forth in Section 1.01(e) of the Disclosure Schedule.

“Excluded Personal Property Leases” means the lease for each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property set forth in Section 1.01(f) of the Disclosure Schedule.

“Excluded Taxes” means (a) all Taxes owed by either of the Sellers or any of their Affiliates for any period other than any Taxes imposed with respect to the Purchased Assets, Assumed Liabilities or the Business or the income derived therefrom for any Post-Closing Period, and any Conveyance Taxes for which the Purchaser is liable pursuant to Section 5.09; (b) all Taxes relating to the Excluded Liabilities for any period; (c) all Taxes relating to the Business, the Purchased Assets (including the income derived therefrom) or the Assumed Liabilities imposed with respect to or otherwise attributable to any Pre-Closing Period; and (d) Allocated Taxes.

“Existing Stock” has the meaning set forth in Section 5.07(b).

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal (Eastern Edition) in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FHA” means the Federal Housing Administration or any successor thereto.

“FHA Loans” means residential mortgage loans that are insured, or are eligible and intended to be insured, by FHA.

“FHLMC” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“Final Platform Purchase Price” means the Closing Date Platform Purchase Price or, if adjusted pursuant to Section 2.08(c) or (d), the Platform Purchase Price as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Final Securitization Mortgage Loan UPB” means the Closing Date Securitization Mortgage Loan UPB or, if adjusted pursuant to Section 2.08(c) or (d), the Securitization Mortgage Loan UPB as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Final Servicer Advance Purchase Price” means the Closing Date Servicer Advance Purchase Price or, if adjusted pursuant to Section 2.08(c) or (d), the Servicer Advance Purchase Price as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Final Servicing Interests Purchase Price” means the Closing Date Servicing Interests Purchase Price or, if adjusted pursuant to Section 2.08(c) or (d), the Servicing Interests Purchase Price as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Final Shortfall Amount” means the Closing Date Shortfall Amount or, if adjusted pursuant to Section 2.08(c) or (d), the Shortfall Amount as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Final Whole Mortgage Loan UPB” means the Closing Date Whole Mortgage Loan UPB or, if adjusted pursuant to Section 2.08(c) or (d), the Whole Mortgage Loan UPB as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“Financial Information” has the meaning set forth in Section 3.06(a).

“Financing” means capital or readily-available access to financing sufficient to pay the full amount of the Aggregate Consideration to be paid to the Sellers and the Escrow Agent in cash at the Closing pursuant to Section 2.03 and to consummate the other transactions contemplated by this Agreement.

“FNMA” means the Federal National Mortgage Association or any successor thereto.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under Applicable Requirements.

“Form of Servicing Agreement” means the Servicing Agreement to be executed by the Parent and/or certain Affiliates of the Parent and the Purchaser and/or certain Affiliates of the Purchaser at the Closing, substantially in the form of Exhibit 1.01(e) attached hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Deductible Amount” has the meaning set forth in Section 8.04(a).

“GNMA” means the Government National Mortgage Association or any successor thereto.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including any Regulatory Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.

“HAMP” means the Home Affordable Modification Program created under the Emergency Economic Stabilization Act of 2008.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“Holdback Agreements” has the meaning set forth in Section 2.10(a).

“Holdback Amount” means $3,500,000.

“Holdback Period” means the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date.

“Holdback Receivable” has the meaning set forth in Section 2.10(a).

“Holdback Receivable Final Loss” has the meaning set forth in Section 2.10(c).

“Holdback Release Date” has the meaning set forth in Section 2.10(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing-business Taxes.

“Indebtedness” means, with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under any acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person or in effect guaranteed directly or indirectly by such Person.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 8.02 or the Purchaser pursuant to Section 8.03, as the case may be.

“Indemnity Purchase Price” means the Purchase Price minus the Special Adjustment.

“Indenture” has the meaning set forth in this Section 1.01, in the definition of “Servicing Advance Financing Agreements.”

“Insurer” means (a) a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or Mortgage Pool, any Agency and any provider of private mortgage insurance, hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property, including any Governmental Authority, (b) a Person who provides, with respect to any Servicing Agreement or any Applicable Requirement, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy or (c) a Person who is a certificate insurer.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) any other intellectual property or related proprietary rights to the extent entitled to legal protection as such, including all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.

“Intercompany Arrangement” has the meaning set forth in Section 3.12(a)(iv).

“Investor” means FHLMC, FNMA, GNMA, any State Agency, a private investor, a trust or any other Person who owns or holds Mortgage Loans or any interest therein (including any trustee on behalf of any holders of any related mortgage backed securities) serviced or subserviced by the Sellers pursuant to any Servicing Agreement, as applicable.

“IRS” means the Internal Revenue Service of the United States.

“Joint Written Instructions” means joint written instructions delivered by the Sellers and the Purchaser to the Escrow Agent in accordance with the Escrow Agreement.

“Knowledge” or any similar phrase means the actual knowledge of Arthur Q. Lyon, Michael Montgomery, John Hollstien, Keith G. Becher, Amy Davis, Susan Fox, Joseph Michael Perry, Sylvia Ortega and Chad Arnold.

“Late Fees” means all late fees assessed and payable with respect to any Mortgage Loan.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, regulatory guidance of general applicability, rule, code, order, requirement or rule of law (including common law and any applicable unclaimed or escheatable property laws).

“Leased Real Property” means the real property leased by the Sellers, as tenant, that is used primarily in connection with the Business, as set forth in Section 3.13(a) of the Disclosure Schedule, together with, to the extent leased by the Sellers, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Sellers attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, other than the Excluded Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, secured or unsecured, joint or several, or due or to become due, including those arising under or out of any Law, Litigation or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Litigation” means any claim, action, suit, arbitration or other proceeding brought by or against any Person (other than a Governmental Authority) or any Action.

“Loan File” means, with respect to each Mortgage Loan, (i) the Custodial File and all other documents, instruments, agreements and records in the possession of the Sellers relating to such Mortgage Loan that are reasonably necessary for the Servicing of such Mortgage Loan in accordance with Applicable Requirements and (ii) the right (if any) to request or demand copies of any document, instrument, agreement or record relating to such Mortgage Loan under the applicable Servicing Agreements or applicable Mortgage Loan.

“Losses” has the meaning set forth in Section 8.02.

“March 31 Data Tape” means the data tape, dated as of March 31, 2010, provided by the Sellers to the Purchaser in computer tape form, setting forth the types of information with respect to each Mortgage Loan as specified on Exhibit 1.01(d) attached hereto.

“Material Adverse Effect” means any effect, event, circumstance, development or change that, individually or in the aggregate, has, or is reasonably likely to have, a materially adverse effect on the Business or the Purchased Assets taken as a whole or on the ability of the Sellers to consummate the transactions contemplated hereby or to perform their obligations hereunder; provided, however, that the definition of “Material Adverse Effect” shall not include any effect arising from: (a) events, circumstances, developments or changes generally affecting the mortgage servicing industry (provided, that the Business and the Purchased Assets are not disproportionately affected more so than substantially similar businesses by any such events, circumstances, developments or changes), (b) changes in general economic or political conditions or events, circumstances, developments or changes affecting the securities, credit, housing, mortgage or financial markets or in the banking and/or loan servicing industry (provided, that the Business and the Purchased Assets are not disproportionately affected more than substantially similar businesses by any such events, circumstances, developments or changes), (c) any event, circumstance, development or change that results from any action of or omission by the Sellers undertaken or not, as applicable, at the request of the Purchaser or as required or otherwise specifically set forth hereunder, (d) any change in Law or accounting standards or interpretations thereof, (e) any acts of war, terrorism, insurrection or civil disobedience, (f) any items disclosed as of the date hereof on any Disclosure Schedule to this Agreement, and (g) any adverse effect on the Business or the Purchased Assets as a result of the execution of this Agreement or any Ancillary Agreement or the announcement of the transactions contemplated hereby and thereby.

“Monthly Data Tape” has the meaning set forth in Section 5.17.

“Mortgage” means, with respect to any Mortgage Loan, a mortgage, deed of trust or other instrument creating a lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Loan” means a residential mortgage loan or other extension of credit (a) that is evidenced by a Mortgage Note and secured by a Mortgage, including any related REO Property and all Mortgage Loans subject to HAMP, including any Mortgage Loans in a trial modification period or as to which a modification is in process, and (b) with respect to which either of the Sellers owns the Servicing Interests as of the date hereof and as of the Closing Date.

“Mortgage Loan Documents” means the Custodial Files and the Loan Files for all of the Mortgage Loans.

“Mortgage Loan Payment” means, with respect to any Mortgage Loan, the amount of each scheduled or unscheduled installment on such Mortgage Loan, whether for principal, interest, escrow or other purpose, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Note” means, with respect to any Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan that is secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Pool” means a group of Mortgage Loans that have been pledged, granted or sold to secure or support payments on specific mortgage-backed securities or specific participation certificates.

“Mortgaged Property” means (a) the real property and improvements thereon, (b) the stock in a residential housing corporation and the lease to the related dwelling unit, or (c) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that is subject to a Mortgage or security interest in the case of the stock of a residential housing corporation.

“Mortgagor” means the obligor(s) (including any lessee(s), borrower(s) or guarantor(s)) on a Mortgage Note or under a Mortgage Loan.

“Multiemployer Plan” has the meaning set forth in Section 3.17(c).

“Non-Qualified Advance Notice” has the meaning set forth in Section 2.09(c).

“Non-Qualified Servicer Advance Receivable” means any Servicer Advance Receivable that is not reimbursable from (i) the applicable trust or proceeds of the Mortgage Loans collected pursuant to the applicable Servicing Agreement or (ii) the applicable Mortgagors on a Mortgage Loan pursuant to the terms of the Mortgage Loan Documents and applicable Law in effect as of the Closing Date (other than through the pursuit of deficiency judgments); it being understood and agreed that a Servicer Advance Receivable will not be considered as a Non-Qualified Servicer Advance Receivable hereunder (A) solely because it is not a “Facility Eligible Receivable,” as defined under the Servicing Advance Financing Agreements, or (B) solely because it is not eligible for funding under the Servicing Advance Financing Agreements due to limitations on eligibility set forth in the definition of “Collateral Value” in Servicing Advance Financing Agreements, or (C) due to a challenge to a “non-recoverability” determination that affects the ability of the Servicer to accelerate reimbursement of a Servicer Advance Receivable prior to liquidation of the related Mortgage Loan. For the avoidance of doubt, any Servicer Advance Receivable that is reimbursable from (i) the applicable trust or proceeds of the Mortgage Loans collected pursuant to the applicable Servicing Agreement or (ii) the applicable Mortgagors on a Mortgage Loan pursuant to the terms of the Mortgage Loan Documents and applicable Law in effect as of the Closing Date (other than through the pursuit of deficiency judgments), but is not ultimately reimbursed because the collections on or proceeds of the related Mortgage Loan or of the related pool of Mortgage Loans are insufficient to reimburse such Servicer Advance Receivable shall not be considered a “Non-Qualified Servicer Advance Receivable.”

“Notice Period” has the meaning set forth in Section 8.05(a).

“Offered Employee” has the meaning set forth in Section 6.01(a).

“Originator” means, with respect to any Mortgage Loan, the entity or entities that (a) took the relevant Mortgagor’s loan application, (b) processed the relevant Mortgagor’s loan application and/or (c) closed and/or funded such Mortgage Loan.

“Parent” has the meaning set forth in the Preamble.

“Patents” means all United States and foreign patents, patent applications and statutory invention registrations, including reissues, renewals, divisions, continuations, continuations-in-part, extensions and reexaminations thereof.

“Permits” means all licenses, permits, franchises, orders, consents, approvals, registrations, authorizations, qualifications, certificates and filings with and under all Governmental Authorities and all industry or other nongovernmental self-regulatory organizations.

“Permitted Encumbrances” means: (a) liens for Taxes not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days and (ii) are not in excess of $100,000 in the case of a single property or $1,000,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes; (e) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records; (f) Encumbrances set forth on Section 1.01(g) of the Disclosure Schedule; and (g) any other Encumbrances that do not, individually or in the aggregate, materially and adversely affect the value of or the use of the Purchased Assets (it being understood and agreed that for purposes of determining whether any Permitted Encumbrances apply or are bound to or affect the Servicing Agreements, Servicing Interests or Servicer Advances under Sections 3.02, 3.03(a), 3.03(b) and 3.22(c)(i), the definition of “Permitted Encumbrances” shall be interpreted without giving effect to subsection (g) above); provided, that “Permitted Encumbrances” shall not include any Encumbrance relating to pension plan funding pursuant to ERISA or the Code.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Personal Property” means each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property used primarily in connection with the Business, other than the Excluded Personal Property.

“Personal Property Leases” means each lease for each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property used primarily in connection with the Business set forth in Section 1.01(h) of the Disclosure Schedule, other than the Excluded Personal Property Leases.

“P&I Advance” means any advance by a Servicer of delinquent principal and interest payments with respect to a Mortgage Loan as required by the related Servicing Agreement, whether defined therein as a “P&I Advance,” “Monthly Advance,” “Delinquency Advance,” “Advance” or by any other defined term in such Servicing Agreement.

“Plans” has the meaning set forth in Section 3.17(a).

“Platform Purchase Price” means the difference of (A) the sum of the amounts in the following line items: (i) “Servicing Fee Accrual and Other Accruals” and (ii) “Accrued SRB Earnings” less (B) the sum of the amounts in the following line items (in each case, as expressed as a positive number): (1) “Misc Accrued Expense,” (2) “Escheatable Checks to States” and (3) “HomEq Bonus Plan;” in each case, as of the Calculation Time and as such items are required by the Agreed Upon Procedures to be set forth on or reserved for in the Reference Acquisition Statement, the Estimated Closing Date Acquisition Statement or the Proposed Closing Date Acquisition Statement, as the case may be, or, if adjusted pursuant to Section 2.08(c) or (d), such amounts as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively.

“PMI Policy” means a policy of primary mortgage guaranty insurance issued by an insurance company duly authorized and licensed in accordance with applicable Law and approved by the Investor.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Prior Servicer” means any party that was a servicer or subservicer of any Mortgage Loan before either of the Sellers or the current Servicer, as applicable, became the servicer or subservicer of the Mortgage Loan.

“Projected Interest Cost Payable” has the meaning set forth in Schedule 2.11(a)(ii).

“Projected Interest Payable” has the meaning set forth in Schedule 2.11(a)(i).

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes (other than Income Taxes) imposed on a periodic basis against property or in respect of property (real, tangible or intangible) and measured by the value of such property.

“Proposed Closing Date Acquisition Statement” means the statement that shall set forth the Closing Date Securitization Mortgage Loan UPB, the Closing Date Whole Mortgage Loan UPB, the Closing Date Servicing Interests Purchase Price, the Closing Date Platform Purchase Price, the Closing Date Servicer Advance Purchase Price and the Closing Date Shortfall Amount, in each case as determined in accordance with Section 2.08(a).

“Prospective Employee” means each of the individuals (a) who are employed in the Business by the Sellers or their Affiliates and who are identified in Section 6.01(a)(ii) of the Disclosure Schedule or (b) employed by the Sellers’ Affiliates who primarily provide administrative services to the Business and who are identified in Section 6.01(a)(i) of the Disclosure Schedule.

“PSA Amendment” means an amendment to the provisions of any Servicing Agreement that relate to the replacement of a servicer or the assignment or transfer of servicing responsibility, which amendment is determined by the Sellers to be reasonably necessary or appropriate to be entered into in connection with obtaining the Servicing Agreement Consents, with the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed).

“Purchase Price” has the meaning set forth in Section 2.03(a)(iii).

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least three Business Days before the Closing.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 5.03(a).

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Purchaser to the Sellers in connection with this Agreement. The mere inclusion of an item on the Purchaser Disclosure Schedule as an exception to one or more representations shall not be considered an admission by the Purchaser that such item (or any non-disclosed item or information of comparable significance or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a material adverse effect on the Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 8.02.

“Purchaser Non-Qualified Servicer Advance Receivable” means any Purchaser Servicer Advance Receivable that is not reimbursable (i) from the applicable trust or proceeds of the Mortgage Loans collected pursuant to the applicable Servicing Agreement, (ii) from the applicable Mortgagors on a Mortgage Loan pursuant to the terms of the Mortgage Loan Documents and applicable Law in effect as of the date of determination (other than through the pursuit of deficiency judgments) or (iii) because the collections on or proceeds of the related Mortgage Loan or of the related pool of Mortgage Loans are insufficient to ultimately reimburse such Purchaser Servicer Advance Receivable; it being understood and agreed that a Purchaser Servicer Advance Receivable will not be considered as a “Purchaser Non-Qualified Servicer Advance Receivable” hereunder (A) solely because it is not a “Facility Eligible Receivable,” as defined under the Servicing Advance Financing Agreements, or (B) solely because it is not eligible for funding under the Servicing Advance Financing Agreements due to limitations on eligibility set forth in the definition of “Collateral Value” in Servicing Advance Financing Agreements, or (C) due to a challenge to a “non-recoverability” determination that affects the ability of the Servicer to accelerate reimbursement of a Purchaser Servicer Advance Receivable prior to liquidation of the related Mortgage Loan.

“Purchaser Parent” has the meaning set forth in the Preamble.

“Purchaser Required Approvals” has the meaning set forth in Section 4.03.

“Purchaser Servicer Advance Receivable” means, with respect to any Servicer Advances, the contractual right to reimbursement pursuant to the terms of the applicable Servicing Agreement for such Servicer Advances made by or on behalf of the Purchaser or any of its Affiliates in its capacity as Servicer pursuant to such Servicing Agreement following the Closing, which Servicer Advances have not previously been reimbursed, and including all rights of the Servicer to enforce payment of such obligation under the related Servicing Agreement.

“Purchaser Severance Amount” has the meaning set forth in Section 6.01(e).

“PWC” means PriceWaterhouseCoopers LLP or, if PriceWaterhouseCoopers LLP is unavailable or otherwise unable to complete the engagement contemplated under Section 5.21 for any reason, any other internationally recognized, independent accounting firm selected by the Parent.

“PWC Report” has the meaning set forth in Section 5.21(a).

“Quarterly Schedule” has the meaning set forth in Section 2.10(c).

“Rating Agency Affirmation Letter” means, as to each Securitization Servicing Agreement that requires rating agency confirmation pursuant to the terms of such Securitization Servicing Agreement in order to assign such Servicing Agreement to the Purchaser as contemplated herein, a letter from each rating agency referenced in such Servicing Agreement as the relevant rating agency to the effect that, as applicable, the assignment by the applicable Seller and the assumption by the Purchaser with respect to such Servicing Agreement will not, in and of itself, result in a downgrading or withdrawal of the rating of any securities issued pursuant to such Securitization Servicing Agreement or Underlying Documents that have been rated by such rating agency.

“Real Property Leases” has the meaning set forth in Section 3.13(c).

“Recourse” means, with respect to any Mortgage Loan, any Liability of the Servicer (a) for losses incurred in connection with the Foreclosure or other disposition of, or other realization or attempt to realize upon the collateral securing, such Mortgage Loan (including losses relating to loss mitigation or obtaining deeds in lieu of foreclosure), which losses are not reimbursable from the applicable Mortgagor or pursuant to the applicable Mortgage Loan Documents (other than through the pursuit of deficiency judgment), Servicing Agreements or Underlying Documents; (b) to repurchase such Mortgage Loan in the event that the Mortgagor of such Mortgage Loan is in bankruptcy, in Foreclosure or in litigation; or (c) to repurchase such Mortgage Loan in the event of a delinquency or other payment default thereunder by the Mortgagor, except (i) insofar as such risk of loss is based upon a breach by the Servicer of any of its contractual representations, warranties or covenants or (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the Applicable Requirements.

“Reference Acquisition Statement” means the illustrative closing statement prepared in accordance with the Agreed Upon Procedures, dated as of March 31, 2010, together with all related notes and schedules thereto, set forth in Section 1.01(j) of the Disclosure Schedule.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Regulatory Authority” has the meaning set forth in Section 3.04(b).

“Related Escrow Accounts” means all funds held by the Sellers in respect of the Mortgage Loans (other than the Custodial Accounts), including all buy-down funds, tax and insurance funds and other escrow and impound amounts and similar charges (including interest accrued thereon held for the benefit of the Mortgagors).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment and any “release” as defined in 42 U.S.C. §9601(22).

“REO Property” means any Mortgaged Property with respect to which the trustee under the related Servicing Agreement has taken ownership as a result of foreclosure or acceptance of a deed in lieu of foreclosure.

“Reports” has the meaning set forth in Section 3.10(d).

“Retained Intellectual Property” means the Intellectual Property owned by either Seller, other than the Transferred Intellectual Property.

“SEC” means the Securities and Exchange Commission.

“Secured Loan Facility Agreements” means, collectively, the Senior Secured Term Loan Facility Agreement and the Term Loan Security Documents.

“Securitization Loan Servicing Interests Multiple” means 0.4341%.

“Securitization Mortgage Loan UPB” means the aggregate unpaid principal balance of all Mortgage Loans as of the Calculation Time that are serviced by either Seller pursuant to the Securitization Servicing Agreements set forth on Schedule 2.07(a)(i).

“Securitization Servicing Agreement” means a Servicing Agreement that relates to a securitization or structured finance transaction and that is listed on Section I of Section 3.21(a) of the Disclosure Schedule or on Schedule 2.07(a)(i), as the case may be.

“Securitization Servicing Rights” means all right, title and interest of the Sellers: (a) as Servicer under the Securitization Servicing Agreements, including the right to receive the Servicing Fees and any Ancillary Income and any other compensation arising from or payable to the Servicer under the Mortgage Loans or under the Securitization Servicing Agreements or the Underlying Documents, earnings and other benefits of the related Custodial Accounts and any other related accounts maintained by the Sellers pursuant to Applicable Requirements; (b) to the related Servicing obligations as specified in each Securitization Servicing Agreement, including the obligations to administer and collect the payments of or relating to the Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Securitization Servicing Agreements; (c) any and all accounts established for the Servicing of the Mortgage Loans or pursuant to the applicable Securitization Servicing Agreements, including, to the extent provided therein, any right or power to direct the disposition, disbursement, distribution or investment of amounts deposited therein; (d) the Related Escrow Accounts and Custodial Accounts; (e) the right of ownership, possession, control and use of any and all Loan Files and other relevant documents and accounts pertaining to the Servicing of the Mortgage Loans to the extent provided to Sellers in any Securitization Servicing Agreements; (f) the rights with respect to, and obligations to make, any Servicer Advances required pursuant to any Securitization Servicing Agreement; (g) the “clean-up call” right, if any, to purchase the Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided to a Seller in any Securitization Servicing Agreement; (h) the right to enter into arrangements that generate Ancillary Income in respect of the Mortgage Loans to the extent provided to Sellers under any Securitization Servicing Agreement; and (i) all other rights, powers and privileges of the Sellers as the servicer or subservicer under the Securitization Servicing Agreements as expressly set forth therein or as deemed at Law.

“Self-Regulatory Organization” means the London Stock Exchange, the FTSE Group, the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Seller Confidential Information” has the meaning set forth in Section 5.03(b).

“Seller Indemnified Party” has the meaning set forth in Section 8.03.

“Seller Required Approvals” has the meaning set forth in Section 3.04(a).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ 401(k) Plan” has the meaning set forth in Section 3.17(a).

“Sellers’ Marks” means any Trademarks that (a) contain the words “Barclays” or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the words “Barclays” or any derivation or variation of any of the foregoing or (b) are not used or held for use exclusively in connection with the Business.

“Sellers’ Objection” has the meaning set forth in Section 2.08(b).

“Senior Secured Term Loan Facility Agreement” means the Senior Secured Term Loan Facility Agreement to be entered into at the Closing among the Purchaser, as borrower, the Purchaser Parent, as parent guarantor, certain subsidiaries of the Purchaser Parent, as subsidiary guarantors, the lenders party thereto, Barclays Capital, as sole lead arranger, and Parent, as Administrative Agent and as Collateral Agent, in accordance with and pursuant to the terms of the Commitment Letter.

“Servicer” means the Person responsible for performing the Servicing functions in connection with a Mortgage Loan pursuant to the applicable Servicing Agreement.

“Servicer Advance” means (a) any advance in respect of real estate taxes and assessments, or of hazard, flood or primary mortgage insurance premiums, required to be paid (but not otherwise paid) by or on behalf of the related Mortgagor under the terms of the related Mortgage Loan for which either of the Sellers has a right of reimbursement under the applicable Servicing Agreement or the Purchaser has a right of reimbursement under the applicable Servicing Agreement, (b) any “Servicing Advance” (as defined in each Servicing Agreement or any other similar term therein) or, to the extent not so defined therein, customary and reasonable out-of-pocket expenses incurred by the Sellers as Servicer in connection with a default, delinquency or other event relating to a Mortgage Loan and, in each case, made in accordance with Applicable Requirements, and (c) all “P&I Advances,” “Monthly Advances” (each as defined in the applicable Servicing Agreement, as applicable, or any other similar term therein) or other advances in respect of principal or interest for which either of the Sellers has a right of reimbursement under the applicable Servicing Agreement or the Purchaser has a right of reimbursement under the Servicing Agreements, in each case in accordance with the applicable Servicing Agreements.

“Servicer Advance Purchase Price” means (i) the total amount of outstanding Servicer Advance Receivables less (ii) the amount of any Custodial Account Funded Advances.

“Servicer Advance Receivable” means, with respect to any Servicer Advances, the contractual right to reimbursement pursuant to the terms of the applicable Servicing Agreement for such Servicer Advances made by a Seller in its capacity as Servicer pursuant to such Servicing Agreement, which Servicer Advances have not previously been reimbursed, and including all rights of the Servicer to enforce payment of such obligation under the related Servicing Agreement. A “Servicer Advance Receivable” shall remain a “Servicer Advance Receivable,” and shall not be deemed to have been converted into cash unless and except to the extent that cash has been deposited into the collection account established pursuant to the Servicing Advance Financing Agreements (in the case of Securitization Servicing Agreements) or the Secured Loan Facility Agreements (in the case of the Whole Loan Contracts) for reimbursement of that Servicer Advance Receivable.

“Servicer Litigation” means any and all actions, lawsuits, affirmative claims in bankruptcy, counterclaims and similar Litigation pending in federal or state courts or before administrative agencies that either Seller as Servicer is prosecuting, defending or otherwise managing (or is responsible for prosecuting, defending or otherwise managing) on behalf of the applicable trust or Investors pursuant to the terms of the applicable Servicing Agreement.

“Servicing” means mortgage loan servicing, subservicing and special servicing rights and obligations, including one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a Mortgage Loan; (b) the collection of payments on account of Taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of escrow administration; (e) the pursuit of foreclosure and alternative remedies against a related Mortgaged Property; and (f) the administration and liquidation of REO Properties, and, in each case, all rights, powers and privileges incidental to any of the foregoing, and expressly includes the right to enter into arrangements with third parties that generate Ancillary Income and benefits with respect to the Mortgage Loans.

“Servicing Advance Financing Agreements” means (1) the Indenture (the “Indenture”) to be executed at the Closing among Ocwen Financial Corporation (as Administrator), the Purchaser (as Servicer), Deutsche Bank National Trust Company (or another trustee reasonably acceptable to the Sellers), HomEq Servicer Advance Receivables Trust 2010-ADV1 (as Issuer), and the Parent (as Administrative Agent), (2) the Advance Receivables Backed Notes to be issued under the Indenture, (3) the Receivables Sale Agreement (as defined in the Indenture), (4) the Receivables Pooling Agreement (as defined in the Indenture); in each case of clauses (1)-(4), substantially in the forms attached to the Commitment Letter, with such (X) changes as may be required by Standard & Poor’s to achieve ratings of (i) “AAA” on the Class A-1 Notes and the Class A-2 Notes, with the advance rates for such “AAA” rated classes being at least 65%, (ii) “AA” on the Class B Notes, (iii) “A” on the Class C Notes, and (iv) “BBB” on the Class D Notes, if the Sellers desire to obtain such ratings or (Y) changes to delete provisions for ratings if the Sellers decide not to obtain ratings on such notes; provided, however, that with respect to the changes described under clause (X), the Purchaser shall not be required to agree to any such required changes if such required changes, after taking into account (A) all such other required changes in the aggregate and (B) any additional consideration or alteration of terms, as applicable, offered by the Sellers, would have a material and adverse effect on the benefits of the transactions to the Purchaser contemplated by this Agreement, taken as a whole, unless such required changes result from any material adverse change with respect to the Purchaser or any of its Affiliates (including with respect to the business, servicing and/or financial condition of the Purchaser or any of its Affiliates) occurring or discovered after the date hereof (provided that any change shall be deemed not to have been “discovered after the date hereof” to the extent disclosed in a report filed on the Purchaser Parent’s Form 10-K, Form 10-Q or Form 8-K with the SEC after January 1, 2010 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor or in any other section or disclosure to the extent constituting cautionary, predictive or forward-looking statements)), and (5) any other documents reasonably required to be executed in connection with the Indenture and the transactions contemplated thereby.

“Servicing Agreement” means each of the servicing agreements (including whole loan servicing agreements for portfolios of whole mortgage loans), pooling and servicing agreements, interim servicing agreements and other servicing agreements set forth in Section 3.21(a) of the Disclosure Schedule, Schedule 2.07(a)(i) or Schedule 2.07(a)(ii), as the case may be, and each other agreement governing the rights, duties and obligations of either of the Sellers, as Servicer, under such servicing agreements.

“Servicing Agreement Consent” means any consent that is required from an Investor or any other third party, as applicable, pursuant to the terms of any Servicing Agreement or any Underlying Document in order to assign such Servicing Agreement and/or Underlying Document to the Purchaser pursuant to the terms of this Agreement, which consent shall (a) satisfy the applicable requirements under such Servicing Agreement, if any, with respect to the assignment or transfer of the Servicing Agreement to, and assumption of the Servicing Agreement by, the Purchaser pursuant to the terms of this Agreement, (b) include a PSA Amendment, if applicable, to such Servicing Agreement, and (c) include a Rating Agency Affirmation Letter, but only to the extent expressly required by such Servicing Agreement.

“Servicing Agreement Rep Deductible Amount” has the meaning set forth in Section 8.04(a).

“Servicing Agreement Rep Losses” has the meaning set forth in Section 8.04(a).

“Servicing Fees” means all compensation payable to either of the Sellers as Servicer under the Servicing Agreements, including each servicing fee payable based on a percentage of the outstanding principal balance of the Mortgage Loans and any other amounts payable to either of the Sellers as Servicer (including any deferred or accrued Servicing Fees, as reflected on the Reference Acquisition Statement, the Estimated Closing Date Acquisition Statement or the Proposed Closing Date Acquisition Statement, as the case may be, or, if adjusted pursuant to Section 2.08(c) or (d), such amount as finally determined between the parties pursuant to Section 2.08(c) or by the Accountant in accordance with Section 2.08(d), respectively) under the Servicing Agreements, but excluding all Ancillary Income and Late Fees.

“Servicing Interests” means the Securitization Servicing Rights and the Whole Loan Contracts.

“Servicing Interests Purchase Price” means an amount equal to the sum of: (A) the product of (i) the Securitization Mortgage Loan UPB multiplied by (ii) the Securitization Loan Servicing Interests Multiple plus (B) the product of (i) the Whole Mortgage Loan UPB multiplied by (ii) the Whole Loan Contracts Multiple.

“Severance Paid” has the meaning set forth in Section 6.01(e).

“Severed Transferred Employee” has the meaning set forth in Section 6.01(e).

“Sherman Act” means the Sherman Act of 1890.

“Shortfall Amount” means the sum of all shortfalls (expressed as a positive number), if any, contained in the Custodial Accounts and Related Escrow Accounts as of the Calculation Time, other than any shortfalls in the Custodial Accounts as of the Calculation Time resulting from the use by or on behalf of the Servicer of funds on deposit in such Custodial Accounts in respect of any Custodial Account Funded Advances. A “shortfall” in any Custodial Account or Related Escrow Account on any date means the amount by which amounts required to be on deposit therein pursuant to the related Servicing Agreement and Applicable Requirements exceeds the amount on deposit therein.

“Software” means computer code in source code and object code form, including (a) any tools or scripts whether or not intended for use as software, (b) all versions, updates, corrections, enhancements and modifications thereof to the extent such are used exclusively in the conduct of the Business, and (c) any related documentation, developer notes, comments and annotations, in each case to the extent available at the Closing.

“SPA” means that certain Commitment to Purchase Financial Instrument and Servicer Participation Agreement, dated August 5, 2009, by and between HomEq Servicing and FNMA, as financial agent of the United States.

“Special Adjustment” has the meaning set forth in the Agreed Upon Procedures.

“Special Consents” has the meaning set forth in Section 5.14(a).

“Special SSA” has the meaning set forth in Section 5.14(a).

“State Agency” means any state agency or other entity (other than any agency of the U.S. federal government) with authority to regulate the mortgage-related activities of the Sellers, or to determine the investment or servicing requirements for the origination, purchasing or Servicing performed by either of the Sellers with respect to the Mortgage Loans.

“Statement Period” has the meaning set forth in Section 2.10(c).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Tax Contest” means a notice of deficiency, proposed adjustment, assessment, inquiry, audit, examination, or any administrative or judicial proceeding involving any matter relating to Taxes or Tax Returns.

“Tax Returns” means any return, declaration, report, notice, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority or otherwise mailed or provided to any Person pursuant to the Code or Regulations or other U.S. Department of Treasury guidance or corresponding provisions of applicable Law, including any such document prepared on a consolidated, combined or unitary basis and including any schedule or attachment thereto or any amendment thereof.

“Tax” or “Taxes” means (a) Income Taxes, Property Taxes, Conveyance Taxes and any and all other taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto or otherwise with respect to Tax Returns, including amounts imposed for failure to file or provide correct or timely information to Tax authorities or third parties, and any interest in respect of penalties, additions to tax, and additional amounts imposed by any Tax authority) imposed by any Governmental Authority or Tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs, and similar charges.

“Term Loan Security Documents” means the Pledge and Security Agreement to be executed by the Purchaser and each Guarantor (as defined in the Senior Secured Term Loan Facility Agreement) on or prior to the Closing, as it may be amended, restated, supplemented or otherwise modified from time to time, and all other instruments, documents and agreements delivered pursuant to the Senior Secured Term Loan Facility Agreement or any of the other Loan Documents (as defined in the Senior Secured Term Loan Facility Agreement) in order to grant a first priority lien on the Term Loan Collateral (as defined in the Senior Secured Term Loan Facility Agreement) of such party as security for the obligations under the Senior Secured Term Loan Facility Agreement, including UCC financing statements and amendments thereto and Blocked Account Control Agreements (as defined in the Senior Secured Term Loan Facility Agreement).

“Termination Date” has the meaning set forth in Section 9.01(a).

“Termination Fee” means $25,000,000.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Consents” means the third party consents, other than the Servicing Agreement Consents and the Seller Required Approvals, required in connection with the consummation of the transactions contemplated by this Agreement.

“Trade Secrets” means trade secrets, know-how and other confidential proprietary technical, business and other information and know-how, including customer and supplier lists, processes, schematics, business methods and models, and all rights in any jurisdiction to limit the use or disclosure thereof, in each case to the extent that such information is confidential and provides a competitive advantage or economic benefit to its owner, or is otherwise recognized as a trade secret under applicable Law.

“Trademarks” means trademarks, service marks, trade dress, logos, brand names, certification marks, collective marks, d/b/a’s, assumed names, trade names, corporate names, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, and registrations and applications for registration thereof throughout the world, including all renewals of same.

“Transferred Employee” has the meaning set forth in Section 6.01(a).

“Transferred Intellectual Property” means all Intellectual Property and Software owned by either of the Sellers and exclusively used or held for use in the conduct of the Business, including that set forth in Section 3.14(a)(i) of the Disclosure Schedule; provided that with respect to any versions, updates, corrections, enhancements and modifications to any Software constituting part of the Transferred Intellectual Property, only the versions, updates, corrections, enhancements and modifications held by or in the possession of the Sellers as of the Closing Date shall be deemed to be included in the “Transferred Intellectual Property.” For the avoidance of doubt, the term “Transferred Intellectual Property” does not include the Retained Intellectual Property or the Sellers’ Marks.

“Transferred Intellectual Property Licenses” has the meaning set forth in Section 2.01(a)(ix).

“Transferred IT Platform” means the computer systems, networks, hardware, Software, databases, Internet websites and equipment owned by the Sellers that are used to process, store, maintain and operate data, information and functions to the extent used exclusively in connection with the Business as set forth in Section 3.14(a)(ii) of the Disclosure Schedule, other than the Excluded IT Platform; provided, that with respect to any versions, updates, corrections, enhancements and modifications to any Software constituting part of the Transferred IT Platform, only the versions, updates, corrections, enhancements and modifications held by or in the possession of the Sellers as of the Closing Date shall be deemed to be included in the “Transferred IT Platform.”

“Transferred Servicer Litigation” has the meaning set forth in Section 5.23.

“Transition Services Agreement” has the meaning set forth in Section 5.20(a).

“Underlying Documents” means each operative document or agreement executed in connection with the Servicing Agreement that is binding upon either Seller, including indentures, custodial agreements, administrative agreements and agreements with any Insurer.

“U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“VA” means the United States Department of Veterans Affairs and any successor thereto.

“Verification Agent” has the meaning set forth in Section 2.09(d).

“WARN” has the meaning set forth in Section 6.01(f).

“Whole Loan Contracts” means all right, title and interest of the Sellers: (a) as Servicer under the Whole Loan Servicing Agreements, including the right to receive the Servicing Fees and any Ancillary Income payable after the Closing Date and any other compensation arising from or payable to the Servicer under the Mortgage Loans or under the Whole Loan Servicing Agreements or the Underlying Documents, earnings and other benefits of the related Custodial Accounts and any other related accounts maintained by the Sellers pursuant to Applicable Requirements; (b) to the related Servicing obligations as specified in each Whole Loan Servicing Agreement, including the obligations to administer and collect the payments of or relating to the Mortgage Loans, and to remit all amounts and provide information reporting to others in accordance with the Whole Loan Servicing Agreements; (c) any and all accounts established for the Servicing of the Mortgage Loans or pursuant to the applicable Whole Loan Servicing Agreements, including, to the extent provided therein, any right or power to direct the disposition, disbursement, distribution or investment of amounts deposited therein; (d) the Related Escrow Accounts and Custodial Accounts; (e) the right of ownership, possession, control and use of any and all Loan Files and other relevant documents and accounts pertaining to the Servicing of the Mortgage Loans to the extent provided to the Sellers in the Whole Loan Servicing Agreements; (f) the rights with respect to, and obligations to make, any Servicer Advances required pursuant to any Whole Loan Servicing Agreement; (g) the “clean-up call” right, if any, to purchase the Mortgage Loans upon the aggregate principal balance thereof being reduced below a specified amount to the extent provided to a Seller in any Whole Loan Servicing Agreement; (h) the right to enter into arrangements that generate Ancillary Income in respect of the Mortgage Loans to the extent provided to the Sellers under any Whole Loan Servicing Agreement; and (i) all other rights, powers and privileges of the Sellers as the servicer or subservicer under the Whole Loan Servicing Agreements as expressly set forth therein or as deemed at Law.

“Whole Loan Contracts Multiple” means 0.8635%.

“Whole Loan Servicing Agreement” mean a Servicing Agreement that relates to the sale of a portfolio of Mortgage Loans in which a Seller is the Servicer and that is listed on Section II of Section 3.21(a) of the Disclosure Schedule or on Schedule 2.07(a)(ii), as the case may be.

“Whole Mortgage Loan UPB” means the aggregate unpaid principal balance of all Mortgage Loans as of the Calculation Time that are serviced by either Seller pursuant to the Whole Loan Servicing Agreements (excluding the Earnout Servicing Agreements) set forth on Schedule 2.07(a)(ii).

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or as the context otherwise requires:

(a)          when a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)          the table of contents and headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”;

(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          all terms defined herein have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained herein are applicable to the singular as well as the plural forms of such terms;

(g)          any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; and

(h)          references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE

        SECTION 2.01. Purchase and Sale of Purchased Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser (or one or more of the Purchaser’s designated Affiliates), and the Purchaser (or one or more of the Purchaser’s designated Affiliates) shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the following assets (the assets to be purchased by the Purchaser or the Purchaser’s designated Affiliates being referred to as, the “Purchased Assets”):

(i)           subject to receipt of the applicable Servicing Agreement Consents and in accordance with Section 2.07(a), the Servicing Interests, the Servicing Agreements and the Underlying Documents, including (A) all Servicing Fees accrued but not collected as of the Calculation Time and all Late Fees and Ancillary Income due or assessed but not collected as of the Calculation Time and (B) all rights to receive (1) reimbursement pursuant to the Servicing Agreements for Servicer Advances outstanding as of the Calculation Time and (2) Servicing Fees that are accrued and unpaid with respect to the Servicing Agreements as of the Calculation Time;

(ii)           all Servicer Advance Receivables that are outstanding as of the Calculation Time;

(iii)          all credits, prepaid expenses, deferred charges, security deposits, prepaid items and duties as of the Calculation Time to the extent (A) exclusively related to a Purchased Asset (other than those related to the Purchased Assets referred to in clauses (i) and (ii) above) or (B) related to the Purchased Assets referred to in clauses (i) and (ii) above;

(iv)          the Assumed Contracts;

(v)           the Leased Real Property;

(vi)          the Personal Property and the Personal Property Leases;

(vii)         subject to the Sellers’ rights set forth in Section 5.25, the Transferred IT Platform;

(viii)        subject to the Sellers’ rights set forth in Section 5.25, the Transferred Intellectual Property;

(ix)          subject to receipt of the applicable Third Party Consents, the Sellers’ rights and obligations under the licenses for the Intellectual Property set forth in Section 3.12(a)(ix) of the Disclosure Schedule (the “Transferred Intellectual Property Licenses”);

(x)           all Acquired Accounts Receivables that are outstanding as of the Calculation Time;

(xi)          all files, books of account, general, financial and personnel records to the extent used exclusively in connection with the Business or the Purchased Assets, including copies of the Data Base and all files, books of account, general, financial and personnel records to the extent used primarily in connection with the Business or the Purchased Assets (it being understood and agreed that any information contained in such copies that does not relate to the Business or the Purchased Assets may, in the Sellers’ sole discretion, be redacted by or on behalf of the Sellers);

(xii)         all signage, marketing aides, art and collectibles that incorporate any Trademarks that are part of the Transferred Intellectual Property;

(xiii)        all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by either Seller to the extent related exclusively to the Purchased Assets and/or Assumed Liabilities, including, for the avoidance of doubt, all such rights with respect to any Servicer Litigation, whether pending as of the Closing Date (including those set forth in Section 2.01(a)(xiii) of the Disclosure Schedule) or that arises after the Closing Date;

(xiv)        all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Affiliates to the extent related to any Purchased Asset, other than those referred to in Section 2.01(b)(x);

(xv)         to the extent permitted by Law, all Permits held by the Sellers to the extent exclusively related to the Business or the Purchased Assets; and

(xvi)        (A) the assets accounted for in the Closing Date Platform Purchase Price set forth in the Proposed Closing Date Acquisition Statement (or if adjusted pursuant to Section 2.08, the Final Platform Purchase Price) as well as any and all other assets that would be required by the Agreed Upon Procedures to be accounted for in the Closing Date Platform Purchase Price set forth in the Proposed Closing Date Acquisition Statement (or if adjusted pursuant to Section 2.08, the Final Platform Purchase Price), to the extent so accounted for, and (B) the assets expressly referenced as “Purchased Assets” in the Agreed Upon Procedures (including “TOTAL PROPERTY, PLANT AND EQUIPMENT” and “HAMP FEES,” in each case as defined in the Agreed Upon Procedures).

(b)           Notwithstanding anything in Section 2.01(a) to the contrary, the Purchased Assets shall exclude the following assets and properties owned by the Sellers (the “Excluded Assets”):

(i)            all signage, marketing aides, art and collectibles (other than those referred to in Section 2.01(a)(xii), which shall constitute Purchased Assets);

(ii)           the Retained Intellectual Property;

(iii)          the Sellers’ Marks;

(iv)         any Permits (other than those referred to in Section 2.01(a)(xv));

(v)          any Tax refunds, Tax credits, Tax rebates or similar payments relating to Excluded Taxes;

(vi)         any assets related to any of the Plans;

(vii)        any organizational documents, minutes and stock record books and corporate seals of the Sellers or any Affiliate of the Sellers;

(viii)       all of the assets listed in Section 2.01(b)(viii) of the Disclosure Schedule;

(ix)          all rights of the Sellers and their Affiliates under this Agreement and the Ancillary Agreements;

(x)           all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Affiliates to the extent arising prior to the Closing Date;

(xi)           (A) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or Claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by either Seller on its behalf or on behalf of its Affiliates related to (i) the other Excluded Assets or (ii) the Servicing of any Servicing Agreement prior to the Closing Date; (B) any such rights of the Sellers to bring an action for a deficiency judgment against any Mortgagor under any Mortgage Loan that either Seller serviced prior to the Closing Date, except if and to the extent that the pursuit of a deficiency judgment is brought on behalf of the Investor pursuant to the applicable Servicing Agreement; and (C) all rights to indemnification pursuant to the Servicing Agreements for any indemnifiable losses incurred by the Sellers or their respective Affiliates in connection with, arising out of or relating to any Litigation brought by or against either Seller or any of its Affiliates with respect to the Servicing of any Servicing Agreement by either Seller or any prior Servicer or subservicer prior to the Closing Date, whether pending as of the Closing Date or that arises after the Closing Date; and

(xii)         all Cash.

SECTION 2.02. Assumption and Exclusion of Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge the following Liabilities (the “Assumed Liabilities”):

(i)           all Liabilities related to the Servicing Interests, the Servicing Agreements and the Underlying Documents to the extent in respect of any period from and after the Closing Date; provided that, subject to the indemnification obligations of the Sellers pursuant to Section 8.02(d) hereof, the Purchaser shall assume and agree to pay, perform and discharge all Liabilities related to any Servicing Interests, related Servicing Agreements and/or the Underlying Documents in respect of any period prior to the Closing Date if, after consultation with the Purchaser, such assumption (A) is required by an Investor in granting a Servicing Agreement Consent and approved by the Sellers or (B) is otherwise desirable, in the Sellers’ reasonable judgment, in connection with the assignment or transfer of any Servicing Agreement and/or Underlying Document pursuant to a “successor to the business” provision, a “succeeding to the business of Servicer” provision or any other substantially similar provision relating to the purchase of all or substantially all of a business;

(ii)           all Liabilities arising under the Assumed Contracts and the Transferred Intellectual Property Licenses to the extent in respect of any period from and after the Closing Date;

(iii)          all Liabilities arising from or related to the conduct of the Business or the use of the Purchased Assets to the extent in respect of any period from and after the Closing Date, including all Liabilities arising from any Litigation relating to the conduct of the Business or the use of the Purchased Assets from and after the Closing Date;

(iv)          all Liabilities related to “Misc Accrued Expense” and “Escheatable Checks to States,” in each case, to the extent reflected or reserved for in the Closing Date Platform Purchase Price set forth in the Proposed Closing Date Acquisition Statement (or if adjusted pursuant to Section 2.08, the Final Platform Purchase Price) as well as any and all other Liabilities that would be required by the Agreed Upon Procedures to be reflected or reserved for in the Closing Date Platform Purchase Price set forth in the Proposed Closing Date Acquisition Statement (or if adjusted pursuant to Section 2.08, the Final Platform Purchase Price), to the extent so reflected or reserved;

(v)          all Liabilities to reimburse, restore or repay any Custodial Account Funded Advances to the related Custodial Accounts; and

(vi)         all Liabilities set forth in Section 2.02(a)(vi) of the Disclosure Schedule;

(b)          Notwithstanding Section 2.02(a) (but subject to the proviso set forth in Section 2.02(a)(i), which Liabilities referred to in such proviso are subject to the indemnification obligations of the Sellers pursuant to Section 8.02(d)), the Sellers shall retain, and shall be responsible for paying, performing and discharging when due (and the Purchaser shall not assume, or have any responsibility for, any Liabilities of the Sellers, whether past, present or future, other than Assumed Liabilities) all Liabilities of the Sellers related to the Excluded Assets, including the following Liabilities (collectively, the “Excluded Liabilities”):

(i)           other than the Purchaser’s obligations pursuant to Section 6.01, all Liabilities for payment of any wages or other compensation (including vacation or sick days) earned by or owed to an Offered Employee (including an Offered Employee who rejects the Purchaser’s offer of employment or who is not actively at work on the Closing Date and does not become a Transferred Employee), Transferred Employee or any other employee impacted by this Agreement during his employment with the Sellers or their respective Affiliates;

(ii)           other than the Purchaser’s obligations pursuant to Section 6.01, all Liabilities under or with respect to the Plans (including, for the avoidance of doubt, any employment, severance, change of control, retention or guaranteed bonus contracts or arrangements of any nature for the benefit of any Prospective Employee);

(iii)          all Liabilities of either Seller (or any of their Affiliates) resulting from any breach or default by the Sellers (or any of their Affiliates) or of any prior servicer or subservicer of any provision of any Servicing Agreement and/or Underlying Document prior to the Closing Date, including any Liabilities resulting from any Litigation that results from the matters referred to in this clause (iii), but excluding any Liabilities resulting from any act or omission of the Purchaser or any of its Affiliates from and after the Closing Date (it being understood and agreed that the Purchaser shall be solely responsible for all Liabilities to the extent arising from or after the Closing Date even if such Liabilities result from the Purchaser’s or its Affiliates’ continuation of practices of the Sellers in conducting the Business prior to the Closing Date);

(iv)         all Liabilities of any Seller (or any of its Affiliates) under any Servicing Agreement in its capacity as the depositor or other seller of Mortgage Loans to a trust or other owner of the Mortgage Loans or to repurchase Mortgage Loans or reimburse, indemnify or hold harmless any Person in its capacity as depositor or other seller of Mortgage Loans to a trust or other owner of the Mortgage Loans;

(v)          other than the Purchaser’s obligations with respect to Servicer Litigation pursuant to Section 5.23, all Liabilities resulting from either Seller’s performance or failure to perform its obligations as Servicer or subservicer prior to the Closing Date pursuant to the Servicing Agreements or resulting from any violation by either Seller of any Applicable Requirements prior to the Closing Date in respect of the Servicing Agreements or the Purchased Assets, including any Liabilities resulting from any Litigation that results from the matters referred to in this clause (v), but excluding any Liabilities resulting from any act or omission of the Purchaser or any of its Affiliates from and after the Closing Date (it being understood and agreed that the Purchaser shall be solely responsible for all Liabilities to the extent arising from or after the Closing Date even if such Liabilities result from the Purchaser’s or its Affiliates’ continuation of practices of the Sellers in conducting the Business prior to the Closing Date);

(vi)         other than the Purchaser’s obligations with respect to Servicer Litigation pursuant to Section 5.23, all Liabilities arising out of or resulting from any Litigation (A) that is pending, threatened or completed as of the Closing Date with respect to any Seller or (B) resulting from actions or omissions of any Seller in its capacity as Servicer or subservicer under the Servicing Agreements prior to the Closing Date (it being understood and agreed that the Purchaser shall be solely responsible for all Liabilities to the extent arising from or after the Closing Date even if such Liabilities result from the Purchaser’s or its Affiliates’ continuation of practices of the Sellers in conducting the Business prior to the Closing Date); and

(vii)        all Excluded Taxes.

SECTION 2.03. Purchase Price; Servicer Advance Purchase Price; Allocation of Platform Purchase Price.

(a)           As aggregate consideration for the Purchased Assets, the Purchaser will pay in cash to the Sellers at the Closing, by wire transfer of immediately available funds to the Purchase Price Bank Account, an amount equal to the sum of:

(i)           an amount equal to the Estimated Servicing Interests Purchase Price, as it may be adjusted pursuant to Section 2.08; plus

(ii)          an amount equal to the Estimated Servicer Advance Purchase Price, as it may be adjusted pursuant to Section 2.08; plus

(iii)          an amount equal to the Estimated Platform Purchase Price, as it may be adjusted pursuant to Section 2.08 (the sum of the Estimated Servicing Interests Purchase Price and the Estimated Platform Purchase Price together, the “Purchase Price,” as it may be adjusted pursuant to Section 2.08); minus

(iv)          the Special Adjustment; minus

(v)           the Holdback Amount.

(b)           For the benefit of the Purchaser and the Sellers, the Purchaser shall pay in cash to the Escrow Agent at the Closing, by wire transfer of immediately available funds to the Escrow Account in accordance with the Escrow Agreement, the Holdback Amount.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 10:00 A.M. New York time on the first Business Day of the calendar month immediately following the month during which the last of the conditions to the obligations of the parties set forth in Article VII have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon (the “Closing Date”); provided, however, that in no event shall the Closing take place earlier than ninety (90) days after the date hereof without the mutual agreement of the parties hereto.

SECTION 2.05. Closing Deliveries by the Sellers.

(a)          At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(i)           executed counterparts of each Ancillary Agreement (excluding the Servicing Advance Financing Agreements and the Secured Loan Facility Agreements) to which the Sellers or their Affiliates are a party;

(ii)          a receipt for payment of the Aggregate Consideration as of the Closing (excluding the Holdback Amount);

(iii)         a certificate of a duly authorized officer of the Parent certifying as to the matters set forth in Section 7.03(a);

(iv)         a certificate of non-foreign status for BCRE (in a form reasonably acceptable to the Purchaser) pursuant to section 1.1445-2(b)(2) of the Regulations;

(v)          the Closing Data Tape required by Section 3.20(b);

(vi)         secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Purchaser; and

(b)          any payments required by Section 2.11(b).

(c)           On or prior to the Closing Date, the Sellers shall deposit or cause to be deposited into the Custodial Accounts and Related Escrow Accounts all cash and other collections received (including checks and wire transfer amounts that have been received and have not yet cleared) under the Servicing Agreements in accordance with the time frames established in such Servicing Agreements.

SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:

(a)           the Aggregate Consideration as of the Closing (excluding the Holdback Amount) by wire transfer in immediately available funds to the Purchase Price Bank Account, and the Purchaser shall deliver to the Escrow Agent the Holdback Amount;

(b)           executed counterparts of each Ancillary Agreement to which the Purchaser or its Affiliates is a party;

(c)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.02(a);

(d)           secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Sellers; and

(e)           any payments required by Section 2.11(c).

SECTION 2.07. Certain Updates; Estimated Closing Date Acquisition Statement.

(a)           The Sellers shall prepare and deliver to the Purchaser at least five Business Days prior to the Closing Date:

(i)           Schedule 2.07(a)(i), which shall set forth a list of the Securitization Servicing Agreements proposed to be transferred to the Purchaser at the Closing, and

(ii)           Schedule 2.07(a)(ii), which shall set forth a list of the Whole Loan Servicing Agreements proposed to be transferred to the Purchaser at the Closing.

Concurrently therewith, the Sellers shall also prepare and deliver a reconciliation of the Custodial Accounts and Related Escrow Accounts with respect to the Servicing Agreements proposed to be transferred. Following delivery of Schedule 2.07(a)(i) and Schedule 2.07(a)(ii) to the Purchaser, such Schedules may be amended at any time in accordance with Schedule 5.18 or with the prior written consent of the parties, and the Servicing Agreements set forth on such Schedules, once final, shall be (X) the Servicing Agreements transferred to the Purchaser pursuant to Section 2.01(a)(i), and (Y) the Servicing Agreements for purposes of calculating the Servicing Interests Purchase Price, the Servicer Advance Purchase Price and the Platform Purchase Price.

(b)           The Sellers shall prepare and deliver to the Purchaser at least five Business Days prior to the Closing Date the Estimated Closing Date Acquisition Statement setting forth the Estimated Securitization Mortgage Loan UPB, the Estimated Whole Mortgage Loan UPB, the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price, the Estimated Servicer Advance Purchase Price and the Estimated Shortfall Amount, in each case, as of the Calculation Time, together with a certificate of a duly authorized officer of the Parent certifying that the Estimated Closing Date Acquisition Statement, including the Estimated Securitization Mortgage Loan UPB, the Estimated Whole Mortgage Loan UPB, the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price, the Estimated Servicer Advance Purchase Price and the Estimated Shortfall Amount, was prepared in good faith and in consultation with the Purchaser, in accordance with the Agreed Upon Procedures consistently applied and on the same basis as the Reference Acquisition Statement and in a manner consistent with the books of account and other financial records of the Sellers relating to the Business and the Purchased Assets.

(c)           The Sellers, on the one hand, and the Purchaser, on the other hand, shall permit each other party hereto and its representatives, at the expense of the party seeking access, during normal business hours and upon reasonable notice, to have full and complete access to, and to examine, all work papers and schedules of or relating to the Business that are in the possession of the party providing such access and which work papers and schedules are necessary or appropriate to prepare and/or review the Estimated Closing Date Acquisition Statement (including the Estimated Securitization Mortgage Loan UPB, the Estimated Whole Mortgage Loan UPB, the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price, the Estimated Servicer Advance Purchase Price and the Estimated Shortfall Amount as reflected in such statement), or to resolve any dispute related thereto.

SECTION 2.08. Post-Closing Adjustment of Purchase Price.

(a)           Within 90 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers the Proposed Closing Date Acquisition Statement setting forth (i) the Closing Date Securitization Mortgage Loan UPB, (ii) the Closing Date Whole Mortgage Loan UPB, (iii) the Closing Date Servicing Interests Purchase Price, (iv) the Closing Date Platform Purchase Price, (v) the Closing Date Servicer Advance Purchase Price and (vi) the Closing Date Shortfall Amount, in each case, as of the Calculation Time, together with a certificate of a duly authorized officer of the Purchaser certifying that the Proposed Closing Date Acquisition Statement was prepared in good faith, in accordance with the Agreed Upon Procedures consistently applied and on the same basis as the Reference Acquisition Statement and in a manner consistent with the books of account and other financial records of the Purchaser relating to the Business and the Purchased Assets.

(b)           The Sellers shall, within 30 days after its receipt of the Proposed Closing Date Acquisition Statement, inform the Purchaser in writing (the “Sellers’ Objection”), setting forth in reasonable detail the basis of any dispute the Sellers may have with respect to any information contained in the Proposed Closing Date Acquisition Statement and the Sellers’ determination and the adjustments to the Proposed Closing Date Acquisition Statement and the corresponding adjustments to the Closing Date Securitization Mortgage Loan UPB, the Closing Date Whole Mortgage Loan UPB, the Closing Date Servicing Interests Purchase Price, the Closing Date Platform Purchase Price, the Closing Date Servicer Advance Purchase Price or the Closing Date Shortfall Amount, as the case may be, that the Sellers propose should be made. If no Sellers’ Objection is received by the Purchaser on or before the last day of such 30-day period, then the Proposed Closing Date Acquisition Statement, including the Closing Date Securitization Mortgage Loan UPB, the Closing Date Whole Mortgage Loan UPB, the Closing Date Servicing Interests Purchase Price, the Closing Date Platform Purchase Price, the Closing Date Servicer Advance Purchase Price and the Closing Date Shortfall Amount set forth therein, shall be final and binding on the parties hereto. The Purchaser shall have 30 days from its receipt of the Sellers’ Objection to review and respond to the Sellers’ Objection.

(c)           If the Sellers timely submit the Sellers’ Objection to the Purchaser in accordance with Section 2.08(b), the Sellers and the Purchaser first shall seek in good faith to resolve any disagreement over the disputed items set forth in the Sellers’ Objection. If any disagreement cannot be resolved by the Purchaser and the Sellers within 30 days after the Purchaser’s receipt of the Sellers’ Objection, then either the Purchaser or the Sellers, by written notice to the other, may elect to have any such disagreement tendered to and resolved by a mutually agreeable internationally recognized independent certified public accounting firm (the “Accountant”), which shall determine, on the basis set forth in and in accordance with Section 2.08(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Securitization Mortgage Loan UPB, the Closing Date Whole Mortgage Loan UPB, the Closing Date Servicing Interests Purchase Price, the Closing Date Platform Purchase Price, the Closing Date Servicer Advance Purchase Price or the Closing Date Shortfall Amount as set forth in the Proposed Closing Date Acquisition Statement require adjustment. The determination by the Accountant shall be final and binding on the parties hereto for all purposes of this Agreement. Each of the Parent and the Purchaser shall bear all fees and costs incurred by it in connection with this determination and 50% of all fees and expenses relating to the foregoing work of the Accountant. The Accountant shall have full access to all information used by the Purchaser in preparing the Proposed Closing Date Acquisition Statement and by the Sellers’ in preparing the Sellers’ Objection, including the work papers of their respective accountants (to the extent permitted by such accountants), and all other information reasonably requested by the Accountant from the Sellers and the Purchaser. The Accountant shall be instructed to submit its determination to the parties hereto in writing as soon as practicable after submission of the matter to it but no later than thirty (30) days after such submission. The Accountant shall be limited to deciding the Final Securitization Mortgage Loan UPB, the Final Whole Mortgage Loan UPB, the Final Servicing Interests Purchase Price, the Final Platform Purchase Price, the Final Servicer Advance Purchase Price and the Final Shortfall Amount, as the case may be, in an amount which shall be equal to or in between the amounts proposed for such items by the Purchaser in the Proposed Closing Date Acquisition Statement and the Sellers in the Sellers’ Objection, but no more and no less.

(d)           Once the parties hereto agree upon or otherwise arrive at, or once the Accountant has made a final determination on, the Final Securitization Mortgage Loan UPB, the Final Whole Mortgage Loan UPB, the Final Servicing Interests Purchase Price, the Final Platform Purchase Price, the Final Servicer Advance Purchase Price and the Final Shortfall Amount pursuant to the foregoing procedures, the Final Servicing Interests Purchase Price shall be compared to the Estimated Servicing Interests Purchase Price, the Final Platform Purchase Price shall be compared to the Estimated Platform Purchase Price, the Final Servicer Advance Purchase Price shall be compared to the Estimated Servicer Advance Purchase Price and the Final Shortfall Amount shall be compared to the Estimated Shortfall Amount. To the extent the Final Servicing Interests Purchase Price is less than the Estimated Servicing Interests Purchase Price, the Final Platform Purchase Price is less than the Estimated Platform Purchase Price or the Final Servicer Advance Purchase Price is less than the Estimated Servicer Advance Purchase Price, as the case may be, then for each dollar that the Final Servicing Interests Purchase Price is less than the Estimated Servicing Interests Purchase Price, the Final Platform Purchase Price is less than the Estimated Platform Purchase Price or the Final Servicer Advance Purchase Price is less than the Estimated Servicer Advance Purchase Price, one dollar shall be repaid to the Purchaser by the Sellers within 10 days following such determination as a reduction from the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price or the Estimated Servicer Advance Purchase Price, as the case may be, together with interest on the foregoing amount for the period from and including the Closing Date to, but excluding, the date of such payment at a rate per annum equal to the Federal Funds Rate. To the extent the Final Shortfall Amount is less than the Estimated Shortfall Amount, then for each dollar that the Final Shortfall Amount is less than the Estimated Shortfall Amount, one dollar shall be paid to the Sellers by the Purchaser within 10 days following such determination, together with interest on the foregoing amount for the period from and including the Closing Date to, but excluding, the date of such payment at a rate per annum equal to the Federal Funds Rate. To the extent the Final Servicing Interests Purchase Price is greater than the Estimated Servicing Interests Purchase Price, the Final Platform Purchase Price is greater than the Estimated Platform Purchase Price or the Final Servicer Advance Purchase Price is greater than the Estimated Servicer Advance Purchase Price, then for each dollar that the Final Servicing Interests Purchase Price is greater than the Estimated Servicing Interests Purchase Price, the Final Platform Purchase Price is greater than the Estimated Platform Purchase Price or the Final Servicer Advance Purchase Price is greater than the Estimated Servicer Advance Purchase Price, one dollar shall be paid to the Sellers by the Purchaser within 10 days following such determination as an increase to the Estimated Servicing Interests Purchase Price, the Estimated Platform Purchase Price or the Estimated Servicer Advance Purchase Price, as the case may be, together with interest on the foregoing amount for the period from and including the Closing Date to, but excluding, the date of such payment at a rate per annum equal to the Federal Funds Rate. To the extent the Final Shortfall Amount is greater than the Estimated Shortfall Amount, then for each dollar that the Final Shortfall Amount is greater than the Estimated Shortfall Amount, one dollar shall be paid to the Purchaser by the Sellers within 10 days following such determination, together with interest on the foregoing amount for the period from and including the Closing Date to, but excluding, the date of such payment at a rate per annum equal to the Federal Funds Rate.

(e)           Any amounts owed to one party pursuant to Section 2.08(d) shall be netted against any amount owed by such party pursuant to Section 2.08(d) prior to any applicable payment.

(f)           The provisions in this Section 2.08 relating to resolutions of disputes by an Accountant are not intended to and shall not be interpreted to require that the parties hereto refer to such a firm any dispute arising out of a breach by one of the parties hereto of its obligations under this Agreement.

        SECTION 2.09. Non-Qualified Servicer Advance Clawback.

(a)           A “Clawback Event” shall occur with respect to any Servicer Advance Receivable if: (1) the applicable trustee, owner or other party in interest to the applicable Servicing Agreement or the Mortgage Loans to which such Servicing Agreement relates denies reimbursement for such Servicer Advance Receivable in writing on the ground that such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable (a “Clawback (1) Event”); or (2) the Purchaser reasonably determines that such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable and delivers evidence reasonably satisfactory to the Sellers that such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable (a “Clawback (2) Event”). Any Clawback (1) Event and any Clawback (2) Event shall each be a Clawback Event for purposes of this Section 2.09.

(b)           With respect to any Servicer Advances made by or on behalf of the Sellers on or prior to the Closing Date, the Purchaser shall use commercially reasonable efforts for thirty days to seek the reimbursement or collection of the related Servicer Advance Receivable in accordance with the terms of the applicable Servicing Agreement; provided that the Purchaser shall not be obligated to seek the reimbursement or collection of any Servicer Advance Receivable if a Clawback (2) Event occurs with respect to such Servicer Advance Receivable (it being agreed that the foregoing proviso shall not be applicable with respect to any Servicer Advance Receivable related to a Servicer Advance that was made by or on behalf of the Sellers on or prior to the Closing Date to a vendor or other third party (even where the Purchaser reasonably believes that such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable) and that the Purchaser shall use commercially reasonable efforts for thirty days to seek the reimbursement or collection of such Servicer Advance Receivable). For the avoidance of doubt, “commercially reasonable efforts” under this Section 2.09(b) shall include requiring the Purchaser to use, in accordance with its policies and practices, at least the same standard of care and diligence (but not less than a reasonable standard of care and diligence) it would exercise in seeking the reimbursement or collection of servicer advance receivables not subject to a provision similar to this Section 2.09.

(c)           If a Clawback (1) Event occurs with respect to any Servicer Advance Receivable, the Purchaser shall provide a written notice (each, a “Non-Qualified Advance Notice”) to the Sellers as promptly as practicable after any request for reimbursement of such Servicer Advance Receivable is denied or refused, which notice shall include (i) details of the Purchaser’s efforts to seek reimbursement of the relevant Servicer Advance Receivable and any amounts actually collected by the Purchaser with respect to such Servicer Advance Receivable as of the date of such notice, and (ii) all written notices received by the Purchaser in response to the Purchaser’s requests for reimbursement of such Servicer Advance Receivable.

(d)           If (i) a Clawback (1) Event occurs with respect to a Servicer Advance Receivable, within 25 days following the Sellers’ receipt of a Non-Qualified Advance Notice with respect to such Servicer Advance Receivable, or (ii) a Clawback (2) Event occurs with respect to a Servicer Advance Receivable, within 25 days following such occurrence, then (A) the Sellers shall pay to the Purchaser in respect of such Servicer Advance Receivable (each, a “Clawback Payment”), by wire transfer of immediately available funds to an account to be designated in writing by the Purchaser, an amount in cash equal to (1) the portion of the Final Servicer Advance Purchase Price paid by the Purchaser with respect to such Servicer Advance Receivable less (2) any amounts actually collected by the Purchaser with respect to such Servicer Advance Receivable as of the date that such payment is made by the Sellers, and (B) the Purchaser shall convey and deliver back to the Sellers all right, title and interest, if any, in and to such Servicer Advance Receivable for no additional consideration and without representation or warranty of any kind; provided, however, that the Sellers shall have no obligation to make any Clawback Payment pursuant to clause (ii) above with respect to any Servicer Advance Receivable that the relevant Verification Agent (as defined below) has determined pursuant to this clause (d) is not a Non-Qualified Servicer Advance Receivable hereunder. If, with respect to a Clawback (2) Event, the Sellers disagree with the Purchaser’s determination that a Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable, the Purchaser shall immediately engage The Capital Markets Company Inc. (commonly known as “Capco”) or another similar vendor reasonably satisfactory to the Sellers (each, a “Verification Agent”) to determine whether such Servicer Advance Receivable constitutes a Non-Qualified Servicer Advance Receivable hereunder. The Purchaser shall instruct the Verification Agent to submit its determination as to whether the Servicer Advance Receivable at issue constitutes a Non-Qualified Servicer Advance Receivable hereunder to the parties hereto in writing as soon as practicable after submission of the matter to it but no later than twenty-five (25) days after such submission.

(i)           If the Verification Agent determines that such Servicer Advance Receivable does constitute a Non-Qualified Servicer Advance Receivable hereunder, then (A) the Sellers shall make a Clawback Payment to the Purchaser with respect to such Servicer Advance Receivable in accordance with this Section 2.09(d), and (B) the Sellers shall reimburse the Purchaser for all reasonable costs and expenses directly incurred by the Purchaser in engaging such Verification Agent within ten Business Days following the Purchaser’s written request for reimbursement therefor, which written request shall also include reasonable evidence of all costs and expenses for which the Purchaser is seeking reimbursement.

(ii)           If the Verification Agent determines that such Servicer Advance Receivable does not constitute a Non-Qualified Servicer Advance Receivable hereunder, then (A) the Sellers shall have no obligation to make any Clawback Payment to the Purchaser with respect to such Servicer Advance Receivable, and (B) the Purchaser shall be solely responsible for all costs and expenses incurred by the Verification Agent and/or the Purchaser in engaging such Verification Agent.

(iii)          If the Verification Agent’s determination has not been delivered by the 25th day following the occurrence of the claimed Clawback Event, the Sellers shall pay the related Clawback Payment to the Purchaser on or before such 25th day, but the Purchaser shall promptly refund such Clawback Payment to the Sellers if the Verification Agent subsequently determines that the related Servicer Advance Receivable was not a Non-Qualified Servicer Advance Receivable.

In addition, if any Clawback Payment is made with respect to a Servicer Advance Receivable, and any amounts are reimbursed or paid to the Purchaser with respect to such Servicer Advance Receivable, then the Purchaser will promptly (but in no event later than thirty days following receipt thereof) forward and pay to the Sellers such amounts, but only to the extent such amounts were not taken into account in calculating the Clawback Payment payable by the Sellers to the Purchaser in respect of such Servicer Advance Receivable. For the avoidance of doubt, in no event shall the Sellers have any obligation pursuant to this Section 2.09 or otherwise to make any Clawback Payment to the Purchaser for any Servicer Advances made by or on behalf of the Purchaser or its Affiliates or any other Person following the Closing.

(e)           The rights and remedies of the Purchaser under this Section 2.09 with respect to any Clawback Event are exclusive and in lieu of any and all other rights and remedies that the Purchaser may have under this Agreement or otherwise with respect to any Clawback Event, any Servicer Advance Receivable that is a Non-Qualified Servicer Advance Receivable, any failure of the Purchaser to be reimbursed for any Servicer Advance Receivable because such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable or any fact, circumstance or event to the extent forming the basis thereof, including any rights to indemnification pursuant to Section 8.02 as the result of any breach of the representations and warranties set forth in Section 3.15(a). The Purchaser hereby expressly waives any and all other rights or causes of action it or its Affiliates may have against the Sellers or their Affiliates now or in the future under any Law with respect to any Clawback Event, any Servicer Advance Receivable that is a Non-Qualified Servicer Advance Receivable, any failure of the Purchaser to be reimbursed for any Servicer Advance Receivable because such Servicer Advance Receivable is a Non-Qualified Servicer Advance Receivable or any fact, circumstance or event to the extent forming the basis thereof. The Purchaser shall apply any Clawback Payment received from the Sellers pursuant to this Section 2.09 as an “Indemnity Payment” under, and as defined in, the Servicing Advance Financing Agreements, but only if any notes issued under such Servicing Advance Financing Agreements are still outstanding.

SECTION 2.10. Holdback Receivables.

(a)           Schedule 2.10 sets forth a list of certain low balance Servicing Agreements which the Purchaser and the Sellers have agreed shall be subject to the holdback provisions of this Section 2.10, except to the extent any such Servicing Agreement is terminated prior to the Closing Date or not transferred to the Purchaser on the Closing Date, in which case such Schedule 2.10 shall be updated by the parties as of the Closing. Each Servicer Advance Receivable attributable to a Servicing Agreement listed on Schedule 2.10, as updated to the extent necessary (each, a “Holdback Agreement” and collectively, the “Holdback Agreements”) (i) in existence on the Closing Date, or (ii) attributable to a Servicer Advance made after the Closing Date that is not a P&I Advance, shall be referred to as a “Holdback Receivable.” Schedule 2.10, as updated to the extent necessary, shall set forth the total amount outstanding with respect to each Holdback Receivable as of the Closing Date, and the aggregate amount of Holdback Receivables under each Holdback Agreement as of the Closing Date.

(b)           The Purchaser shall use commercially reasonable efforts to seek the reimbursement or collection of each Holdback Receivable in accordance with the terms of the related Holdback Agreement. For the avoidance of doubt, “commercially reasonable efforts” under this Section 2.10(b) shall include requiring the Purchaser to use, in accordance with its policies and practices, at least the same standard of care and diligence (but not less than a reasonable standard of care and diligence) it would exercise in seeking the reimbursement or collection of Servicer Advance Receivables not subject to a provision similar to this Section 2.10. Without limiting the generality of the foregoing, the Purchaser shall reimburse itself for any Servicer Advances related to the Holdback Receivables out of late collections, liquidation proceeds or other amounts collected in respect of the related Mortgage Loan from the related Mortgagor, from insurance proceeds, from a buyer of the related Mortgage Loan or the underlying Mortgaged Property or REO Property, or from a counterparty to the related Servicing Agreement paid to reimburse the Servicer Advances related to such related Holdback Receivables, and shall reimburse itself out of general collections in the appropriate custodial account maintained with respect to the related Servicing Agreement for the Servicer Advances related to such Holdback Receivables, in each case to the extent permitted to do so under the Applicable Requirements. Except to the extent expressly prohibited under the Applicable Requirements, all Servicer Advances under the Holdback Agreements shall be reimbursed on a “FIFO” basis, such that the oldest Servicer Advances made under any such Holdback Agreement shall be reimbursed first out of amounts available to reimburse Servicer Advances under the related Servicing Agreements, and, except to the extent expressly prohibited under the Applicable Requirements, the Purchaser shall use amounts available under the Holdback Agreements to reimburse Servicer Advances to reimburse Holdback Receivables before using such funds to reimburse any P&I Advances made under the Holdback Agreements after the Closing Date.

(c)           On the tenth (10th) Business Day following the last day of each three-month period during the Holdback Period and within ten (10) Business Days after the end of the final month in the Holdback Period (it being understood that if the Closing occurs on October 1, 2010, the first such schedule shall be provided on January 14, 2011 and the last such schedule shall be provided on November 13, 2014), the Purchaser shall provide to the Sellers (1) a true and accurate schedule (each, a “Quarterly Schedule”) setting forth, with respect to each Holdback Receivable (as well as all Holdback Receivables in the aggregate): (A) the amount of each Holdback Receivable outstanding, and the aggregate amount of all Holdback Receivables outstanding under each Holdback Agreement, as of the end of such three-month period or shorter period in the case of the final Quarterly Schedule (each, a “Statement Period”); (B) the amount of each Holdback Receivable outstanding, and the aggregate amount of all Holdback Receivables outstanding under each Holdback Agreement, as of the end of the immediately preceding Statement Period; (C) the amount of each Holdback Receivable outstanding, and the aggregate amount of all Holdback Receivables outstanding under each Holdback Agreement, as of the Closing Date; (D) the amount of each Holdback Receivable outstanding as of the end of the immediately preceding Statement Period that was created after the Closing Date, and the aggregate amount of all Holdback Receivables outstanding as of the end of the immediately preceding Statement Period that were created under each Holdback Agreement after the Closing Date; (E) the aggregate amount of all P&I Advances made under each Holdback Agreement after the Closing Date, and the amounts of such P&I Advances that have been reimbursed with respect to each Holdback Agreement as of the end of the immediately preceding Statement Period; (F) the amount of each Holdback Receivable with respect to which the related Mortgage Loan or Mortgaged Property was finally liquidated during the immediately preceding Statement Period without reimbursement of the related Holdback Receivable due to the insufficiency of related Mortgage Loan proceeds and of collections with respect to the related Mortgage Loan pool to reimburse the related Servicer Advances, in each case after application of the related Mortgage Loan proceeds and, thereafter, of available pool collections, to reimburse the related Servicer Advances before using such funds to pay any other amounts with respect to the related Holdback Agreement, except to the extent such allocation is expressly prohibited by the terms of the related Holdback Agreement (any portion of a Holdback Receivable that remains unpaid after application of such amounts following the liquidation of the related Mortgaged Property shall be referred to herein as a “Holdback Receivable Final Loss”); and (G) the aggregate amount of Holdback Receivable Final Losses incurred during the immediately preceding Statement Period under each Holdback Agreement (without duplication of amounts already paid in the case of the final Statement Period), including a statement of the amount of liquidation proceeds paid with respect to the related Mortgage Loan and the amount applied to pay related Holdback Receivables, and the amount of pool collections collected during the related Statement Period and the amount thereof used to pay Holdback Receivables that were not recovered out of loan-level proceeds or collections, (2) reasonably detailed documentation for such Quarterly Schedule, and (3) a certificate of a duly authorized officer of the Purchaser certifying that such Quarterly Schedule was prepared reasonably and in good faith, in accordance with this Section 2.10(c) and in a manner consistent with the books of account and other financial records of the Purchaser.

(d)           On the tenth (10th) Business Day following the receipt of any such Quarterly Schedule (each such date, as it may be extended pursuant to this Section 2.10(d) due to disputes regarding the Quarterly Schedule, a “Holdback Release Date”), the parties shall deliver Joint Written Instructions to release, and shall cause the Escrow Agent to release:

(i)           to the Purchaser an amount equal to the lesser of (X) the Escrow Funds and (Y) the aggregate amount of any Holdback Receivable Final Losses incurred in the immediately preceding Statement Period (as set forth on such Quarterly Schedule or, if disputed, as agreed by the parties), and

(ii)           for the Holdback Release Date after the end of the 36th month following the Closing Date, following the payment to the Purchaser pursuant to clause (i) above, to the Sellers an amount equal to the greater of (X) $0 and (Y) the difference of (1) Escrow Funds after giving effect to any payments made on such Holdback Release Date pursuant to clause (i) above minus (2) $2,000,000;

provided, however, that if there is any dispute with respect to any Quarterly Schedule, the parties shall not deliver Joint Written Instructions and the related Holdback Release Date shall not occur, until such time as such dispute is resolved. If any amount is paid to the Purchaser under clause (i) of this Section 2.10(d), in respect of a Holdback Receivable Final Loss, all right, title and interest in and to the related Holdback Receivable(s), including any right to pursue remedies against other parties in respect of the Holdback Receivable Final Loss shall be automatically conveyed and delivered back by the Purchaser to the Sellers without any representation or warranty of any kind. The Purchaser shall execute any instrument reasonably requested by the Sellers to evidence such reconveyance. If any amounts in respect of any Holdback Receivables conveyed and delivered back to the Sellers are subsequently reimbursed or paid to the Purchaser, including by the receipt of collections on other Mortgage Loans in the related pool that could have been used to pay such Holdback Receivables, then the Purchaser shall promptly forward and pay to the Sellers all such amounts. If the Purchaser is paid for all Servicer Advances under a Holdback Agreement in connection with a termination thereof, such Holdback Agreement shall no longer be considered as a Holdback Agreement.

(e)           On the tenth (10th) Business Day of the month following the month in which the Holdback Period ends, all remaining Escrow Funds shall be released to the Sellers after giving effect to any payments made on such Holdback Release Date pursuant to Section 2.10(d)(i) above; provided, however, that if any dispute with respect to any Quarterly Schedule is still pending on such date, then Escrow Funds in an amount sufficient to cover any Holdback Receivable Final Loss alleged in such Quarterly Schedule shall be retained in the Escrow Account until such time as the dispute is resolved between the parties.

(f)           The Purchaser shall permit the Sellers and their representatives, at the expense of the Sellers, during normal business hours and upon reasonable notice, to have full and complete access to, and to examine, all work papers, schedules and other documents used in the preparation, or that are necessary or appropriate to prepare and/or review, of the Quarterly Schedules or to resolve any dispute related thereto. If there is any dispute between the parties with respect to any item on a Quarterly Schedule, the parties shall cooperate and act reasonably to resolve such dispute as promptly as practicable.

(g)          The rights and remedies of the Purchaser under this Section 2.10 with respect to any Holdback Receivable shall be exclusive and in lieu of any and all other rights and remedies that the Purchaser may have under this Agreement or otherwise with respect to any Holdback Receivable Final Loss, or any fact, circumstance or event to the extent forming the basis thereof, including any rights to indemnification pursuant to Section 8.02. The Purchaser hereby expressly waives any and all other rights or causes of action it or its Affiliates may have against the Sellers or their Affiliates now or in the future under any Law with respect to any Holdback Receivable Final Loss or any fact, circumstance or event to the extent forming the basis thereof. If the Purchaser is paid for a Holdback Receivable because it is a Non-Qualified Servicer Advance Receivable pursuant to Section 2.09, such Servicer Advance Receivable shall no longer be considered as a Holdback Receivable.

SECTION 2.11. Financing Cost Adjustment.

(a)           The parties shall make the calculations required by, and otherwise comply with, the provisions set forth in Schedule 2.11.

(b)           If the Projected Interest Payable exceeds the Projected Interest Cost Payable by $2 million or more, then the Sellers shall pay the Purchaser the amount of such excess at the Closing by wire transfer in immediately available funds to a bank account in the United States to be designated by the Purchaser in a written notice to the Sellers at least three Business Days before the Closing. For the avoidance of doubt, no payment shall be required if the Projected Interest Payable does not exceed the Projected Interest Cost Payable by $2 million or more.

(c)           If the Projected Interest Cost Payable exceeds the Projected Interest Payable by $2 million or more, then the Purchaser shall pay the Sellers the amount of such excess at the Closing by wire transfer in immediately available funds to the Purchase Price Bank Account. For the avoidance of doubt, no payment shall be required if the Projected Interest Cost Payable does not exceed the Projected Interest Payable by $2 million or more.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

SECTION 3.01. Organization, Authority and Qualification of the Sellers. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, materially and adversely affect the Business or the Purchased Assets. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, the performance by each of the Sellers of its obligations hereunder and thereunder and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of the Sellers. This Agreement has been, and upon their execution the Ancillary Agreements shall be, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

SECTION 3.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04(a) of the Disclosure Schedule, except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Sellers, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers, the Business or the Purchased Assets, or (c) conflict with, result in any breach of or loss of benefit under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any of the Purchased Assets pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which either Seller is a party that are primarily related to the Business as of the Closing Date (except to the extent included in the Excluded Assets) or by which any of the Purchased Assets is bound or affected or otherwise result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, except with respect to clause (b) or clause (c), as would not materially impair the Sellers’ ability to perform their obligations hereunder.

SECTION 3.03. Title to Purchased Assets.

(a)           A Seller owns, or as herein specified leases or has the legal right to use, the Purchased Assets, other than the Assumed Contracts, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Assumed Contracts. A Seller has good and marketable title to, or, in the case of leased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets (but excluding for the purposes of this Section 3.03(a) any Intellectual Property which is addressed in Section 3.14(b) below), as applicable, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)           Subject to receipt of the Third Party Consents and the Servicing Agreement Consents, the Sellers have the right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser. Following the consummation of the transactions contemplated by this Agreement, the execution of the instruments of transfer contemplated by this Agreement and the receipt of the Third Party Consents and the Servicing Agreement Consents, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Sellers in the Purchased Assets free and clear of any Encumbrances, other than Permitted Encumbrances.

SECTION 3.04. Governmental Consents and Approvals.

(a)           Except as set forth in Section 3.04(a) of the Disclosure Schedule (collectively, the “Seller Required Approvals”), the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, other than those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impact the value of the Purchased Assets, taken as a whole, or materially impair or delay the ability of either of the Sellers to effect the Closing or to perform their respective obligations under this Agreement and the Ancillary Agreements and the other Closing documents referenced herein to which any of them is a party.

(b)           Except as set forth in Section 3.04(b) of the Disclosure Schedule, none of the Sellers (as they relate to the Business), the Business or the Purchased Assets is a party to or subject to any outstanding Governmental Order, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of banks and their holding companies, or mortgage banking (including the Federal Reserve Board, the VA, FHA and HUD), or the supervision or regulation of the Sellers (each, a “Regulatory Authority”). None of the Sellers (as they relate to the Business) or the Business has been advised by any Governmental Authority in writing or, to the Knowledge of the Sellers, otherwise that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Governmental Order, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission and, to the Knowledge of the Sellers, none are threatened to be issued or requested.

SECTION 3.05. Servicing Agreement Consents and Other Third Party Approvals. Except for the Third Party Consents and the Servicing Agreement Consents set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, waiver, authorization, penalties, notice or filing to be obtained by the Sellers from, or to be given by the Sellers to, or made by the Sellers with, any Person which is not a Governmental Authority, other than, in the case of Third Party Consents, those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impact the value of the Purchased Assets, taken as a whole, or materially impair or delay the ability of either of the Sellers to effect the Closing or to perform their respective obligations under this Agreement.

SECTION 3.06. Financial Information; Books and Records; Disclosure Controls.

(a)           True and complete copies of the balance sheet extract relating to the Business, summary of capitalized fixed assets relating to the Business and summary of ending balances for the portfolio of Mortgage Loans set forth in Section 3.06(a) of the Disclosure Schedule (collectively, the “Financial Information”) have been delivered to the Purchaser. The Financial Information has been specially prepared for purposes of this Agreement and (i) was prepared in accordance with, and accurately reflects in all material respects, the books of account and other financial records of the Sellers relating exclusively to the Business and (ii) has been prepared in accordance with the Agreed Upon Procedures applied on a consistent basis.

(b)           The books of account and other financial records of the Business: (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, (ii) except as set forth in Section 3.06(b) of the Disclosure Schedule, have been maintained in all material respects in accordance with good business and accounting practices prepared on a basis consistent with the past practices of the Sellers and (iii) contain historical financial records of the Business for the three-year period ended December 31, 2009.

        SECTION 3.07. Absence of Undisclosed Liabilities. There are no Liabilities of the Business or relating to the Purchased Assets, other than Liabilities (a) reflected or reserved against on the Financial Information, (b) set forth in Section 3.07(b) of the Disclosure Schedule, or (c) incurred since the date hereof in the ordinary course of business consistent with past practice and, if applicable, in compliance with Section 5.01(b).

SECTION 3.08. Absence of Certain Changes, Events and Conditions; Conduct in the Ordinary Course. Since the date of the Financial Information, the Sellers have conducted the Business and have performed their duties and obligations under the Servicing Agreements in the ordinary course of business consistent with past practice and the Business has not:

(a)           experienced or been affected by any event, occurrence, development, change or condition that, individually or in the aggregate, has had a Material Adverse Effect;

(b)           sold, leased, licensed, transferred, assigned or otherwise disposed of any asset that constitutes a Purchased Asset, tangible or intangible, other than (A) the sale of individual assets for a purchase price of less than $250,000 individually or $1,000,000 in the aggregate, (B) the sale of portfolios of Mortgage Loans in the ordinary course of business consistent with past practice or (C) otherwise in the ordinary course of business consistent with past practice; or

(c)           except for changes reasonably made with a view to complying with the requirements of HAMP or other similar Law applicable to mortgage servicers generally, changed in any material respect any methods of operation related to the Business.

SECTION 3.09. Litigation.

(a)           Except as set forth in Section 3.09(a) of the Disclosure Schedule, there is no material Litigation by or against the Sellers or any Affiliate thereof relating to the Business or affecting any of the Purchased Assets or which would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, including those pending before any Governmental Authority (or, to the Knowledge of the Sellers, threatened to be brought by or before any Governmental Authority or other third party).

(b)           Except as set forth in Section 3.09(b) of the Disclosure Schedule, there are no Actions by the Sellers for a deficiency judgment against any obligor under any Mortgage Loan that either Seller serviced prior to the Closing Date.

SECTION 3.10. Compliance with Laws.

(a)           Except as set forth on Section 3.10(a) of the Disclosure Schedule, (i) the Sellers have complied and are in compliance in all material respects with all Laws and Governmental Orders applicable to the Sellers in relation to the Purchased Assets or the Business, and (ii) (A) except as previously disclosed to the Purchaser prior to the date hereof in the Consumer Relations reports for 2008, 2009 and 2010 available through the Tumbleweed System with respect to complaints made by or on behalf of any Mortgagors or other customers of the Business, no written notice has been received by either Seller or its Affiliates from any Governmental Authority alleging a material violation of any of the foregoing, (B) no Action has been filed or commenced against either Seller or its Affiliates alleging a material violation of any of the foregoing and (C) except as previously disclosed to the Purchaser prior to the date hereof in the Consumer Relations reports for 2008, 2009 and 2010 available through the Tumbleweed System with respect to complaints made by or on behalf of any Mortgagors or other customers of the Business, no Action, to the Knowledge of the Sellers, has been threatened by any Governmental Authority against either Seller or its Affiliates alleging a material violation of any of the foregoing, in each case since June 30, 2007.

(b)           Section 3.10(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Sellers in relation to the Purchased Assets or the Business.

(c)           Except as set forth on Section 3.10(c) of the Disclosure Schedule, the Sellers hold all material Permits of, and have made all material filings, applications and registrations with, all Governmental Authorities that are necessary in order to own, operate and lease, as applicable, the Purchased Assets or to conduct the Business as currently conducted. All such Permits are in full force and effect, the Sellers are in compliance with the terms of such Permits in all material respects and, to the Knowledge of the Sellers, no impairments, suspension, invalidation, forfeiture or cancellation of any of them has been threatened. Section 3.10(c) of the Disclosure Schedule lists all such Permits.

(d)           Except as set forth in Section 3.10(d) of the Disclosure Schedule, since June 30, 2007, the Sellers have timely filed all material reports, registrations and statements relating to the Business, together with any amendments required to be made with respect thereto (collectively, the “Reports”), that were required to be filed under Applicable Requirements with any applicable Governmental Authority. No material deficiencies have been asserted by any Governmental Authority in writing with respect to any such Report that have not been cured or satisfied.

SECTION 3.11. Environmental Matters.

(a)           The Leased Real Property and, to the Knowledge of the Sellers, the Sellers (as it relates to the Business) are in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits.

(b)           To the Knowledge of the Sellers, there has been no Release of any Hazardous Material by the Sellers or any of their Affiliates or by any legally responsible predecessor thereof that could reasonably be expected to require remediation by the Sellers pursuant to any Environmental Law on any of the Leased Real Property.

(c)           Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no Environmental Claims pending or, to the Knowledge of the Sellers, threatened against the Sellers (relating to the Purchased Assets) or the Leased Real Property that would materially and adversely affect the ability of the Purchaser to operate the Business or utilize the Purchased Assets following the Closing Date and, to the Knowledge of the Sellers, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(d)           Notwithstanding any other representation and warranty in this Article III, the representations and warranties contained in this Section 3.11 constitute the sole representations and warranties of the Sellers relating to any Environmental Law or Hazardous Material (other than with respect to the Servicing Agreements).

SECTION 3.12. Specified Contracts; Defaults.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth the following contracts and agreements of the Sellers or their respective Affiliates related to the Business or the Purchased Assets:

(i)           all agreements, if the performance remaining thereunder involves aggregate consideration to or by either or both of the Sellers in excess of (A) $500,000 per annum or (B) $1,000,000 in the aggregate over the remaining term of such agreement;

(ii)          all agreements that (A) have a term of, or require the performance of any obligations by any party over a period, in excess of 12 months or (B) are not cancellable by a Seller on notice of not longer than 90 days;

(iii)         all agreements which restrict or contain limitations on the ability of the Sellers or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, to the extent that any such provisions would be binding upon, or enforceable against, the Purchaser in its operation of the Business or use of the Purchased Assets after the Closing;

(iv)         all agreements between either of the Sellers, on the one hand, and any other Seller and any of their Affiliates, on the other hand, relating to services provided with respect to the Business or the Purchased Assets (an “Intercompany Arrangement”);

(v)          all mortgages, pledges, indentures or security agreements or similar arrangements constituting an Encumbrance upon the Purchased Assets and all agreements containing commitments of suretyship, guaranty or indemnification by a Seller and having a value in excess of (A) $500,000 per annum or (B) $1,000,000 in the aggregate over the remaining term of such agreement;

(vi)         all agreements for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000;

(vii)        all agreements for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000;

(viii)       all Real Property Leases;

(ix)          all Transferred Intellectual Property Licenses;

(x)           any partnership, joint venture, strategic alliance or similar agreement;

(xi)          any agreement requiring either of the Sellers to use the products or services of the contracting party on an exclusive basis;

(xii)         any agreement requiring either of the Sellers to provide services on a “most favored nation” basis;

(xiii)        any agreement or commitment for any material capital expenditures or material leasehold improvements;

(xiv)        any power of attorney or similar arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of either Seller with respect to Servicing; and

(xv)         any other agreement not made in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

(b)           Section 3.12(b) of the Disclosure Schedule sets forth a true and complete list of all of the Assumed Contracts, and each Assumed Contract that requires the consent or approval of or notice to any Person in connection with the transactions contemplated by this Agreement and the Ancillary Agreements is appropriately therein identified as such. Each Assumed Contract is valid and binding on the parties thereto and is in full force and effect, and except as would not adversely affect the ability of the Purchaser to conduct the Business following the Closing, subject to receipt of the Third Party Consents, is assignable to the Purchaser without penalty or other adverse consequences. The Sellers are not in material breach of, or default under, any Assumed Contract.

(c)           To the Knowledge of the Sellers, no other party to any Assumed Contract is in material breach thereof or default thereunder, and there are no material disputes pending or threatened under any Assumed Contract. The Sellers have not received any written notice of termination, cancellation, breach or default under any Assumed Contract. The Sellers have made available to the Purchaser true and complete copies of all Assumed Contracts.

SECTION 3.13. Leased Real Property.

(a)           Section 3.13(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iii) the rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property.

(b)          To the Knowledge of the Sellers, no improvements on the Leased Real Property and none of the current uses and conditions thereof violate in any material respect any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and, to the Knowledge of the Sellers, there does not exist any condition at the Leased Real Property which has had or could reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, no Permits pertaining to the ownership or operation of all improvements on the Leased Real Property, other than those which are transferable with the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Leased Real Property.

(c)           All rent and other amounts due and payable pursuant to any lease relating to the Leased Real Property (the “Real Property Leases”) have been paid through the Closing Date.

(d)           To the Knowledge of the Sellers, no other party to any Real Property Lease and any and all ancillary documents related thereto is in breach thereof or default thereunder, and there are no material disputes pending or threatened under any Real Property Lease. The Sellers have not received any written notice of termination, cancellation, breach or default under any Real Property Lease. The Sellers have made available to the Purchaser true and complete copies of all Real Property Leases. The Real Property Leases are listed in Section 3.13(d) of the Disclosure Schedule.

SECTION 3.14. Intellectual Property.

(a)           Disclosure. Section 3.14(a)(i) of the Disclosure Schedule sets forth a true and complete list of all registered Copyrights, registered Trademarks and issued Patents, and all applications for any of the foregoing, that constitute Transferred Intellectual Property, and Section 3.14(a)(ii) of the Disclosure Schedule sets forth a description of the Transferred IT Platform.

(b)           Title. A Seller is the exclusive owner of the Transferred Intellectual Property, which ownership is free and clear of Encumbrances other than (i) Permitted Encumbrances and (ii) licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of business that do not materially adversely affect the ownership of the Transferred Intellectual Property.

(c)           No Claims.

(i)           Since June 30, 2007, no unresolved claim has been asserted in writing, in each case, against either of the Sellers concerning any material claim that the Business (as it relates to the Transferred Intellectual Property) infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person.

(ii)           To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating any Sellers’ rights in the Transferred Intellectual Property. To the Knowledge of the Sellers, the Business (as it relates to the Transferred Intellectual Property) is not currently infringing, misappropriating or otherwise violating the Intellectual Property rights of any other Person.

(iii)          To the Knowledge of the Sellers, the Sellers have the right and license to use, copy, modify and distribute the third-party programming and materials contained in the Transferred IT Platform. Since June 30, 2007, the Sellers have not received any written notices of any infringement or misappropriation by any third party licensor with respect to any of the Transferred IT Platform. The Sellers have corporate authority necessary to convey to the Purchaser in accordance with the terms under this Agreement the rights granted to either Seller (as applicable) under any license or assignment included in the Transferred IT Platform set forth in Section 3.14(c)(iii) of the Disclosure Schedule.

(d)           Trade Secrets. With respect to Trade Secrets that are Transferred Intellectual Property:

(i)           the Sellers have taken reasonable measures to protect the secrecy, confidentiality and value of such Trade Secrets;

(ii)          to the Knowledge of the Sellers, such Trade Secrets have not been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, which have not been breached; and

(iii)         to the Knowledge of the Sellers, there has been no misappropriation of any Trade Secret by any Person.

SECTION 3.15. Servicer Advances and Accounts Receivable.

(a)           Each Servicer Advance made by any Seller was made in accordance with Applicable Requirements in all material respects, is a valid and subsisting amount owing to a Seller, and is not subject to any set-off or claim that could be asserted against the Purchaser. No Servicer Advance made by the Sellers or any Prior Servicer under a Servicing Agreement on or before the Closing and not reimbursed or paid to the Sellers prior to the Closing is a Non-Qualified Servicer Advance Receivable. None of the Sellers has received any written notice from an Investor, Insurer or other party in which the Investor, Insurer or other party disputes or denies a claim by a Seller for reimbursement in connection with a Servicer Advance, except, in any such case, as described in Section 3.15(a) of the Disclosure Schedule.

(b)           Each material Acquired Accounts Receivable is a valid and subsisting amount owing to the Sellers, is carried on the books of the Sellers at values determined in accordance with Agreed Upon Procedures and is not subject to any set-off or claim that could be asserted against the Purchaser, and the Sellers have not received any written notice from an Investor, Insurer or other party in which the Investor, Insurer or other party disputes or denies a claim by the Sellers for reimbursement in connection with an Acquired Accounts Receivable, except as set forth in Section 3.15(b) of the Disclosure Schedule.

SECTION 3.16. Mortgage Servicing Qualification. BCRE (a) to the extent required for the ownership, performance or administration of the Servicing, is approved (i) by HUD as a Title I Nonsupervised Lender and Title II Nonsupervised Mortgagee and servicer for FHA Loans, and (ii) by FNMA, FHLMC and GNMA as an approved servicer of residential mortgage loans; (b) has all other material Permits that are necessary to own or administer the Servicing (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency); and (c) is in good standing under all applicable Laws as Servicer, including for HUD, FNMA, FHLMC and GNMA, except in any such case as would not adversely affect the ability of BCRE to carry out the Business. BCRE has not received any written notice or information from any Governmental Authority that it intends to terminate or restrict BCRE’s status as an approved participant in its programs for which BCRE is as of the date hereof registered, approved or authorized.

SECTION 3.17. Employee Benefit Matters.

(a)           Section 3.17(a) of the Disclosure Schedule lists, and the Sellers have previously made available to the Purchaser in the electronic data room with respect to the transactions contemplated by this Agreement, either (i) a summary plan description and, as applicable, summaries of material modifications with respect to or (ii) a plan level summary which describes the types of benefits provided under, all Employee Benefit Plans to which either of the Sellers is a party, with respect to which either of the Sellers has any obligation or which are maintained, contributed to or sponsored by either of the Sellers, or with respect to which either of the Sellers otherwise has any Liability or reasonable expectation of Liability, in each case for the benefit of any of the Prospective Employees (collectively, the “Plans”). The Sellers have furnished to the Purchaser the most recently received IRS determination letter for the Barclays Bank PLC Thrift Savings Plan (“Sellers’ 401(k) Plan”) that is intended to be qualified under Section 401(a) of the Code and in which the Prospective Employees may participate, and to the Knowledge of the Sellers there are no existing circumstances and no events have occurred that would be reasonably expected to cause a revocation of such favorable determination.

(b)           Each Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance in all material respects with the terms of such Plan and complies in form and in operation in all material respects with the applicable requirements of applicable Law, including ERISA and the Code.

(c)           Except as set forth in Section 3.17(c)(i) of the Disclosure Schedule, no Plan is, and the Sellers do not maintain, contribute to, have any obligation to contribute to or otherwise have any other Liability with respect to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) a multiple-employer plan (within the meaning of Section 413(c) of the Code), or (iii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) and the Assumed Liabilities do not include any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a Multiemployer Plan. Except as set forth in Section 3.17(c)(ii) of the Disclosure Schedule, none of the Plans provide for or promise retiree medical, disability or life insurance benefits to any Prospective Employee.

(d)           Except as set forth in Section 3.17(d) of the Disclosure Schedule, there are no employment, severance, change of control, retention or guaranteed bonus contracts or arrangements of any nature, collective bargaining agreements or employee plans of the Sellers (including the Plans), which by their terms or by operation of Law will be binding on the Purchaser at any time prior to or after the Closing.

(e)           Except as set forth in Section 3.17(e) of the Disclosure Schedule, neither the execution of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) entitle any current or former employees, officers or directors of either of the Sellers who perform or performed services for the Business to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 3.18. Labor Matters.

(a)           (i) None of the Sellers is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by either of the Sellers who perform or performed services for the Business; (ii) neither Seller is currently (nor has been during the past three years) in the process of negotiating or bound by any collective bargaining agreement or relationship with any labor organization applicable to Persons employed by either of the Sellers who perform or performed services for the Business, and to the Knowledge of the Sellers, there are no organizational campaigns or pending petitions of any labor organization or group of employees that have sought at any time or are currently seeking recognition of a collective bargaining unit applicable to Persons employed by either of the Sellers who perform or performed services for the Business; (iii) there are no pending (and during the past three years have not been any) or, to the Knowledge of the Sellers, threatened strikes, slowdowns, lockouts, walkouts, labor picketing, work stoppages or other concerted labor disputes between either of the Sellers, on the one hand, and any of their respective employees, on the other hand, who perform services for the Business; (iv) there are no material unfair labor practice complaints pending against either of the Sellers before the National Labor Relations Board or any other Governmental Authority involving employees of either of the Sellers who perform or performed services for the Business; and (v) except as set forth in Section 3.18(a)(v) of the Disclosure Schedule, each Seller is currently in compliance in all material respects with all applicable Laws relating to the employment or labor with respect to the Prospective Employees, including Laws relating to terms and conditions of employment, discrimination, retaliation, leaves of absence, workers’ compensation, employee safety and health, collective bargaining, immigration, and wages and hours and income tax.

(b)           Section 3.18(b) of the Disclosure Schedule lists all of the Sellers’ workers’ compensation Liabilities, experiences and matters and the corresponding amounts with respect to such workers’ compensation liabilities, experiences and matters with respect to the Business since January 1, 2008.

(c)           With respect to the transactions contemplated by this Agreement, any notice required under the National Labor Relations Act of 1935 or any collective bargaining agreement has been given by the Sellers and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

SECTION 3.19. Taxes. Except as set forth in Section 3.19 of the Disclosure Schedule, (i) all Tax Returns relating to sales, use or Property Taxes or information reporting required under Sections 6041, 6049 and 6050H of the Code (or any similar provisions under state, local or non-United States Tax Law), in each case, required to be filed by or with respect to either of the Sellers on account of or otherwise relating to the Purchased Assets or the Business have been timely filed; (ii) all Taxes shown on such Tax Returns that are due on or prior to the date hereof have been timely paid; (iii) all such Tax Returns (insofar as they relate to the Purchased Assets or the Business) are true, correct and complete in all material respects; (iv) there are no Tax liens (other than liens for Taxes not yet due and payable) on any of the Purchased Assets or the Business; (v) the Sellers have properly and timely withheld, collected or deposited all material amounts required to be withheld, collected or deposited in respect of Taxes related to the Purchased Assets or the Business; (vi) no material Tax Return described in clause (i) of this Section 3.19 is currently under audit or examination by any taxing authorities with respect to a material amount of Taxes; and (vii) no Purchased Asset being sold by the Parent under this Agreement is a United States real property interest as defined in section 897 of the Code.

SECTION 3.20. Portfolio Information; Related Matters.

(a)           A true and complete copy of the March 31 Data Tape has been delivered to the Purchaser. All the information included in the March 31 Data Tape is, and in the Monthly Data Tapes will be, true and correct in all material respects as of March 31, 2010 or, with respect to any Monthly Data Tape, as of the applicable month-end date to which such Monthly Data Tape relates, except for the P&I Advances (as defined in the applicable Servicing Agreement or any other similar term therein) data presented in the March 31 Data Tape and each Monthly Data Tape, which will be current for each Servicing Agreement as of the most recent investor reporting monthly cut-off date for each such Servicing Agreement. All the information included in the Closing Data Tape will be true and correct in all material respects as of the Closing Date.

(b)           The Sellers shall deliver at the Closing an updated data tape, as of not more than four Business Days prior to the Closing (the “Closing Data Tape”), with respect to each Mortgage Loan that is a part of the Servicing Interests as of the Closing Date containing the information of the same categories and same format as the month-end servicing tape provided to the Purchaser in the March 31 Data Tape, except for the P&I Advances (as defined in the applicable Servicing Agreement or any other similar term therein) data presented in the Closing Data Tape, which will be current for each Servicing Agreement as of the most recent investor reporting monthly cut-off date for each such Servicing Agreement.

(c)           The March 31 Data Tape, the Closing Data Tape and the Data Base, as applicable, set forth certain information about each Mortgage Loan, including the Servicing Fees, loan amount, interest rate, loan type and date of inclusion of such Mortgage Loan in the related Servicing Agreement, as of the last day of the applicable Due Period ending immediately prior to the date thereof.

SECTION 3.21. Enforceability of Servicing Agreements and Underlying Documents.

(a)           Section 3.21(a) of the Disclosure Schedule contains a list of all Servicing Agreements and all amendments and modifications thereof, or supplements thereto. There are no written agreements that modify, supplement or amend the terms of any such Servicing Agreement or Underlying Document, other than the SPA or as disclosed in Section 3.21(a) of the Disclosure Schedule. There are no oral agreements that modify, supplement or amend the terms of any such Servicing Agreement or Underlying Document, other than as disclosed in Section 3.21(a) of the Disclosure Schedule and such oral modifications, supplements or amendments that would not materially affect the rights of the Sellers under the related Servicing Agreement and Underlying Documents. Except as set forth on Section 3.21(a) of the Disclosure Schedule, the Sellers have delivered to the Purchaser, or have otherwise made available to the Purchaser in an electronic data room, prior to the date hereof true and complete execution copies of all Servicing Agreements and amendments thereto as listed on Section 3.21(a) of the Disclosure Schedule. Section 3.21(a) of the Disclosure Schedule includes: (i) the identity of the Servicer under such Servicing Agreement; (ii) an indication of whether the relevant Servicer is acting as subservicer, rather than the Servicer, under such Servicing Agreement; (iii) the outstanding amount of any Servicer Advances made by the relevant Servicer with respect to the Mortgage Loans under such Servicing Agreement as of April 30, 2010; and (iv) the other items contained in Section 3.21(a) of the Disclosure Schedule. All information contained in Section 3.21(a) of the Disclosure Schedule is complete and accurate in all material respects.

(b)           Except as set forth in Section 3.21(b) of the Disclosure Schedule: (i) the Sellers have not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement; and (ii) all of the Servicing Agreements are “Facility Eligible Servicing Agreements,” as defined under the Servicing Advance Financing Agreements, subject to the limitations on eligibility and funding set forth in the definition of “Collateral Value” in the Servicing Advance Financing Agreements (other than clause (i) following the proviso to such definition). Each Servicing Agreement and each of the Underlying Documents is a valid and binding obligation of the applicable Seller, is in full force and is enforceable against such Seller in accordance with its terms.

(c)           Except as set forth in Section 3.21(c) of the Disclosure Schedule, none of the Servicing Agreements are agreements between any Seller, as Servicer, and FNMA, FHLMC or GNMA, as the Investor, owner of Mortgage Loans or guarantor of any securities. None of the Servicing Agreements require that the Servicer be an approved servicer of residential mortgage loans by GNMA.

SECTION 3.22. Compliance with Servicing Agreements.

(a)           Except as set forth in Section 3.22(a) of the Disclosure Schedule, since June 30, 2007, (i) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by the Sellers under any Servicing Agreement or any Underlying Document with respect to which the Sellers have received written notice, and (ii) no event has occurred, which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by the Sellers under any such Servicing Agreement, Underlying Document or under any Applicable Requirement; (B) other than any portfolio trigger default under any Servicing Agreement or any Underlying Document listed on Section 3.22(a)(ii)(B) of the Disclosure Schedule, permit termination, modification or amendment of any such Servicing Agreement or Underlying Document by a third party without the consent of the Sellers; (C) enable an Investor or other third party to demand that any Seller either incur any repurchase obligations pursuant to a Servicing Agreement or an Underlying Document or provide indemnification for any amount of losses; (D) impose on any Seller sanctions or penalties in respect of any Servicing Agreement or Underlying Document; or (E) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement or Underlying Document which would result in a material breach or trigger a default of any obligation of either of the Sellers under any Servicing Agreement or Underlying Document.

(b)           Section 3.22(b) of the Disclosure Schedule indicates, by code reference, which of the Mortgage Loans have been converted into REO Properties as of March 31, 2010.

(c)           Servicing Interests.

(i)           The Sellers own all right, title and interest in and to the Servicing Interests and the sole right to act as Servicer with respect to the related Mortgage Loans pursuant to and subject to the terms and conditions of the Servicing Agreements but free and clear of all Encumbrances, except for Permitted Encumbrances and the rights of subservicers disclosed in Section 3.22(c)(i) of the Disclosure Schedule;

(ii)           The Sellers are entitled to receive Servicing Fees and Ancillary Income as Servicer under each Servicing Agreement;

(iii)          Except as set forth in Section 3.22(c)(iii) of the Disclosure Schedule, none of the other parties to any of the Servicing Agreements or certificateholders have since June 30, 2007 provided written notice to any Seller that such party will terminate, modify or amend any of the Servicing Agreements or the applicable Seller’s benefits or the Servicing Interests under any of the Servicing Agreements;

(iv)         Except as set forth in Section 3.22(c)(iv) of the Disclosure Schedule, the applicable Seller has not engaged any subservicers, subcontractors or other agents to perform any of its duties under any of the Servicing Agreement, other than engagements that are permitted by, and in compliance in all material respects with the requirements of, the applicable Servicing Agreements, and all fees and expenses due and payable to any such subservicer, subcontractor or agent as of the Closing Date in connection therewith have been paid;

(v)           There are no agreements currently in place with any subservicers, subcontractors or other agents to perform any of Sellers’ duties under the Servicing Agreements that are not set forth in Section 3.12 of the Disclosure Schedule; and

(vi)         Except as set forth in Section 3.22(c)(vi) of the Disclosure Schedule, the Sellers are in compliance in all material respects with all Servicing Agreements or will have cured any such material non-compliance in all material respects with respect to such Servicing Agreements prior to the Closing Date.

(d)          Except as set forth in (i) Section 3.22(d) of the Disclosure Schedule or (ii) the 1122 and 1123 Servicer’s Assessments of Compliance provided pursuant to Regulation AB with respect to BCRE’s servicing platform, the Sellers are in compliance in all material respects with all Applicable Requirements. Each report and officer’s certification prepared by any Seller as servicer pursuant to a Servicing Agreement is true and correct in all material respects. The Sellers have previously made available to the Purchaser a correct and complete description of the Sellers’ written policies and procedures used by the Sellers in connection with servicing the Mortgage Loans.

(e)           Except as set forth in Section 3.22(e) of the Disclosure Schedule or as previously disclosed to the Purchaser prior to the date hereof in the Consumer Relations reports for 2008, 2009 and 2010 available through the Tumbleweed System since June 30, 2007, no Governmental Authority, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to a Seller claiming or stating that a Seller has violated, breached or not complied with any Applicable Requirements in connection with the Servicing of the Mortgage Loans.

(f)           Except as set forth in Section 3.23(k) of the Disclosure Schedule, all of the Mortgage Loans are being serviced without Recourse to the Sellers under the Servicing Agreements.

SECTION 3.23. Mortgage Loans.

(a)           All Custodial Accounts and Related Escrow Accounts are maintained in all material respects in accordance with Applicable Requirements. Except as to payments that are deposited in a clearing account for subsequent deposit into the applicable Custodial Account or Related Escrow Account within two Business Days, all Custodial Account and Related Escrow Account balances required by the Mortgage Loan Documents and paid to the Sellers for the account of the Mortgagor and the Sellers are on deposit in the appropriate Custodial Accounts.

(b)           Except as set forth in Section 3.23(b) of the Disclosure Schedule, all payments for Taxes, assessments, ground rents, mortgage insurance, hazard and flood insurance or other payments made from the Related Escrow Accounts have been made as required by Applicable Requirements in all material respects, and the Sellers have paid to the Mortgagor interest on any such payments deposited in the Related Escrow Accounts to the extent such payment is required by Applicable Requirements.

(c)           Except as set forth in Section 3.23(c) of the Disclosure Schedule, within the 12-month period prior to the date hereof, the Sellers have analyzed the payments required to be deposited into the Related Escrow Accounts and adjusted the payments thereto in order to eliminate any deficiency that the Sellers may have discovered, except with respect to Mortgage Loans received by the Sellers within the 12-month period prior to the date hereof. Where required by Applicable Requirements, the Sellers have notified each Mortgagor, in accordance with the Applicable Requirements, as to any payment adjustments which resulted from an escrow analysis.

(d)           Except as disclosed to the Purchaser on the March 31 Data Tape or in the Data Base and consistent with the Applicable Requirements or as set forth in Section 3.23(d) of the Disclosure Schedule, the Sellers have not waived any material default, breach, violation or event of acceleration, except for deferrals of interest, the modification of payment terms pursuant to a written loan modification or forbearance agreement, the waiver of fees incidental to the mitigation of losses on delinquent Mortgage Loans or as otherwise required under the SPA. To the extent that any such waiver is reflected in the March 31 Data Tape and the Data Base, the disclosure relating to such waiver is reflected consistently in all material respects in the March 31 Data Tape and the Data Base.

(e)           The Mortgage Loans are validly insured by a PMI Policy to the extent required by the applicable Servicing Agreement, except where the failure to be so insured is not the contractual, legal or financial responsibility of the Sellers or the Purchaser as the transferee Servicer under Applicable Requirements, and all premiums or other charges due in connection with such insurance have been paid, except where the failure to be so paid is not the contractual, legal or financial responsibility of the Sellers or the Purchaser as the transferee Servicer. There has been no act or omission by the Sellers that would or may invalidate any such PMI Policy with respect to the Purchaser.

(f)           If required by the Applicable Requirements, there is in force with respect to each Mortgaged Property a hazard insurance policy that provides, at a minimum, for fire and extended coverage in an amount which is in no event less than the amount required under such Applicable Requirements. Except as would not have a Material Adverse Effect, if required by the Flood Disaster Protection Act of 1973 or by the applicable Investor, each Mortgaged Property is and will be covered by a flood insurance policy in an amount not less than the maximum amount of insurance required under Applicable Requirements. To the Knowledge of the Sellers, all such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid and will inure to the benefit of the Purchaser on behalf of the applicable Investor upon the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Sellers, no Seller, Originator or Prior Servicer has engaged in any act or omission that would materially impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either for which the Servicer is responsible to the Investor under the Servicing Agreement or Underlying Documents or to any borrower.

(g)          The March 31 Data Tape, the Closing Data Tape, the Loan File, the Data Base and the Servicer’s rights under the applicable Servicing Agreement to obtain documents maintained by the applicable document custodian, contain all items, documents, instruments and agreements required to service the Mortgage Loans under the applicable Servicing Agreement, except to the extent that any missing item, document, instrument or agreement would not adversely affect the Purchaser’s ability to enforce the terms of the applicable Mortgage Loans following the Closing Date or the Purchaser’s ability to service the applicable Mortgage Loans following the Closing Date in accordance with the Applicable Requirements, provided, however, that the Sellers make no representation as to any trustee’s or document custodian’s compliance with its obligations under the applicable Servicing Agreements, or either of the Sellers’ or Originator’s obligation to transmit Mortgage Loan Documents to the applicable trustee or document custodian, except if the Servicer is responsible under the Servicing Agreement for either.

(h)           Payments received by the Sellers with respect to any Mortgage Loans have been remitted and properly accounted for as required by Applicable Requirements in all material respects. All funds received by the Sellers in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements and the Servicing Agreements or permitted by any Servicing Agreements or are and will be in one of the Custodial Accounts on the Closing Date. Except as would not have a Material Adverse Effect, all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, or ground rents which previously became due and owing have (to the extent either of the Sellers maintains a Related Escrow Account with respect thereto) been paid prior to the imposition of any penalty with respect thereto to the extent so required to be paid by the Sellers, as Servicer, pursuant to the Applicable Requirements, or an escrow of funds with respect to Taxes and insurance premiums has been established in an amount sufficient (based on the most recent escrow analysis thereof performed in accordance with the Applicable Requirements) to pay for such item which remains unpaid and which has been assessed but is not yet due and payable to the extent so required pursuant to the Applicable Requirements.

(i)           No Custodial Files for any Mortgage Loan, including with respect to any Mortgage Loan Document for which the Purchaser is responsible to the Investor, contains a material deficiency that would have an adverse effect on the Servicing of such Mortgage Loan in accordance with the Applicable Requirements and for which the Servicer is responsible under the applicable Servicing Agreement.

(j)           The Servicing of each Mortgage Loan and REO Property has been performed in all material respects in accordance with Applicable Requirements.

(k)           Except as set forth in Section 3.23(k) of the Disclosure Schedule, none of the Servicing Agreements constitutes a Recourse obligation to either of the Sellers, as Servicer.

(l)           No fraudulent action with respect to a Mortgage Loan has taken place on the part of either of the Sellers in connection with Servicing any Mortgage Loan. To the Knowledge of the Sellers, there has been no material fraudulent action on the part of any other Person (including any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent, Originator, or Prior Servicer) in connection with (i) the origination or Servicing of any Mortgage Loan or (ii) the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property, in either case, for which any Seller, in its capacity as the Servicer, is responsible under the terms of the related Servicing Agreement to the applicable Investor or Insurer.

(m)           To the Knowledge of the Sellers and to the extent that any Seller, in its capacity as Servicer, is responsible for such matters to the applicable Investor or Insurer under the terms of the related Servicing Agreement, each Mortgage Note and the related Mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance. To the Knowledge of the Sellers and to the extent that any Seller, in its capacity as Servicer, is responsible for such matters to the applicable Investor or Insurer under the terms of the related Servicing Agreement, no Mortgage Loan is subject to any right of rescission, set-off, counterclaim or defense against the Purchaser, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense against the Purchaser, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted to either of the Sellers or any Originator with respect thereto. Except with respect to partial releases, actions required by a divorce decree, assumptions, or as otherwise permitted under Applicable Requirements and documented in the Loan File, (i) the terms of each Mortgage Note and Mortgage have not been modified by any Seller or Prior Servicer, (ii) no party thereto has been released in whole or in part by any Seller or Prior Servicer and (iii) no part of the Mortgaged Property has been released by any Seller or Prior Servicer.

(n)           Except as set forth in Section 3.23(n) of the Disclosure Schedule, to the Knowledge of the Sellers, there exists no material damage to any Mortgaged Property from fire, windstorm, earthquake, other casualty, environmental hazard, or any other physical circumstances or conditions relating to the condition of the Mortgaged Property that would cause any Mortgage Loan to become delinquent or otherwise materially and adversely affect the value or marketability of such Mortgage Loan or related Mortgaged Property for which any Seller is responsible under the applicable Servicing Agreement, except to the extent covered by in-place hazard insurance or flood insurance or any Mortgaged Property that is being repaired as permitted by the relevant Servicing Agreement. To the Knowledge of the Sellers, there are no uninsured casualty losses or casualty losses where coinsurance has been (and the Sellers have no reason to believe, will be) claimed by an Insurer or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer. Casualty insurance proceeds paid with respect to a Mortgage Loan have been used either to reduce the Mortgage Loan balance and pay accrued interest thereon or for the purpose of making repairs to the Mortgaged Property or as otherwise permitted by any Servicing Agreement. Except as set forth in Section 3.23(n) of the Disclosure Schedule, to the Knowledge of the Sellers, no Mortgaged Property has been subject to an Action seeking total or partial condemnation or forfeiture of such Mortgaged Property.

(o)           Except as set forth in Section 3.23(o) of the Disclosure Schedule, to the Knowledge of the Sellers, no Mortgage Loan is a “high-cost loan,” “threshold,” “predatory” or “covered loan” under either the Home Ownership and Equity Protection Act of 1994 or any similar federal, state or local anti-predatory lending Law.

SECTION 3.24. Sufficiency of Purchased Assets. Except as expressly set forth in Section 3.24 of the Disclosure Schedule and except for the Excluded Assets, the Excluded Contracts, the Excluded IT Platform, the Excluded Leased Real Property, the Excluded Personal Property, the Excluded Personal Property Leases and the property, assets and services contemplated to be provided to the Purchaser following the Closing pursuant to the Transition Services Agreement, the Purchased Assets, whether real or personal, tangible or intangible, comprise all of the assets, properties and rights that are necessary to conduct the Business as it is currently conducted consistent with past practice in all material respects.

SECTION 3.25. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers.

SECTION 3.26. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person makes any other express or implied representation or warranty to the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed and qualified to do business and is in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the Servicer under the Servicing Agreements, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, affect the Purchaser’s ability to assume the obligation to act as Servicer under the Servicing Agreements or to perform its obligations under this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Sellers or their respective Affiliates, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of or loss of benefit under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, with respect to clauses (b) and (c) only, that which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except as set forth in Section 4.03 of the Purchaser Disclosure Schedule (collectively, the “Purchaser Required Approvals”). Notwithstanding the foregoing, the Purchaser is not a party to or subject to any outstanding Governmental Order, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority which could prevent or materially delay the Closing, and to the actual knowledge of the Purchaser, none are threatened to be issued or requested.

SECTION 4.04. Financial Resources. At the Closing, the Purchaser will have all funds necessary to consummate all the transactions of the Purchaser contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.05. Litigation. No Action by or against the Purchaser is pending or, to the actual knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.06. Successor Servicer Qualifications. The Purchaser (a) is approved and in good standing with FNMA and FHLMC as a servicer of mortgage loans, (b) is an established home equity loan servicer, (c) has a net worth greater than $50,000,000, (d) is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the Servicer under any of the Servicing Agreements, (e) has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P, Fitch or Moody’s at or above “Above Average,” “RPS2” and “SQ2,” respectively, (f) has in place a valid contract of insurance under Section 2 of Title I of the National Housing Act and the rules and regulations promulgated thereunder and (g) is a company whose business includes the origination and servicing of first and second lien one-to-four family mortgage loans, except in any such case as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements and the Servicing Agreements, and no event has occurred which would make the Purchaser unable to comply with all such eligibility requirements or which would require notification to HUD, FNMA or FHLMC.

SECTION 4.07. HAMP. The Purchaser has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with FNMA, as financial agent of the United States, which agreement is in full force and effect.

SECTION 4.08. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.09. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person makes any other express or implied representation or warranty to the Sellers.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Treatment of the Business and the Purchased Assets Prior to the Closing.

(a)           The Sellers covenant and agree that between the date hereof and the Closing Date, the Sellers shall conduct the Business and use the Purchased Assets in the ordinary course of business consistent with the Sellers’ past practice in all material respects, except as otherwise permitted in accordance with Section 5.01(b). Without limiting the generality of the foregoing, the Sellers shall (as it relates to the Business): (i) continue their Servicing activities, and pricing and payment policies, in accordance with past practice, except for changes reasonably made with a view to complying with the requirements of HAMP or other similar Law applicable to mortgage servicers generally; (ii) use their commercially reasonable efforts to (A) keep available to the Purchaser the services of the employees of the Sellers, taken as a whole, to whom offers of employment are to be made pursuant to Section 6.01, (B) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business or the Purchased Assets and (C) preserve its current relationships with the customers of the Business and other Persons with which they have significant business relationships; provided, however, that the Sellers shall not be deemed to have violated clause (A) above in the event that any Person employed by either Seller as of the date hereof ceases to be an employee of such Seller or clause (C) to the extent any such Person ceases to be a customer of the Business or terminates such business relationship because such Person objects prior to the Closing Date to the consummation of the transactions set forth herein; and (iii) notify the Purchaser of any agreements entered into by either Seller between the date hereof and the Closing Date that would constitute an Assumed Contract or a Servicing Agreement if entered into prior to the date hereof (it being understood that such agreements are subject to the Purchaser’s consent rights in Section 5.01(b)). Notwithstanding the foregoing, the Sellers shall not be deemed to have violated this Section 5.01(a) to the extent that any action proposed to be taken by either of the Sellers in good faith in order to comply with this Section 5.01(a) is prohibited by Section 5.01(b), and the Purchaser unreasonably withholds or delays its consent upon the Sellers’ written request.

(b)           Without limiting the generality of Section 5.01(a), except as set forth in Section 5.01(b) of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the Closing Date, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, as it relates to the Business or the Purchased Assets, the Sellers shall not:

(i)           enter into any contract that would have been an Assumed Contract if it had been entered into prior to the date hereof or terminate or amend or modify in any material respect any such existing Assumed Contracts, except in the ordinary course of business consistent with past practice;

(ii)           enter into any individual employment agreements with any Prospective Employee;

(iii)          grant any salary or wage increase or materially increase or materially change any material employee benefits for any Prospective Employee (including incentive or bonus payments or the terms thereof) other than regularly scheduled salary or wage increases (including wage increases resulting from an internal transfer upon acceptance of a position that had a posted requisition as of the date hereof) of up to 2% in aggregate amount from those existing on the date hereof, except in either case (A) to satisfy previously disclosed contractual obligations existing as of the date hereof, (B) for agreements, arrangements, grants or awards to newly hired employees consistent with past practice, (C) as a result of any creation, change or modification of any benefit plan of any Seller not related to the Business or the Purchased Assets or (D) as required by applicable Law;

(iv)          enter into any pooling and servicing agreements that provide for Recourse against the Servicer or involve Mortgage Loans that constitute “high-cost loan,” “threshold,” “predatory” or “covered loan” under either the Home Ownership and Equity Protection Act of 1994 or any similar federal, state or local anti-predatory lending Law or have characteristics that are materially different than the Mortgage Loans for which Servicing is presently provided;

(v)          purchase new mortgage servicing rights or sell mortgage servicing rights except pursuant to contractual commitments in place on the date hereof (including co- issue commitments/agreements);

(vi)         except in consultation with the Purchaser and as necessary in order to comply with Applicable Requirements or with a view to complying with the requirements of HAMP or other similar Law applicable to mortgage servicers generally, or the requirements of this Agreement or in response to competitive or market conditions in order to preserve the value of its franchise, make any material changes in its policies and practices with respect to Servicing Mortgage Loans;

(vii)        settle any Litigation filed or otherwise instituted against it or the Purchased Assets if such settlement contains any relief against the Purchased Assets other than monetary damages payable by the Sellers; provided that any such settlement shall include as a term thereof the unconditional release by the claimant or the plaintiff of the Business or the Purchased Assets from all Liability and shall not include any statement of culpability or fault by the Sellers or their Affiliates; or

(viii)       agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.02. Access to Information.

(a)           From the date hereof until the Closing, subject to applicable Law, upon reasonable notice, the Sellers shall cause their officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, other facilities, books and records (other than Tax Returns relating to Income Taxes of the Sellers, and in the case of any other Tax Returns not related solely to the Purchased Assets or the Business, only those portions of such Tax Returns related, as determined in the sole discretion of the Sellers in good faith, to the Purchased Assets or the Business, where any portion of such Tax Return not so related, as determined in the sole discretion of the Sellers in good faith, shall be redacted by the Sellers before access is provided) and to those officers, directors, employees, agents, accountants and counsel of the Sellers who have any knowledge relating to the Business and (ii) furnish to the officers, employees, agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the properties, assets, Liabilities, and goodwill of the Business as the Purchaser may from time to time reasonably request; provided, however, the Purchaser shall not be entitled to any information the disclosure of which by the Sellers or their officers, directors, employees, agents, representatives, accountants or counsel the Sellers reasonably determine is subject to the attorney-client and/or work product privilege(s); provided, further, that the Purchaser shall not be entitled to any information the disclosure of which by or on behalf of the Sellers could reasonably be expected to create any potential Liability to the Sellers or their Affiliates under applicable Law or could lead to a violation of the Sellers’ obligations of confidentiality to any third parties; it being understood and agreed that any information disclosed to the Purchaser or its officers, employees, agents, accountants, counsel and representatives pursuant to this Section 5.02(a) shall be subject to the Purchaser’s obligations in Section 5.03(b).

(b)           In order to facilitate the resolution of any claims made by or against or incurred by the Sellers prior to the Closing, to comply with the terms of this Agreement, the Asset Purchase Agreement, dated as of June 22, 2006, among Wachovia Corporation, HomEq Servicing Corporation, Wachovia Bank, N.A., Horizon Management Services, Inc. and Barclays Bank PLC, or the Books and Records Sharing Agreement, dated as of March 30, 2007, by and between Wachovia Corporation and Barclays Capital Real Estate Inc., any applicable Law or Governmental Order or any request of any Governmental Authority or for any other reasonable purpose (including to respond to reasonable inquiries or requests from current or former clients of the Business), (i) with respect to matters not pertaining to Taxes, for a period of five years after the Closing, or for any longer period as may be required by any Governmental Authority or as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (ii) with respect to matters pertaining to Taxes, for a period that is equivalent to the period established by any applicable statute of limitations (including any extension or waiver thereof), the Purchaser shall (A) retain and preserve the books and records (including Tax Returns) relating to the Business and the Purchased Assets relating to periods prior to the Closing and any other documents that the Purchaser acquires pursuant to this Agreement in a manner consistent with its customary document retention policy, and (B) upon reasonable notice, afford the officers, employees, agents, advisors and representatives of the Sellers reasonable access (including the right to make photocopies, at the Sellers’ expense), during normal business hours, to such books and records (other than Tax Returns relating to Income Taxes of the Purchaser, and in the case of any other Tax Returns not related solely to the Purchased Assets or the Business, only those portions of such Tax Returns related, as determined in the sole discretion of the Purchaser in good faith, to the Purchased Assets or the Business, where any portion of such Tax Return not so related, as determined in the sole discretion of the Purchaser in good faith, shall be redacted by the Purchaser before access is provided unless, in each case, such Tax Returns or portions thereof are reasonably required in order for the Sellers to comply with applicable Law or reduce Taxes in respect of a Tax Contest) and access to and the assistance of the Purchaser’s and its Affiliates’ respective officers, employees, agents, advisors and other representatives to the extent necessary for the Sellers or their directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives to comply with the terms of this Agreement, any applicable Law or Governmental Order or any request of a Governmental Authority and (C) otherwise cooperate with and assist the Sellers or any of their Affiliates, at the Sellers’ cost and expense, in connection with any such claims, including by causing employees of the Purchaser to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors, in each case on terms and conditions reasonably satisfactory to the Purchaser (including with respect to protecting privilege); provided that the Sellers agree to reimburse the Purchaser for reasonable expenses actually incurred by the Purchaser or its Affiliates in complying with clauses (B) and (C) above and a mutually agreeable per diem fee (based on an 8-hour day), which will be pro rata for time actually spent by any employee of the Purchaser to provide any assistance specifically requested by the Sellers pursuant to this Section 5.02(b). Following the period specified in the first sentence of this Section 5.02(b), if the Purchaser wishes to destroy such records (other than Tax Returns), the Purchaser shall first provide the Sellers the reasonable opportunity to take possession of the same (at the Sellers’ cost and expense). Notwithstanding anything in this Agreement to the contrary, the Sellers shall be permitted to retain duplicate copies of the books and records relating to the Business or the Purchased Assets and any other documents of or otherwise relating to the Business or the Purchased Assets for legal and record-keeping purposes; it being understood that any information retained by the Sellers pursuant to this Section 5.02(b) shall be subject to Section 5.03(a) (Confidentiality).

(c)           In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing, to comply with the terms of this Agreement, any applicable Law or Governmental Order or any request of any Governmental Authority or for any other reasonable purpose (including to respond to reasonable inquiries from current or former clients of the Business), (i) with respect to matters not pertaining to Taxes, for a period of five years after the Closing, or for any longer period as may be required by any Governmental Authority or as may be reasonably necessary with respect to the prosecution or defense of any audit or other Action that is then pending or threatened, or (ii) with respect to matters pertaining to Taxes, for a period that is equivalent to the period established by any applicable statute of limitations (including any extension or waiver thereof), the Sellers shall (A) retain the books and records (including Tax Returns) of the Sellers which relate to the Business and its operations for periods prior to the Closing in a manner consistent with its customary document retention policy and which shall not otherwise have been delivered to the Purchaser and (B) upon reasonable notice, afford the officers, employees, agents, advisors and representatives of the Purchaser reasonable access (including the right to make photocopies, at the Purchaser’s expense), during normal business hours, to such books and records (other than Tax Returns relating to Income Taxes of the Sellers, and in the case of any other Tax Returns not related solely to the Purchased Assets or the Business, only those portions of such Tax Returns related, as determined in the sole discretion of the Sellers in good faith, to the Purchased Assets or the Business, where any portion of such Tax Return not so related, as determined in the sole discretion of the Sellers in good faith, shall be redacted by the Sellers before access is provided unless, in each case, such Tax Returns or portions thereof are reasonably required in order for the Purchaser to comply with applicable Law or reduce Taxes in respect of a Tax Contest) and access to and the assistance of the Sellers’ and their Affiliates’ respective officers, employees, agents, advisors and other representatives to the extent necessary for the Purchaser or its directors, officers, employees, investment bankers, attorneys, accountants, advisors and other representatives to comply with the terms of this Agreement, any applicable Law or Governmental Order or any request of a Governmental Authority and (C) otherwise cooperate with and assist the Purchaser or any of its Affiliates, at the Purchaser’s cost and expense, in connection with any such claims, including by causing employees of the Sellers to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors, in each case on terms and conditions reasonably satisfactory to the Sellers (including with respect to protecting privilege); provided that the Purchaser agrees to reimburse the Sellers for all reasonable expenses actually incurred by the Sellers or their Affiliates in complying with clauses (B) and (C) above and a mutually agreeable per diem fee (based on an 8-hour day), which will be pro rata for time actually spent by any employees of the Sellers to provide any assistance specifically requested by the Purchaser pursuant to this Section 5.02(c). Following the period specified in the first sentence of this Section 5.02(c), if the Sellers wish to destroy such records (other than Tax Returns), the Sellers shall first provide the Purchaser the reasonable opportunity to take possession of the same (at the Purchaser’s cost and expense); it being understood and agreed that any information disclosed to the Purchaser or its officers, employees, agents, accountants, counsel and representatives pursuant to this Section 5.02(c) shall be subject to the Purchaser’s obligations in Section 5.03(b) (Confidentiality).

SECTION 5.03. Confidentiality.

(a)           The Sellers agree to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential (and not disclose or provide access to any Person) any and all confidential or proprietary information, knowledge and data relating to the Purchased Assets (“Purchaser Confidential Information”) by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such Purchaser Confidential Information as the Sellers or their Affiliates used with respect thereto prior to the execution of this Agreement, unless the Purchaser provides its prior written consent to such use or disclosure or except as otherwise permitted in this Section 5.03(a). Notwithstanding the foregoing, in the event that the Sellers or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Self-Regulatory Organization to disclose any such Purchaser Confidential Information, disclosure in compliance with this Section 5.03(a) shall be permitted and, to the extent reasonably practicable and permitted by applicable Law, the Sellers agree to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to, (i) provide the Purchaser with reasonable written notice of such requirement so that the Purchaser may seek a protective order or other remedy, (ii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Purchaser Confidential Information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Purchaser Confidential Information and (iii) use commercially reasonable efforts to promptly furnish to the Purchaser a copy (in whatever form or medium) of such Purchaser Confidential Information it intends to furnish or has furnished; provided, however, that the foregoing shall not apply to any information (A) that at the time of disclosure, is available publicly or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party, (B) that is developed independently by the Sellers without the use of the Purchaser Confidential Information, (C) that is disclosed to any directors, officers, employees, advisors and other representatives of the Sellers to whom such disclosure is necessary or desirable in the conduct of the business of the Sellers if such Persons are informed by the Sellers of the confidential nature of such Purchaser Confidential Information and are directed by the Sellers to comply with the provisions of this Section 5.03(a) or (D) that the Sellers are required to preserve and retain by Law. The Sellers agree and acknowledge that remedies at Law for any breach of their obligations under this Section 5.03(a) are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b)           For a period of two years from the Closing Date, the Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential (and not disclose or provide access to any Person) all confidential or proprietary information relating to the business of the Sellers and their Affiliates (other than that relating to the Purchased Assets) (“Seller Confidential Information”) that becomes known to the Purchaser or its agents, representatives, Affiliates, employees, officers and directors in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and not otherwise use such Seller Confidential Information, unless the Sellers provide their prior written consent to such disclosure or except as otherwise permitted by this Section 5.03(b). Notwithstanding the foregoing, in the event that the Purchaser or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Self-Regulatory Organization to disclose any such Seller Confidential Information, disclosure in compliance with this Section 5.03(b) shall be permitted and, to the extent reasonably practicable and permitted by applicable Law, the Purchaser agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to, (i) provide the Sellers with reasonable written notice of such requirement so that the Sellers may seek a protective order or other remedy, (ii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Seller Confidential Information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Seller Confidential Information, and (iii) use commercially reasonable efforts to promptly furnish to the Sellers a copy (in whatever form or medium) of such Seller Confidential Information it intends to furnish or has furnished; provided, however, that the foregoing shall not apply to any information that (A) at the time of disclosure, is available publicly or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party, (B) that is developed independently by the Purchaser without the use of the Seller Confidential Information, (C) that is disclosed to any directors, officers, employees, advisors and other representatives of the Purchaser to whom such disclosure is necessary or desirable in the conduct of the business of the Purchaser if such Persons are informed by the Purchaser of the confidential nature of such Seller Confidential Information and are directed by the Purchaser to comply with the provisions of this Section 5.03(b) or (D) that the Purchaser is required to preserve and retain by Law. The Purchaser agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 5.03(b) are inadequate and that in addition thereto the Sellers shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(c)           The parties hereto hereby acknowledge and agree that, from and after the Closing, (i) this Section 5.03 shall supersede the Confidentiality Agreement in all respects and (ii) the Confidentiality Agreement shall terminate and be of no further force and effect.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents.

(a)           Each of the Purchaser and each of the Sellers shall use its reasonable best efforts to obtain all authorizations, consents, orders, Permits and approvals and make all filings with all Governmental Authorities, FNMA, GNMA and FHLMC and officials that are or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           The Sellers and the Purchaser shall use all commercially reasonable best efforts to obtain the Third Party Consents and Servicing Agreement Consents, none of which consents shall adversely affect the rights of any of the parties hereto or impose unreasonable burdens on the business or condition (financial or otherwise) of any of the parties, unless otherwise agreed to by the applicable party in writing; it being acknowledged and agreed that the parties shall allocate the costs and expenses of complying with this Section 5.04(b) in accordance with Section 5.14.

(c)           The Purchaser shall use its commercially reasonable best efforts (and the Sellers shall cooperate and use all commercially reasonable best efforts to assist the Purchaser) to obtain any ratings, consents, approvals and other items required to satisfy the criteria under the Servicing Agreements to be an eligible Servicer thereunder and achieve the desired ratings on the notes to be issued pursuant to the Servicing Advance Financing Agreements in order to satisfy the conditions to Closing set forth in Sections 7.01(f) and 7.02(d) hereof.

SECTION 5.05. Intercompany Arrangements. Prior to the Closing, unless otherwise instructed by the Purchaser, the Sellers shall cause any Intercompany Arrangement that is disclosed (or should have been disclosed) to be terminated.

SECTION 5.06. Financing.

(a)           Notwithstanding the commitment made by the Sellers under the Commitment Letter to provide the Senior Secured Term Loan Facility on and subject to the terms and conditions of the Commitment Letter and the Senior Secured Term Loan Facility Agreement, the Purchaser Parent and/or the Purchaser shall use their reasonable best efforts to obtain debt or equity financing in an aggregate amount that is sufficient, when taken together with the Advance Receivables Backed Notes, to pay the full amount of the Aggregate Consideration and terminate the commitment of the Sellers under the Commitment Letter to provide the Senior Secured Term Loan Facility (the “Alternative Financing”). The Purchaser Parent and the Purchaser shall use their reasonable best efforts to (i) negotiate and arrange the Alternative Financing, (ii) cooperate and assist in the syndication or placement of the Alternative Financing, (iii) execute and deliver all definitive documents relating to the Alternative Financing and (iv) satisfy all conditions to such definitive agreements and consummate the Alternative Financing at or prior to the Closing. The Sellers (solely in their capacity as sellers under this Agreement and not as financing providers) shall use their reasonable best efforts to provide to the Purchaser such cooperation as the Purchaser may reasonably request in the syndication or placement of the Alternative Financing.

(b)           The Purchaser Parent and the Purchaser shall use their reasonable best efforts to cause the lenders and any other Persons providing Alternative Financing to fund on the Closing Date the financing required to consummate the transactions contemplated under this Agreement if all conditions to the Closing contained in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). In the event that all or any portion of the Alternative Financing has not been obtained on or prior to the Closing, then the Purchaser Parent and the Purchaser shall, no later than the Closing, use their reasonable best efforts to (1) satisfy all conditions to the Commitment Letter that are substantially within the control or influence of the Purchaser, the Purchaser Parent or their representatives, (2) satisfy all conditions to the Commitment Letter not substantially within the control or influence of the Purchaser, the Purchaser or their representatives (excluding the condition set forth in Section 2(A)(i) of the Commitment Letter, for which no efforts are required), and (3) obtain such other financing (on commercially reasonable terms and on terms consistent with the terms of the Commitment Letter and the Senior Secured Term Loan Facility Agreement) as may be needed to consummate the transactions contemplated under this Agreement.

(c)           The Purchaser Parent and the Purchaser acknowledge and agree that (i) the provision, arrangement, purchase, placement or obtaining of the Alternative Financing (by the Sellers or otherwise), and (ii) except as expressly set forth in Sections 7.03(d) or (e), the disbursement of a loan under the Senior Secured Term Loan Facility and the issuance of the ABS Notes are not conditions to the Closing.

(d)           Notwithstanding the foregoing, nothing in this Section 5.06 shall be deemed to require the Purchaser Parent to issue equity securities at a price or on terms that are so adverse as to, in the reasonable judgment of the Purchaser Parent’s board of directors after consultation with an independent investment banker of international standing and qualified outside counsel, violate or conflict with the fiduciary duties of the Purchaser Parent’s board of directors under applicable Law.

SECTION 5.07. Sellers’ Marks.

(a)           As promptly as commercially practicable but in no event later than 90 days after the Closing Date, the Purchaser shall completely and permanently obliterate, mask or remove all Sellers’ Marks from all Purchased Assets other than any Sellers’ Marks set forth on Assumed Contracts or other documents that are not used for marketing or advertising purposes. On and after the Closing, except as expressly otherwise set forth in this Section 5.07, the Purchaser shall not (i) use any Sellers’ Marks or any confusingly similar trade name, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier or (ii) in any way represent that it is, or otherwise holds itself out as being, affiliated with the Sellers or any Affiliate thereof (except as the purchaser of the Purchased Assets). Except as expressly otherwise set forth in this Section 5.07, the Purchaser shall not seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that includes or is a derivation, translation, adaptation, combination or variation of either of the Sellers’ Marks.

(b)           Notwithstanding the foregoing, but subject to applicable Law, for a period of not more than 60 days after the Closing Date, the Purchaser shall be entitled to use or disseminate, in ways that could not reasonably be considered to disparage the Sellers, any invoices, purchase orders, sales orders, labels, letterhead, envelopes, business cards, promotional materials or other documentation used by the Sellers in connection with the Business and existing on the Closing Date (the “Existing Stock”) that bear any Sellers’ Mark where the removal, erasure, deletion or obliteration of such Sellers’ Mark on such Existing Stock would not be reasonably practicable, provided that all use of the Sellers’ Marks as set forth in this Section 5.07(b) shall be consistent with past practice and only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Sellers used the Sellers’ Marks immediately prior to Closing. Except as set forth in this Section 5.07, the Purchaser shall not use any Sellers’ Marks together with its own or any other Trademarks on any stationery or advertising or in any other form or documentation.

(c)           The Purchaser hereby acknowledges and agrees that neither it nor any Affiliate of the Purchaser shall acquire any goodwill, rights or benefits arising from its or their use of Sellers’ Marks in accordance with Section 5.07(b) and that all such goodwill, rights and benefits shall accrue absolutely to the applicable Seller.

SECTION 5.08. Tax Cooperation and Exchange of Information; Tax Reporting.

(a)           Upon the terms set forth in Section 5.02 of this Agreement, the Sellers, on the one hand, and the Purchaser, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to a refund of Taxes, and (iii) participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof in accordance with Section 5.02 and timely notice to the other parties in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement (including furnishing the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any such audits or assessments). The Sellers, on the one hand, and the Purchaser, on the other hand, shall make themselves (and their respective employees) available on a basis mutually convenient to both parties to provide explanations of any documents or information provided under this Section 5.08(a). Each of the Sellers and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to the Tax matters relevant to the Purchased Assets or the Business for each taxable period first ending after the Closing and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (taking into account any extension or waiver thereof). Any information obtained under this Section 5.08(a) shall be kept confidential in accordance with Section 5.03, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(b)           The Sellers and the Purchaser shall make reasonable efforts to comply with and shall adopt the “alternative procedure” of IRS Revenue Procedure 99-50 § 5, 1999-2 C.B. 757, for all reports, forms, notices and filings required by the Code, Regulations and other federal law, regulations or administrative procedures in connection with the Servicing and the Mortgage Loans eligible for the “alternative procedure,” where the Sellers shall be the “predecessors” and the Purchaser shall be the “successor” as the terms are used in Revenue Procedure 99-50 § 5, 1999-2 C.B. 757. Without limiting the foregoing, to the extent the Sellers and the Purchaser comply with and adopt such “alternative procedure,” the Sellers shall timely provide to the Purchaser, accurately and in a form reasonably acceptable to the Purchaser, all information required by the Purchaser to prepare and send to Mortgagors and prepare and file with the IRS all reports, forms, notices and filings required by the Code, Regulations and other federal law, regulations or administrative procedures in connection with the Servicing and the Mortgage Loans with respect to events that occurred at any time during the period commencing on January 1, 2010 and ending on the Closing Date, and upon receipt of such information by the Purchaser, the Purchaser shall prepare and file such reports, forms, notice and filings. Notwithstanding the foregoing, the Sellers shall be jointly and severally responsible for all such reports, forms, notices and filings that must be made on or before the Closing Date, or otherwise relate to such periods (or portions thereof). The Sellers shall indemnify and hold the Purchaser harmless against Taxes imposed as a result of a failure of a Seller to provide information as required by this Section 5.08(b) or to otherwise comply with this Section 5.08(b) and all out-of-pocket costs incurred by the Purchaser in complying with this Section 5.08(b) allocable to matters relating to Pre-Closing Periods. The Purchaser shall indemnify and hold the Sellers harmless against Taxes imposed as a result of a failure by the Purchaser to comply to the extent required by this Section 5.08(b) with the requirements of the “alternative procedure” of IRS Revenue Procedure 99-50 § 5, 1999-2 C.B. 757, unless such failure results from the Sellers’ failure to comply with their obligations under this Section 5.08(b).

SECTION 5.09. Conveyance Taxes. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each be liable for 50% of any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Purchaser, after the review and consent by the Sellers, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Sellers shall execute and deliver all instruments and certificates necessary to enable the Purchaser to comply with the foregoing.

SECTION 5.10. Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, at the Purchaser’s sole cost and expense, the Sellers shall reasonably cooperate with the Purchaser, and shall provide the Purchaser with such information as the Purchaser may reasonably request, to transfer any Permits referred to in Section 2.01(a)(xv) to the Purchaser prior to the Closing Date to the extent permitted by Law.

SECTION 5.11. Proration of Taxes and Certain Charges.

(a)           Except as provided in Section 5.09 or otherwise in this Agreement, all Property Taxes relating to the Purchased Assets for any Straddle Period, whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchaser as of 12:01 A.M. on the day after the Closing Date. If any Property Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Property Taxes paid (or in the event a refund of any portion of such Property Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Property Taxes (or promptly following the receipt of any such refund). All Taxes (other than Property Taxes) relating to the Purchased Assets or the Business or for the Straddle Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(b)           All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the Purchased Assets for any period in which the Closing shall occur shall be prorated so that the Sellers shall not be entitled to that portion of any such installment applicable to any period from and after the Closing Date and that the Purchaser shall not be entitled to that portion of any such installment applicable to any period prior to the Closing Date, and if the Purchaser or the Sellers, as the case may be, shall receive any such payments after the Closing Date, it shall promptly remit to such other party its share of such payments.

(c)           The prorations pursuant to this Section 5.11 may be calculated after the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided, that, in any event, any such proration shall be calculated not later than 30 days after the party requesting the proration of any item obtains the information required to calculate such proration, and the payment of any such proration shall be made no later than five days following the completion of such calculation.

SECTION 5.12. Servicing Interests Transition.

(a)           If required by Applicable Requirements, the Sellers and the Purchaser each shall send the Mortgagors notification of the transfer of the Servicing function, which shall comply in all material respects with all Applicable Requirements, including the federal Real Estate Settlement Procedures Act, as amended, and Regulation X, as amended. At least 16 days prior to the anticipated Closing Date and otherwise in accordance with Applicable Requirements, the Sellers shall mail the form of notification (which shall be in form and substance reasonably satisfactory to the Purchaser) to the Mortgagors under the Mortgage Loans of the transfer of the applicable Servicing and instruct the Mortgagors to deliver all Mortgage Loan Payments and related payments and all tax and insurance notices to, or as directed by, the Purchaser on and after the Closing Date. The Sellers and the Purchaser each shall bear their own costs and expenses of preparing and delivering their respective notices described in this Section 5.12(a).

(b)           All Mortgage Loan Payments, other funds or payments used to pay bills that relate to Mortgage Loans received by the Sellers after the Closing Date shall be forwarded by the Sellers to the Purchaser within two Business Days after receipt and proper identification by overnight mail for 90 days after the Closing Date and within five Business Days after receipt and proper identification for the first 180 days after the Closing Date. Each Mortgage Loan Payment shall be accompanied by an endorsement assigning such Mortgage Loan Payment to the Purchaser. For 90 days after the Closing Date, the Sellers shall forward to the Purchaser all bills, transmittal lists and other information within two Business Days after receipt and proper identification by the Sellers by overnight mail.

SECTION 5.13. Conversion Plan.

(a)           Each of the Sellers and the Purchaser shall work together in good faith to develop a plan prior to the Closing Date (the “Conversion Plan”) to effect the orderly transfer of the Loan Files and Servicing files, the physical transfer of Servicing, and the provision of customary notices to taxing authorities, insurance providers, escrow arrangements and the like. Without limiting the foregoing, such Conversion Plan shall provide that the Sellers shall notify each relevant vendor of services of the transfer contemplated hereby, and the Sellers shall bear the cost and expense of such notices. Each of the Purchaser and the Sellers shall use commercially reasonable efforts to agree upon and implement the Conversion Plan.

(b)           Upon reasonable request by the Purchaser and subject to the terms and conditions of this Agreement, the Sellers shall prepare, execute and furnish the Purchaser with such limited powers of attorney to execute documents on behalf of the Sellers in respect of the related Mortgage Loan Documents and such other documents prepared by the Purchaser and reasonably satisfactory in form and substance to the Sellers as may be necessary or appropriate to enable the Purchaser to liquidate, collect payments against and otherwise service and manage the Mortgage Loans, Mortgaged Properties and REO Properties in accordance with the related Servicing Agreements.

SECTION 5.14. Costs of Transfer. Except as otherwise provided herein:

(a)           the Sellers shall be responsible for all costs and expenses to obtain the consents of the related Investors or other Persons with contractual authority to approve Servicing transfers with respect to (A) the Whole Loan Servicing Agreements set forth on Section 5.14(a)(i) of the Disclosure Schedule and (B) the Securitization Servicing Agreement set forth on Section 5.14(a)(ii) of the Disclosure Schedule (the “Special SSA”) (the consents referred to in this Section 5.14(a), the “Special Consents”);

(b)           the Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for 50% of all costs and expenses with respect to (i) obtaining and transferring the Servicing Interests (excluding the costs and expenses of obtaining the Special Consents but including the costs and expenses of obtaining any consents relating to the Servicing Interests that are not Special Consents) and (ii) the transfer and delivery to any of the Leased Real Properties of any Loan Files and related documents in the possession of the Sellers but not presently located at any of the Leased Real Properties; provided that the Purchaser’s obligation to pay for the foregoing fees, costs and expenses (which, for the avoidance of doubt, shall not include those costs incurred by the Purchaser pursuant to Section 5.10, Section 5.12 or Section 5.14(d) below) shall not exceed, in the aggregate, the amount set forth on Section 5.14(b) of the Disclosure Schedule;

(c)           the Sellers shall be responsible for all fees paid to Standard & Poor’s and all costs and expenses incurred by Standard & Poor’s in connection with providing ratings of “AAA” on the Class A-1 Notes and the Class A-2 Notes, with the advance rates for such “AAA” rated classes being at least 65%, “AA” on the Class B Notes, “A” on the Class C Notes, and “BBB” on the Class D Notes, in each case pursuant to the Servicing Advance Financing Agreements;

(d)           the Sellers shall be responsible for all other fees, costs and expenses incurred by the Sellers in the performance of their obligations under this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred, including the fees of the Sellers’ attorneys and accountants; and

(e)           the Purchaser shall be responsible for all other fees, costs and expenses of the Purchaser in its performance of its obligations under this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred, including the fees of the Purchaser’s attorneys, brokers and accountants and its filing fees under the HSR Act.

SECTION 5.15. Interest on Custodial Accounts. The Sellers shall pay interest on Custodial Accounts or Related Escrow Accounts accrued through to the Closing to the extent interest with respect to such accounts is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans or any other appropriate party. The Sellers shall either deposit any such interest earned in the Custodial Accounts or Related Escrow Accounts or forward such interest to the Purchaser or its designee within five Business Days after the Closing.

SECTION 5.16. Releases. After the Closing, at the direction of the Sellers, the Purchaser shall complete the process of preparing, recording and providing to Mortgagors lien releases with respect to Mortgage Loans serviced or subserviced by the Sellers prior to and paid off as of the Closing Date, in accordance with Applicable Requirements, and the Sellers shall reimburse the Purchaser for its actual costs and expenses in connection therewith. At the Sellers’ option, the Purchaser shall either provide such releases to the Sellers for execution or execute the same pursuant to a power of attorney provided by the Sellers or, with respect to subserviced Mortgage Loans, the Servicer to the Purchaser. To the extent the process of completing the release process has been contracted to third parties and the contracts with those third parties have been assigned to and assumed by the Purchaser pursuant to this Agreement, the Purchaser shall use commercially reasonable efforts to monitor the activities of such third parties in this regard.

SECTION 5.17. Monthly Information. Not later than the 10th Business Day of each month between the date of this Agreement and the Closing Date, the Sellers shall provide the Purchaser with an updated servicing data file as of the prior month-end regarding Mortgage Loans containing, with respect to each Mortgage Loan, the information of the same categories and in the same format as the month-end servicing tape provided to the Purchaser in the March 31 Data Tape (the “Monthly Data Tape”).

SECTION 5.18. Servicing Agreement Consents; Adjustment Procedures.

(a)           From the date hereof until the Closing Date, the Sellers shall use commercially reasonable efforts to obtain (i) the Servicing Agreement Consents set forth on Section 3.05 of the Disclosure Schedule and (ii) the Special Consents (whether or not set forth on Section 3.05 of the Disclosure Schedule) (the consents referred to in clauses (i) and (ii) collectively, the “Consents”) on or prior to the Closing Date, and the Purchaser shall cooperate with the Sellers to obtain the Consents on or prior to the Closing Date. If any Consent is not obtained on or prior to the Closing Date and the Sellers in their sole discretion desire to continue to use their commercially reasonable efforts to obtain such Consent, the Purchaser shall continue to cooperate with the Sellers to obtain such Consent; provided that, for the avoidance of doubt, no party hereto shall be obligated to agree to the terms of any Consent that adversely affects the rights of such party or imposes unreasonable burdens on the business or condition (financial or otherwise) of such party.

(b)           The parties hereby agree to, and shall comply with, the Adjustment Procedures.

(c)           The rights and remedies of the Purchaser set forth in the Adjustment Procedures with respect to the matters contemplated by the Adjustment Procedures, or any fact, circumstance or event to the extent forming the basis thereof, are exclusive and in lieu of any and all other rights and remedies that the Purchaser may have under this Agreement or otherwise with respect to the matters contemplated by the Adjustment Procedures, including any such rights to indemnification pursuant to Section 8.02, and the Purchaser hereby expressly waives any and all other rights or causes of action it or its Affiliates may have against the Sellers or their Affiliates now or in the future under any Law with respect to the matters contemplated by the Adjustment Procedures or any fact, circumstance or event to the extent forming the basis thereof.

SECTION 5.19. Post-Closing Asset Deliveries. If either Seller, in its reasonable discretion, determines after the Closing that books, records or other materials constituting Purchased Assets are still in the possession of such Seller or any of its Affiliates, such Seller shall, or shall cause such Affiliates to, promptly deliver them to the Purchaser at no cost or expense to the Purchaser.

SECTION 5.20. Transition Services Agreement; Escrow Agreement.

(a)           Promptly after the date hereof, the parties hereto shall negotiate reasonably and in good faith agree upon (in no event later than 30 calendar days after the date hereof) a form of a transition services agreement consistent with the terms and conditions set forth in Exhibit 5.20, pursuant to which the Sellers or their Affiliates shall provide to the Purchaser certain specified services for up to 90 days following the Closing Date (the “Transition Services Agreement”).

(b)           Promptly after the date hereof, the parties hereto shall cooperate and negotiate reasonably with each other and the Escrow Agent and in good faith agree upon (in no event later than 30 calendar days after the date hereof) a form of Escrow Agreement.

SECTION 5.21. Audited Carve-Out Financials.

(a)           The Sellers have engaged PWC to conduct an audit of the Carve-Out Financials as of December 31, 2009, 2008 and for the years ended December 31, 2009, 2008 and 2007 in accordance with PCAOB or AICPA generally accepted auditing standards. The Sellers shall instruct PWC to use commercially reasonable efforts to complete its engagement as promptly as practicable and to deliver their report on the Carve-Out Financials (the “PWC Report”) to the Purchaser as promptly as practicable. The Sellers shall reasonably consult and cooperate with the Purchaser in connection with PWC’s engagement.

(b)           Following the receipt by the Purchaser of the Audited Carve-Out Financials, the Purchaser shall promptly reimburse the Sellers for their out-of-pocket costs and expenses and PWC’s fees and out-of-pocket costs and expenses, in each case incurred as a result of this Section 5.21 (including with respect to the preparation of the Carve-Out Financials and/or the PWC Report); provided, however, that the Purchaser’s obligation to reimburse such fees, costs and expenses shall not exceed, in the aggregate, $600,000, and the Sellers shall be responsible for all such fees, costs and expenses in excess of $600,000.

(c)           The parties acknowledge and agree that, notwithstanding Section 5.21(a), PWC shall not be required to deliver the PWC Report unless and until the Purchaser shall have executed such customary acknowledgement, confidentiality, indemnity and hold harmless agreements relating to such PWC Report and/or the Carve-Out Financials as PWC may reasonably require.

(d)           The Purchaser acknowledges and agrees that the only representations and warranties of the Sellers are set forth in Article III and that the Sellers make no representations or warranties with respect to the PWC Report, the Carve-Out Financials or any actions reasonably taken or omitted to be taken by the Sellers in connection with this Section 5.21.

SECTION 5.22. Seller Indemnification Cooperation. Following the Closing, at the written direction of the Sellers, the Purchaser shall use commercially reasonable efforts to seek reimbursement, on behalf of the Sellers and/or their Affiliates, as the case may be, under the applicable Servicing Agreement for any indemnifiable losses incurred by either Seller or its Affiliates in connection with any Litigation, whether pending on or arising after the Closing Date, that is brought against either Seller with respect to the Servicing of any Servicing Agreement by either Seller or any prior Servicer or subservicer prior to the Closing Date. The Purchaser shall hold in trust for and pay to the Sellers as soon as reasonably practicable upon receipt thereof all amounts received by the Purchaser or any of its Affiliates on behalf of the Sellers or their Affiliates pursuant to this Section 5.22. The Sellers acknowledge and agree that the Purchaser makes no representations or warranties with respect to any actions taken (or omitted to be taken) by the Purchaser pursuant to this Section 5.22.

SECTION 5.23. Existing Servicer Litigation. Schedule 5.23 sets forth a complete and accurate list of all Servicer Litigation as of the date hereof. At or prior to the Closing, the Sellers shall deliver to the Purchaser an update to Schedule 5.23, which shall set forth a complete and accurate list of all Servicer Litigation as of immediately prior to the Closing Date (the “Transferred Servicer Litigation”). As promptly as practicable after the date hereof, the Sellers and the Purchaser shall cooperate and agree upon reasonable procedures for transferring the prosecution, defense and management of the Transferred Servicer Litigation from the applicable Seller to the Purchaser as of the Closing Date. Subject in all cases to indemnification for any Excluded Liabilities as set forth in Article VIII, from and after the Closing Date and subject to the Sellers’ obligations to cooperate and provide access to information under Section 5.02, the Purchaser shall be solely responsible for the prosecution, defense and management of any and all Servicer Litigation, including (i) the Transferred Servicer Litigation, including administrative costs and expenses and any other Liabilities associated with prosecuting, defending and managing such Transferred Servicer Litigation, and (ii) any and all Servicer Litigation instituted on or after the Closing Date, regardless of whether such Servicer Litigation arises out of or relates to (A) any matters occurring before or after the Closing Date or (B) Servicing by either Seller, any prior Servicer or the Purchaser, including administrative costs and expenses and any other Liabilities associated with prosecuting, defending and managing such Servicer Litigation.

SECTION 5.24. Purchaser Parent. Whenever this Agreement requires the Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of the Purchaser Parent to cause the Purchaser to take such action.

SECTION 5.25. Intellectual Property License. The Purchaser hereby grants to the Sellers and their Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up right and license to the Intellectual Property transferred to the Sellers pursuant to this Agreement, including the Transferred Intellectual Property and the Intellectual Property identified in Section 3.14(a) of the Disclosure Schedule, for use by the Sellers and their Affiliates as may be needed solely (i) to access data and to facilitate the resolution of any claims made by or against or incurred by the Sellers and their Affiliates prior to the Closing, (ii) in order to comply with the terms of this Agreement and any Ancillary Agreements thereto, the Asset Purchase Agreement, dated as of June 22, 2006, among Wachovia Corporation, HomEq Servicing Corporation, Wachovia Bank, N.A., Horizon Management Services, Inc. and Barclays Bank PLC, and the Books and Records Sharing Agreement, dated as of March 30, 2007, by and between Wachovia Corporation and Barclays Capital Real Estate Inc., and any applicable Law or Governmental Order or any request of any Governmental Authority, or (iii) to effectuate the Sellers’ rights to data and information as provided in this Article V. The Sellers may retain after the Closing a copy of the relevant data (including images) for the Business, currently maintained in the Informix data repository, and on storage units accessed via the indices and Filenet front end. Notwithstanding the foregoing, the Purchaser’s obligations under this Section 5.25 shall be subject to the terms of any applicable Transferred Intellectual Property License and applicable Law.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Transferred Employees.

(a)           Section 6.01(a)(i) of the Disclosure Schedule sets forth a true and complete list showing the individuals currently employed by the Sellers’ Affiliates who primarily provide administrative services to the Business. Section 6.01(a)(ii) of the Disclosure Schedule sets forth a true and complete list showing the individuals who are employed in the Business by the Sellers or their Affiliates and for each Prospective Employee: (i) the employee identification number and title or position; (ii) the date of hire or commencement of service; (iii) the work location; (iv) whether full-time or part-time employee, whether hourly or salaried and whether exempt or non-exempt from entitlement to overtime pay; (v) whether covered by the terms of a collective bargaining agreement or employment agreement; (vi) whether absent from active employment and, if so, the date such absence commenced and the anticipated date of return to active employment; (vii) the annual salary or hourly wage, as the case may be, for the current fiscal year; (viii) the earliest date as of which such Prospective Employee is next subject to a performance evaluation or potential increase in compensation; and (ix) any company-provided vehicles or vehicle allowances of each Prospective Employee. Such lists shall be updated by the Sellers and delivered in writing to the Purchaser prior to, and as of five (5) Business Days before, the Closing Date. Immediately prior to the Closing Date (or, in the case of a Prospective Employee who is on a short term disability leave, workers’ compensation leave, or other authorized leave of absence as of the Closing Date, immediately after the date that such Prospective Employee is no longer on any such leave), the Purchaser shall offer employment to each Prospective Employee who is employed by the Sellers or their Affiliates immediately prior to the Closing Date, which offer shall be for employment at the same work location or a location within 25 miles of the Prospective Employee’s current work location and in a comparable position to the position held by such Prospective Employee immediately prior to the Closing Date and with a base salary and cash bonus targets and participation in employee benefit plans as set forth in Section 6.01(b) below. Notwithstanding this Section 6.01(a), the Purchaser shall not be required to offer employment to those Prospective Employees who are on long-term disability leave immediately prior to the Closing Date. Any Prospective Employee to whom an offer is made in accordance with the preceding sentence is referred to herein as an “Offered Employee,” and any Offered Employee who has accepted such offer of employment and commences employment with the Purchaser shall be referred to as a “Transferred Employee.”

(b)           The Purchaser hereby agrees that it shall provide the Transferred Employees with (i) base salary on terms and conditions substantially comparable to the base salary provided by the Sellers or their Affiliates to such Transferred Employees immediately prior to the Closing Date and (ii) participation in cash incentive and other employee benefit plans, programs and arrangements (other than post-retirement welfare benefits) for the benefit of the Transferred Employees that are substantially comparable in the aggregate to the cash incentive and other employee benefit plans, programs and arrangements provided by the Purchaser to similarly situated employees of the Purchaser. The Purchaser hereby agrees that it shall allow the Transferred Employees to participate in the Purchaser’s existing incentive compensation plans for comparable job functions of the Purchaser. The Purchaser hereby agrees that, on behalf of the Sellers, it shall provide each of the Transferred Employees who is a participant in the annual bonus component of the HomEq Servicing 2010 Incentive Compensation Plan (the “2010 Compensation Plan”), with a 2010 cash bonus in an amount equal to the obligation accrued as of the Closing Date under the 2010 Compensation Plan with respect to each such Transferred Employee and as set forth on Section 6.01(b) of the Disclosure Schedule (“2010 Bonuses”), which amounts shall be paid on the earlier of each such Transferred Employee’s date of involuntary termination of employment without cause (as defined in the 2010 Compensation Plan) or January 15, 2011. On or immediately following January 15, 2011, (i) the Purchaser shall deliver notice to the Sellers of the total amount of 2010 Bonuses actually paid to the Transferred Employees (such amount, the “Bonuses Paid Amount”), which notice will be certified by an officer of the Purchaser and will include documentation reasonably acceptable to the Sellers evidencing the Bonuses Paid Amount, and (ii) if the total amount of 2010 Bonuses set forth in Section 6.01(b) of the Disclosure Schedule (the “Estimated Bonus Amount”) is greater than the Bonuses Paid Amount, the Purchaser shall promptly pay to the Sellers in cash, by wire transfer of immediately available funds to a bank account designated by the Sellers, the excess of the Estimated Bonus Amount over the Bonuses Paid Amount. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (A) create any obligation on the part of the Purchaser to continue the employment of any Transferred Employee for any period following the Closing or (B) create any third-party beneficiary rights respecting any employee of either Seller, including any Offered Employee. The Sellers shall pay to each of the Transferred Employees who is a participant in a component of the 2010 Compensation Plan that is not an annual component (e.g., a component of such plan that provides for the payment of bonuses on a weekly, monthly or quarterly basis) (i) all such bonus amounts earned under the 2010 Compensation Plan with respect to completed performance periods and (ii) all such bonus amounts for performance periods in which the Closing Date occurs as though such performance periods were completed and the maximum bonus accrued as of the Closing Date but subject to proration based on the number of days in the performance period completed as of the Closing Date.

(c)           With respect to any Employee Benefit Plans of the Purchaser in which the Transferred Employees participate after the Closing Date, the Purchaser shall, or shall use its reasonable best efforts to cause its insurance providers to: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any such plan in which such Transferred Employees may be eligible to participate after the Closing Date; provided, however, that the Purchaser shall waive any such limitations only to the extent that each Transferred Employee (and his/her dependents and beneficiaries, as applicable) provides appropriate written consent for disclosure of such information to the insurers or administrators of the Purchaser’s applicable Employee Benefit Plans as is necessary for the Purchaser to fulfill its obligations under this Section 6.01(c); and provided, further, that no such waiver shall apply to a pre-existing condition of any Transferred Employee or any dependent thereof, who was, immediately prior to the Closing Date, excluded from participation in any Plan by nature of such pre-existing condition; and (ii) recognize all service of the Transferred Employees with either of the Sellers or their respective Affiliates for purposes of eligibility to participate, vesting, level of benefits and benefit accrual (other than benefit accrual under a defined benefit pension plan and for determining post retirement welfare benefits) in any benefit plan, program or arrangement (including severance) in which such Transferred Employees may be eligible to participate on or after the Closing, except to the extent such treatment would result in duplicative benefits.

(d)           Except to the extent included in the Assumed Liabilities and except as otherwise provided in Section 6.01(e) below, (i) the Sellers or their Affiliates shall be responsible for paying to Offered Employees and Transferred Employees any accrued but unpaid wages or other compensation (including earned, unused vacation, sick days (if applicable), payment upon termination in lieu of notice, severance and change in control payments) upon their termination of employment with the applicable Seller or its Affiliate and in accordance with such Seller’s or its Affiliate’s policies and/or contracts, in each case to the extent accrued on or before the Closing Date, and (ii) the Purchaser shall have no responsibility or Liability for payment of any wages or other compensation (including vacation or sick days) earned by or owed to an Offered Employee (including an Offered Employee who rejects the Purchaser’s offer of employment made in accordance with Section 6.01(a) above or who is not actively at work on the Closing Date and does not become a Transferred Employee on the Closing Date), Transferred Employee or any other employee impacted by this Agreement during his employment with the Sellers or their respective Affiliates. In addition, the Sellers and their Affiliates agree to retain, bear and discharge all Liabilities with respect to Offered Employees (including the Transferred Employees) for workers’ compensation claims that are incurred on or before the Closing Date. A workers’ compensation claim shall be considered incurred on or before the Closing Date if the occurrence of the accident or injury that gives rise to the claim occurs on or before the Closing Date. For the avoidance of doubt, if any Transferred Employee’s workers’ compensation claim is based on the occurrence of an accident or injury that occurs on or before the Closing Date but is aggravated as a result of services provided by the Transferred Employee to the Purchaser or by further injury or accident, in each case, after the Closing Date, Sellers and their Affiliates shall retain, bear and discharge the Liabilities for such workers’ compensation claim only to the extent such Liabilities relate to the accident or injury that occurred on or before the Closing Date.

(e)           For a period of one year from the Closing Date (the “Severance Period”), in the event of an involuntary termination of employment of any of the Transferred Employees by the Purchaser (each such employee a “Severed Transferred Employee” and collectively, the “Severed Transferred Employees”), the Purchaser and its Affiliates shall provide the severance pay to such Severed Transferred Employees as set forth on Section 6.01(e)(i) of the Disclosure Schedule and contingent on each such Severed Transferred Employee’s execution and non-revocation of a release and waiver of claims in favor of the Purchaser, the Sellers and their respective Affiliates. Section 6.01(e)(i) of the Disclosure Schedule shall set forth for each Transferred Employee the amounts of severance pay that each such Transferred Employee will be eligible to receive in the event of termination during each of the 12 months immediately following the Closing Date. The aggregate severance pay paid by the Purchaser pursuant to this Section 6.01(e) and in accordance with Section 6.01(e)(i) of the Disclosure Schedule is hereinafter referred to as the “Severance Paid.” As soon as reasonably practicable after the end of the one-year period following the Closing Date, the Purchaser shall deliver notice to the Sellers of the total amount of Severance Paid, which notice will be certified by an officer of the Purchaser. If the Purchaser Severance Amount is greater than the Severance Paid, then the Purchaser shall promptly pay to the Sellers the excess amount of the Purchaser Severance Amount over the Severance Paid. If the Purchaser Severance Amount is less than the Severance Paid, then the Sellers shall promptly pay to the Purchaser the excess amount of the Severance Paid over the Purchaser Severance Amount. For purposes of this Agreement, “Purchaser Severance Amount” shall mean the amount set forth on Section 6.01(e)(ii) of the Disclosure Schedule.

(f)           The Purchaser shall be responsible for any obligation with respect to the Transferred Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing after the Closing Date (collectively, “WARN”). The Sellers and their Affiliates shall be responsible for any such obligation arising or accruing on or before the Closing Date. The parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement.

(g)           As soon as administratively practicable following the Closing Date, but in no event more than 90 days after the Closing Date, a defined contribution plan (qualified under Section 401 of the Code) of the Purchaser shall accept direct or indirect rollovers by Transferred Employees of their vested interests in the Sellers’ 401(k) Plan.

(h)           With respect to each Transferred Employee, the Sellers and their Affiliates shall provide the Purchaser with electronically generated data extractions from the Sellers’ and their Affiliates human resources systems, in an agreed format, of such Transferred Employee’s job description, employment and job data, job code, current compensation, payroll data, date of hire, current position, biographical information (which shall consist of name, address, telephone, cell phone and e-mail contact information), I-9s, and such additional information relating to the Purchaser’s management or administration of its relationship with the Transferred Employee as the Purchaser and the Sellers may agree to in good faith; provided, that neither the Sellers nor their Affiliates shall have obligations to transfer any information or documents pursuant to this Section 6.01(h) to the extent such transfer would be restricted or prohibited by Law. The foregoing information shall be provided on the Closing Date (with the exception of the I-9s which shall be provided as soon as reasonably practicable thereafter), as well as on a preliminary basis for each Prospective Employee within seven days after the date hereof (with such preliminary information to be updated on a monthly basis until the Closing Date). The Purchaser shall implement and maintain reasonable security procedures and practices appropriate to the nature of the information provided by the Sellers and their Affiliates under this provision to protect any personal information from unauthorized access, destruction, use, modification or disclosure.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of the Parties. The obligations of the Sellers, on the one hand, and the Purchaser, on the other hand, to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)           U.S. Antitrust Laws. The waiting periods applicable to the consummation of the transactions contemplated hereby under any U.S. Antitrust Laws, including the HSR Act, shall have expired or been terminated.

(b)           No Prohibition; Other Matters. No Governmental Authority shall have commenced any Action against either Sellers or the Purchaser or their respective Affiliates to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. No Law shall be in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)           Injunctions. No court or other Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or issued any Governmental Order (and, if an injunction, whether temporary, preliminary, or permanent) that is in effect and prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or makes such consummation illegal.

(d)           Consents and Approvals. All Seller Required Approvals and all Purchaser Required Approvals shall have been obtained.

(e)           Receipt of Rating Agency Affirmation Letters. To the extent required by any Securitization Servicing Agreement with respect to the transfer thereof to the Purchaser as set forth herein, all Rating Agency Affirmation Letters shall have been obtained.

(f)           Eligible Servicer. The Sellers and/or the Purchaser, as the case may be, shall have received all ratings, consents, approvals and other items (including any required Permits) to satisfy the criteria under the Servicing Agreements for the Purchaser to be an eligible Servicer thereunder; provided, however, that the Purchaser shall not be entitled to assert the condition set forth in this Section 7.01(f), and this condition shall be deemed to be waived by the Purchaser, if the Purchaser is in breach of its representations, warranties and covenants under this Agreement and the breach proximately causes or contributes to the failure of this condition.

SECTION 7.02. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Sellers, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Purchaser set forth in this Agreement (A) that is qualified by a materiality qualifier shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (B) that is not qualified by a materiality qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (ii) the covenants and agreements contained in this Agreement (excluding Section 2.06 and Section 5.20) to be complied with or performed by the Purchaser on or before the Closing shall have been complied with or performed in all material respects.

(b)           Closing Deliverables. The Purchaser shall have delivered the closing deliverables set forth in Section 2.06; provided, however, that if the parties are in breach of Section 5.20 and the parties have not agreed upon the terms and conditions of the Transition Services Agreement or the Escrow Agreement prior to the Closing, as the case may be, solely for purposes of the condition set forth in this Section 7.02(b), the closing deliverables set forth in Section 2.06(b) shall be deemed not to include an executed counterpart of the Transition Services Agreement or the Escrow Agreement, as applicable.

(c)           Consents and Approvals. The Sellers shall have obtained all Special Consents.

(d)           Securitization Facility Rating. Standard & Poor’s undertakes to assign ratings to the Class A-1 and Class A-2 Notes issued pursuant to the Servicing Advance Financing Agreements at the Sellers’ request and assigns such Class A-1 and Class A-2 Notes a rating of “AAA,” with the advance rates for such “AAA” rated classes being at least 65%.

SECTION 7.03. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Purchaser, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Sellers set forth in this Agreement (other than Section 3.08(a) and the first sentence of Section 3.13(b), which shall be true and correct as written as of the date hereof and as of the Closing Date as if made on and as of the Closing Date) shall be true and correct, without giving effect to any limitation as to materiality or Material Adverse Effect qualifiers set forth therein, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.03(a) shall be deemed to have been satisfied with respect to each of the representations and warranties of the Sellers set forth in this Agreement (other than Sections 3.01, 3.02, 3.04 and 3.08(a) and the first sentence of 3.13(b), which shall be true and correct as written as of the date hereof and as of the Closing Date as if made on and as of the Closing Date) even if such representations and warranties of the Sellers are not so true and correct, unless the failure of such representations and warranties of the Sellers to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement (excluding Section 2.05 and Section 5.20) to be complied with by the Sellers on or before the Closing shall have been complied with or performed in all material respects.

(b)           Closing Deliverables. The Sellers shall have delivered the closing deliverables set forth in Section 2.05; provided, however, that if the parties are in breach of Section 5.20 and the parties have not agreed upon the terms and conditions of the Transition Services Agreement or the Escrow Agreement prior to the Closing, as the case may be, solely for purposes of the condition set forth in this Section 7.03(b), the closing deliverables set forth in Section 2.05(a) shall be deemed not to include an executed counterpart of the Transition Services Agreement or the Escrow Agreement, as applicable.

(c)           Consents and Approvals. The Purchaser shall have received, each in form and substance reasonably satisfactory to the Purchaser, the Third Party Consents, except for such Third Party Consents the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Servicing Advance Financing Agreements. The Servicing Advance Financing Agreements shall have been executed by the Sellers; provided, however, that the Purchaser shall not be entitled to assert the condition set forth in this Section 7.03(d), and this condition shall be deemed to be waived by the Purchaser, if any of the conditions precedent to the Commitment Letter (excluding the condition precedent set forth in Section 2(A)(i) of the Commitment Letter) have not been satisfied.

(e)           Secured Loan Facility Agreements. The Secured Loan Facility Agreements shall have been executed by the Sellers; provided, however, that the Purchaser shall not be entitled to assert the condition set forth in this Section 7.03(e), and this condition shall be deemed to be waived by the Purchaser, if (i) any of the conditions precedent to the Commitment Letter (excluding the condition precedent set forth in Section 2(A)(i) of the Commitment Letter) have not been satisfied, or (ii) the Purchaser and/or the Purchaser Parent terminates the Commitment Letter or obtains Alternative Financing.

(f)           Audited Carve-Out Financials. The Purchaser shall have received the Audited Carve-Out Financials no later than 45 days prior to the Closing Date; provided, however, that the Purchaser shall be entitled to assert the condition set forth in this Section 7.03(f) if and only if (i) the Purchaser shall have complied in all material respects with its obligations under Section 5.06 but no committed Alternative Financing shall have been obtained, (ii) the Purchaser shall have complied in all material respects with its obligations under Section 5.21(b) and (c), and (iii) such Audited Carve-Out Financials are reasonably required in connection with all or a portion of an Alternative Financing that is a capital markets transaction.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties.

(a)           The representations and warranties of the Sellers contained in this Agreement shall survive the Closing until 18 months after the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04(a) and 3.25 shall survive indefinitely, (ii) the representations and warranties made pursuant to Sections 3.11, 3.15, 3.16, 3.20, 3.21, 3.22 and 3.23 shall survive the Closing until the second anniversary of the Closing, (iii) the representations and warranties dealing with Tax matters shall survive until 30 calendar days after the expiration of the applicable statute of limitations, and (iv) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to employees, labor matters and employee benefit matters, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until 30 calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved, even if losses have not been incurred or finalized as of the date of such notice of a claim.

(b)           The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until 18 months after the Closing Date; provided, however, that the representations and warranties made pursuant to Sections 4.01, 4.02, 4.03 and 4.08 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved, even if losses have not been incurred or finalized as of the date of such notice of a claim.

SECTION 8.02. Indemnification by the Sellers. The Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers (on a joint and several basis) from and against any and all Liabilities, losses, damages, Taxes, claims, reasonable costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees) actually suffered or incurred by them, including any Litigation brought or otherwise initiated by any of them (collectively, “Losses”), arising out of or resulting from:

(a)           the breach of any representation or warranty made by the Sellers contained in this Agreement (it being understood and agreed that other than with respect to Sections 3.23(n) and 3.24, such representations and warranties shall be interpreted without giving effect to any such limitations or qualifications as to “materiality” or “Material Adverse Effect” set forth therein);

(b)           the breach of any covenant or agreement by the Sellers contained in this Agreement or the Ancillary Agreements;

(c)           the Excluded Liabilities;

(d)           any Liabilities expressly assumed by the Purchaser pursuant to the proviso in Section 2.02(a)(i); or

(e)           any action taken or omitted to be taken by the Purchaser at the written instruction of the Sellers pursuant to Section 5.22 or otherwise reasonably taken or omitted to be taken by the Purchaser in connection with Section 5.22.

Notwithstanding anything herein to the contrary, the Purchaser hereby acknowledges and agrees that the Purchaser shall not be entitled to any indemnification pursuant to Section 8.02 for any Losses arising out of, resulting from or in connection with any claim that any Servicing Agreement was transferred to the Purchaser in breach of the terms of such Servicing Agreement to the extent (A) such claim arises out of, relates to or results from the Purchaser’s failure to satisfy the criteria under such Servicing Agreement to be an eligible Servicer to the extent such eligibility criteria is reflected in Section 4.06 or (B) the Purchaser waives or is deemed to waive the conditions set forth in Section 7.01(e) or Section 7.01(f) with respect to such Servicing Agreement.

SECTION 8.03. Indemnification by the Purchaser and the Purchaser Parent. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser and the Purchaser Parent (on a joint and several basis) from and against any and all Losses arising out of or resulting from:

(a)           the breach of any representation or warranty made by the Purchaser contained in this Agreement (it being understood and agreed that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “knowledge” or “materiality” set forth therein);

(b)           the breach of any covenant or agreement by the Purchaser or the Purchaser Parent contained in this Agreement or the Ancillary Agreements;

(c)           the Assumed Liabilities;

(d)           any Taxes (other than Excluded Taxes) imposed with respect to the Purchased Assets, Assumed Liabilities or the Business or the income derived therefrom for any Post-Closing Period, and any Conveyance Taxes for which the Purchaser is liable pursuant to Section 5.09; or

(e)           the Audited Carve-Out Financials or any actions taken or omitted to be taken by the Sellers following consultation with the Purchaser pursuant to Section 5.21(a) or otherwise reasonably taken or omitted to be taken by the Sellers in connection with Section 5.21 (it being agreed that nothing in this Section 8.03(e) shall be deemed to contravene the Purchaser’s rights pursuant to Section 8.02).

SECTION 8.04. Limits on Indemnification; Exclusive Remedy.

(a)           Except for the representations and warranties set forth in Sections 3.01, 3.02(a), (b) and (c) (but only as clause (c) relates to the Servicing Agreements and the Underlying Documents), 3.03, 3.04(a), 3.05, 3.21, 3.22 and 3.23(a), the Sellers shall not be liable to any Purchaser Indemnified Party for any Losses pursuant to Section 8.02(a) (certain representations and warranties), unless and until the aggregate amount of such Losses and any Servicing Agreement Rep Losses (as defined below) incurred by all Purchaser Indemnified Parties exceeds an amount equal to 1.75% of the Indemnity Purchase Price (the “General Deductible Amount”), and then only for such Losses incurred by the Purchaser Indemnified Parties which exceed the General Deductible Amount, and in no event shall the aggregate maximum amount recoverable by the Purchaser Indemnified Parties for any and all claims pursuant to Section 8.02(a) (other than for breach of any representation or warranty set forth in Sections 3.01, 3.02(a), (b) and (c) (but only clause (c) as relates to the Servicing Agreements and the Underlying Documents), 3.03, 3.04(a), 3.05) exceed an amount equal to 30% of the Indemnity Purchase Price. The Sellers shall not be liable to any Purchaser Indemnified Party for any Losses pursuant to Section 8.02(a) for any breach of the representations and warranties set forth in Sections 3.21 and 3.22 (collectively, “Servicing Agreement Rep Losses”) unless and until the aggregate amount of all such Servicing Agreement Rep Losses incurred by all Purchaser Indemnified Parties exceeds an amount equal to $1,000,000 (the “Servicing Agreement Rep Deductible Amount”), and then only for such Servicing Agreement Rep Losses incurred by the Purchaser Indemnified Parties which exceed the Servicing Agreement Rep Deductible Amount; provided, however, that none of the foregoing limitations shall apply to any breach of the representations and warranties set forth in Sections 3.21 and 3.22 to the extent that the breach of any such representation or warranty proximately caused the termination of the applicable Servicing Agreement by the counterparty thereto. Notwithstanding the foregoing sentence, if the Purchaser Indemnified Parties have actually suffered or incurred an aggregate amount of Losses pursuant to Section 8.02(a) in excess of the General Deductible Amount, subject to the proviso in the foregoing sentence, any Servicing Agreement Rep Losses actually suffered or incurred shall be subject to indemnification pursuant to Section 8.02(a) without regard to the Servicing Agreement Rep Deductible Amount.

(b)           Subject to Section 10.12 and except as otherwise provided in Sections 2.09, 2.10 and 5.18, and other than with respect to Sections 5.02, 5.03 and 5.07 for which specific performance shall be expressly permitted in accordance with Section 10.12, if the Closing occurs, the indemnity provisions of this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for Losses sustained, incurred or suffered to the extent directly or indirectly relating to or arising out of this Agreement, and each of the Purchaser (on behalf of the Purchaser Indemnified Parties) and the Parent (on behalf of the Seller Indemnified Parties) waives to the fullest extent permitted under applicable Law any and all rights, claims and causes of legal action to pursue any other remedies against the other party hereto or its Affiliates, except for fraud, intentional misrepresentation or willful misconduct, now or in the future under any Law.

SECTION 8.05. Notice of Loss; Third Party Claims.

(a)           In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 10 days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder unless such failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim in accordance with Section 8.05(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, subject to the limitations set forth in this Section 8.05(b). Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its expense. If the Indemnified Party elects to participate in any such defense and to employ separate counsel, the Indemnifying Party shall be responsible for all reasonable costs and expenses actually incurred by the Indemnified Party in defending any such Third Party Claim (including reasonable legal fees of the Indemnified Party’s separate counsel) but only if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.05(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the business of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (C) except to the extent (i) within the Servicing Agreement Rep Deductible Amount with respect to Servicing Agreement Rep Losses or (ii) within the General Deductible Amount with respect to other Losses, any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)           If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d)           The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees, subject to Section 5.03; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered as Losses.

(e)           The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

SECTION 8.06. Tax Treatment. The Sellers and the Purchaser and Purchaser Parent agree that all payments made by any of them to or for the benefit of the other under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants, shall be treated as adjustments to the Aggregate Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

SECTION 8.07. Consequential and Other Special Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim.

SECTION 8.08. Adjustments to Losses for Insurance. In calculating the amount of any Losses, the proceeds actually received by an Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to any Third Party Claim or any direct indemnity claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Losses.

SECTION 8.09. No Duplication. No Loss will be given duplicative effect for purposes of indemnification under this Article VIII, and no party shall be entitled to indemnity for any Loss pursuant to any provision of this Article VIII in duplication of indemnity for the same Loss pursuant to any other provision of this Article VIII. This Section 8.09 shall in no event affect the Purchaser’s right to pursue recovery for Losses pursuant to any particular provision of Section 8.02.

SECTION 8.10. Mitigation. For all purposes of this Agreement, including with respect to Section 2.09, Section 2.10, Section 5.18 and this Article VIII, each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses or any repayment obligations set forth herein.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Parent or the Purchaser if the Closing shall not have occurred by October 2, 2010 (the “Termination Date”); provided that (i) if the Audited Carve-Out Financials have not been delivered to the Purchaser on or prior to August 15, 2010, the Termination Date shall automatically be extended (without any action by any of the parties being necessary) to the earlier of (A) December 2, 2010 and (B) the second Business Day of the first month following the date that is 45 days after the date on which the Audited Carve-Out Financials have been delivered to the Purchaser; and/or (ii) (A) if the Purchaser does not have Financing by October 1, 2010 and, as of October 1, 2010, the Purchaser has complied in all material respects with Section 5.06, then the Termination Date shall automatically be extended (without any action by any of the parties being necessary) to November 2, 2010, and (B) if the Purchaser does not have Financing by November 1, 2010 and, as of November 1, 2010, the Purchaser has complied in all material respects with Section 5.06, then the Termination Date shall automatically be extended (without any action by any of the parties being necessary) to December 2, 2010 (it being understood and agreed that in the event that the conditions to any automatic extension of the Termination Date are met such that the Termination Date is automatically extended one or more times pursuant to clauses (i) or (ii) of this Section 9.01(a), the latest “Termination Date” under such clauses shall be deemed the “Termination Date” for all purposes of this Agreement); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Parent or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)           by the mutual written consent of the Parent and the Purchaser; or

(d)           by the Purchaser in the event that a Material Adverse Effect has occurred.

SECTION 9.02. Termination Fee.

(a)           If (i) all of the conditions to the obligations of the parties set forth in Article VII (excluding for this purpose the conditions set forth in Sections 7.03(d) and (e)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been capable of being satisfied as of the date of termination of this Agreement) in accordance with the terms of this Agreement, (ii) except to the extent waived by the Sellers in accordance with this Agreement, the covenants and agreements contained in Section 5.06 shall have been complied with by the Purchaser and/or the Purchaser Parent, as the case may be, in all material respects as of the Termination Date, (iii) the Closing has not occurred on or prior to the Termination Date due to the fact that the Purchaser does not have sufficient Financing, and (iv) the Purchaser or the Parent terminates this Agreement pursuant to Section 9.01(a), then the Purchaser and/or the Purchaser Parent shall pay to the Sellers an amount equal to the Termination Fee, in cash, by wire transfer of immediately available funds, to an account designated by the Parent no later than two Business Days after such termination.

(b)           The Sellers agree that notwithstanding anything to the contrary in this Agreement, in the event the Termination Fee becomes payable and is actually paid by the Purchaser and/or the Purchaser Parent to the Sellers, in each case in accordance with the terms of and for the reasons set forth in Section 9.02(a), (1) the receipt of such Termination Fee by the Sellers shall be the sole and exclusive remedy (other than with respect to any costs and expenses that are payable to the Sellers in the event that the Sellers prevail in a suit commenced in accordance with Section 9.02(c)) of the Sellers, their Affiliates and their respective officers, directors, employees, agents, successors and assigns against the Purchaser, the Purchaser Parent or any of their respective Affiliates or their respective officers, directors, employees, agents, successors and assigns for, and in no event shall the Sellers, their Affiliates and their respective officers, directors, employees, agents, successors and assigns seek to recover any other money damages or seek any other remedy based on a claim in law or equity or otherwise with respect to, (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising under this Agreement or (D) any Litigation arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D), except with respect to the matters contemplated by clause (a) of Section 9.03 which survive the termination of this Agreement, and (2) other than with respect to any costs and expenses that are payable to the Sellers in the event that the Sellers prevail in a suit commenced in accordance with Section 9.02(c), the Sellers hereby expressly waive any and all other rights or causes of action it or its Affiliates may have against the Purchaser or its Affiliates now or in the future under any Law with respect to (A) any Loss suffered as a result of the failure of the transactions contemplated under this Agreement to be consummated, (B) the termination of this Agreement, (C) any Liabilities arising under this Agreement or (D) any Litigation arising out of or relating to any breach, termination or failure of or under this Agreement, in each case (A), (B), (C) or (D), except with respect to the matters contemplated by clause (a) of Section 9.03 which survive the termination of this Agreement.

(c)           The parties hereby acknowledge and agree that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Purchaser and the Purchaser Parent fail to promptly pay the amount due to the Sellers pursuant to Section 9.02(a), and, in order to obtain such payment, the Sellers commence a suit that results in a judgment against the Purchaser and/or the Purchaser Parent for the amount of the Termination Fee or any portion thereof, then the Purchaser and/or the Purchaser Parent shall pay to the Sellers their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest payable at the Federal Funds Rate (as in effect on the date that the Termination Fee was required to be paid to the Sellers pursuant to Section 9.02(a)) on the amount awarded to the Sellers in such suit accruing from the date that the Termination Fee or portion thereof was required to be paid to the Sellers pursuant to Section 9.02(a) through the date that such amount and all of the Sellers’ costs and expenses are paid in full by the Purchaser and/or the Purchaser Parent; provided, however, that if the court in any such suit finds that the Sellers are not entitled to payment by the Purchaser and/or the Purchaser Parent of the Termination Fee or any portion thereof pursuant to the terms of this Agreement, then the Sellers shall reimburse the Purchaser and/or the Purchaser Parent, as the case may be, for their costs and expenses (including attorneys’ fees) in defending such suit.

SECTION 9.03. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto except (a) as set forth in Sections 5.03, 5.14, 5.21, 9.02, 10.01, 10.04, 10.05, 10.06, 10.07, 10.10, 10.11, 10.12, 10.14 and 10.15 and (b) that nothing herein shall relieve any party from Liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing in English and shall be delivered by hand, by internationally recognized courier or by facsimile transmission to the relevant address or facsimile number set forth below (or at such other address or facsimile number as the party shall furnish to the other party in accordance with this Section 10.02); provided that all notices sent to Barclays Bank PLC (London) pursuant to this Section 10.02 shall be sent both as a .pdf attachment to an email to the email address provided for Barclays Bank PLC (London) below and one other acceptable method of delivery. A notice shall be deemed effective hereunder upon receipt and shall be deemed to have been received at the time of delivery; provided that, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day. For purposes of this clause, “Working Hours” means 9:00 A.M. to 5:00 P.M. in the physical address location of the addressee on a Business Day.

(a)	if to the Sellers:

Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Facsimile: (212) 299-0313
	Attention:	Jai Westwood
and

Barclays Capital Inc.
745 Seventh Avenue, 20th floor
New York, NY 10019
Facsimile: (212) 412-7519
	Attention:	General Counsel – Americas

and
Barclays Bank PLC (London)
1 Churchill Place
Canary Wharf
London E14 5HP
England
Facsimile: +44 1452 638157 Email: bcsnotices@barclays.com
	Attention:	The Company Secretary, Barclays Bank PLC

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Facsimile: (212) 558-3588
	Attention:	Mitchell S. Eitel Andrew R. Gladin

(b)	if to the Purchaser:

Ocwen Loan Servicing, LLC
P.O. Box 24737
West Palm Beach, FL 33416-4737
Facsimile: (561) 682-8177
	Attention:	Paul A. Koches, Executive Vice President/General Counsel

with a copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Facsimile: (312) 701-7711
	Attention:	Elizabeth A. Raymond Jon D. Van Gorp

SECTION 10.03. Public Announcements. None of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement, any of the Ancillary Agreements, or the transactions contemplated hereby or thereby or otherwise communicate with any news media in respect thereof without the prior written consent of the other parties (unless otherwise required by Law or the rules and regulations of any applicable Self-Regulatory Organization), and the parties hereto shall cooperate as to the form, timing and contents of any such press release, public announcement or communication.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05. Entire Agreement. This Agreement, the Ancillary Agreements and, subject to Section 5.03(c), the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that any party may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of such party without the consent of the other parties; and provided, further, that no such assignment shall relieve the assignor of any of its obligations hereunder.

SECTION 10.07. Amendment. This Agreement may only be amended or modified by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser.

SECTION 10.08. Waiver. Either the Purchaser or the Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the covenants or agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VIII relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All Litigation arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over any such Litigation, such Litigation shall be heard and determined exclusively in any New York State court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Litigation arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Litigation, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 10.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation, directly or indirectly, arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the Closing, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the Borough of Manhattan of The City of New York (if such federal court does not have jurisdiction over any such Litigation, such Litigation shall be heard and determined exclusively in any New York State court sitting in the Borough of Manhattan of The City of New York), this being in addition to any other remedy to which such party is entitled at law or in equity. Notwithstanding the foregoing, upon a valid termination in accordance with Section 9.01 and the payment of the Termination Fee in accordance with Section 9.02, the Sellers, in accordance with Section 9.02, shall not be entitled to any injunction or injunctions or to enforce specifically any term or provision of this Agreement, except with respect to the matters contemplated by Section 9.03(a) which survive the termination of this Agreement. If the Closing occurs, this provision shall be subject to Section 8.04(b).

SECTION 10.13. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.14. Joint Drafting. Each of the Sellers and the Purchaser has cooperated and participated equally in the drafting of this Agreement and the Ancillary Agreements. In the event any construction of this Agreement or the Ancillary Agreements is required, each of the Sellers and the Purchaser shall be deemed to have been mutually prepared by the Sellers and the Purchaser and shall not be construed against any of them solely by reason of authorship.

SECTION 10.15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Sellers, the Purchaser and the Purchaser Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BARCLAYS BANK PLC

By:	/s/ James Trevelyan
Name: James Trevelyan
Title: Director, Senior Lead, Barclays Corporate Development

BARCLAYS CAPITAL REAL ESTATE INC.

By:	/s/ Michael Montgomery
Name: Michael Montgomery
Title: Chief Financial Officer

OCWEN LOAN SERVICING, LLC

By:	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President

 [Signatures continue on the next page ]

[Signature Page to Asset Purchase Agreement]

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
Name: Ronald M. Faris
Title: President

(solely with respect to Sections 5.06, 5.24, 8.03, 8.06 and 9.02)